Exhibit 2.1

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT DATED AS OF JUNE 28, 2026
AMONG ZIMMER, INC.,
PACIRA BIOSCIENCES, INC.,
AND
PACIRA CRYOTECH, INC.

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION    1
Section 1.1    Defined Terms    1
Section 1.2    Rules of Construction    19
ARTICLE II PURCHASE AND SALE OF SHARES; CLOSING    19
Section 2.1    Agreement to Purchase and Sell    19
Section 2.2    Purchase Price    19
Section 2.3    Closing and Closing Payments    20
Section 2.4    Purchase Price Adjustment    21
Section 2.5    Preparation of the Closing Statement    21
Section 2.6    Disputes Regarding Closing Statement    22
Section 2.7    Additional Consideration.    24
Section 2.8    Closing Deliveries    27
Section 2.9    Withholding Rights    28
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE PURCHASED ASSETS    29
Section 3.1    Organization, Existence and Good Standing    29
Section 3.2    Power and Authority, Authorization and Execution    29
Section 3.3    Enforceability    30
Section 3.4    Consents; Non-Contravention    30
Section 3.5    Capitalization    31
Section 3.6    Financial Statements; Undisclosed Liabilities    31
Section 3.7    Title to Assets and Related Matters    31
Section 3.8    Insurance    32
Section 3.9    Taxes    32
Section 3.10    Conduct of Business    34
Section 3.11    Contracts    36
Section 3.12    Permits    37
Section 3.13    Compliance with Laws    37
Section 3.14    Proceedings and Orders    38
Section 3.15    Real Property    38
Section 3.16    Environmental Matters    39
Section 3.17    Benefit Plans    40
Section 3.18    Employee Relations    41
Section 3.19    Intellectual Property    43
Section 3.20    Privacy and Data Security    45

Section 3.21    Anti-Bribery and Anti-Corruption    46
Section 3.22    International Trade Compliance    46
Section 3.23    Related Parties Transactions    47
Section 3.24    FDA and Related Matters    47
Section 3.25    Healthcare Regulatory Compliance    48
Section 3.26    Sufficiency of Purchased Assets    48
Section 3.27    Brokers    48
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    49
Section 4.1    Organization, Existence and Good Standing    49
Section 4.2    Power and Authority    49
Section 4.3    Enforceability    49
Section 4.4    Consents; Non-Contravention    49
Section 4.5    Title to    50
Section 4.6    Brokers    50
Section 4.7    Litigation    50
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER    50
Section 5.1    Organization, Existence and Good Standing    50
Section 5.2    Power and Authority    50
Section 5.3    Enforceability    50
Section 5.4    Consents; Non-Contravention    50
Section 5.5    Brokers    51
Section 5.6    Investment Representation    51
Section 5.7    Sufficient Funds    51
Section 5.8    Litigation    51
Section 5.9    Non-Reliance    51
ARTICLE VI COVENANTS OF THE COMPANY AND SELLER    52
Section 6.1    Reasonable Access    52
Section 6.2    Operation of the Business    52
Section 6.3    Actions Outside the Ordinary Course    52
Section 6.4    Exclusivity    53
Section 6.5    Restrictive Covenants.    53
Section 6.6    Release    56
ARTICLE VII COVENANTS OF PURCHASER    57
Section 7.1    Contact with Business Relations    57
Section 7.2     Transfer of Permits                             57

Section 7.3    Liability Insurance and Indemnification    57
Section 7.4    Reserved    58
Section 7.5    Labor Matters    58
Section 7.6    Confidentiality.    60
Section 7.7    Other Applications    60
Section 7.8    Spasticity License    61
Section 7.9    Seller Marks    61
ARTICLE VIII JOINT COVENANTS    62
Section 8.1    Governmental Consents    62
Section 8.2    Efforts to Consummate    62
Section 8.3    Inspection of Records    62
Section 8.4    Publicity    63
Section 8.5    Further Assurances; Shared Contracts    63
Section 8.6    Termination of Intercompany Arrangements    66
ARTICLE IX CONDITIONS TO CLOSING    66
Section 9.1    Conditions to Seller’s Obligations    66
Section 9.2    Conditions to Purchaser’s Obligations    67
Section 9.3    Joint Conditions to the Parties’ Obligations    67
Section 9.4    Frustration of Closing Conditions    67
ARTICLE X TAX MATTERS    67
Section 10.1    Preparation and Filing of Tax Returns    67
Section 10.2    Straddle Periods    68
Section 10.3    Refunds    69
Section 10.4    Control of Audit or Tax Litigation    69
Section 10.5    Transfer Taxes    70
Section 10.6    Cooperation    70
Section 10.7    Tax Sharing Agreements    70
Section 10.8    Intercompany Debt    70
Section 10.9    Post-Closing Actions    70
Section 10.10    Section 338(h)(10) Election    71
ARTICLE XI TERMINATION    71
Section 11.1    Right to Terminate    71
Section 11.2    Remedies Upon Termination    72
ARTICLE XII INDEMNIFICATION; SURVIVAL    72
Section 12.1    Indemnification by Seller    72

Section 12.2    Indemnification by Purchaser    73
Section 12.3    Indemnification Notice; Litigation Notice    73
Section 12.4    Disagreement Notice    73
Section 12.5    Defense of Third-Party Claims    73
Section 12.6    Survival    74
Section 12.7    Limitation on Indemnified Costs    75
Section 12.8    Special Rule for Fraud    75
Section 12.9    Exclusive Remedy    76
Section 12.10    Payment of Losses    76
Section 12.11    Tax Treatment of Indemnity Payments    76
ARTICLE XIII MISCELLANEOUS    76
Section 13.1    Disclosure Schedule    76
Section 13.2    Transaction Expenses    77
Section 13.3    Notices    77
Section 13.4    Entire Agreement; Amendments    78
Section 13.5    Non-Waiver    78
Section 13.6    Counterparts    78
Section 13.7    Delivery by Electronic Transmission    78
Section 13.8    Severability    78
Section 13.9    Arm’s Length Negotiations; Drafting    79
Section 13.10    Applicable Law    79
Section 13.11    Third-Party Beneficiaries    79
Section 13.12    Binding Effect; Benefit    79
Section 13.13    Assignment    79
Section 13.14    Waiver of Trial by Jury    79
Section 13.15    Consent to Jurisdiction    79
Section 13.16    Specific Performance    80
Section 13.17    Headings    80
Section 13.18    Legal Representation    80

Exhibit A    —    Form of Escrow Agreement
Exhibit B    —    Form of Assignment and Assumption Agreement Exhibit C     —    Form of Sublease Agreement
Exhibit D    —    Form of Transition Services Agreement

Schedule A    —    Purchased Assets
Schedule B        —    Excluded Assets

Schedule 1.1    —    Accounting Principles
Schedule 2.8    —    Allocation Methodology Schedule 7.5(b)(iv)    —    Transaction Bonuses
Schedule 7.8        —    Spasticity Collaboration Terms

STOCK AND ASSET PURCHASE AGREEMENT
This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 28, 2026 among (i) Zimmer, Inc., a Delaware corporation (“Purchaser”), (ii) Pacira BioSciences, Inc., a Delaware corporation (“Seller”), and (iii) Pacira CryoTech, Inc., a Delaware corporation (the “Company”). Purchaser, Seller, and the Company are referred to collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to those terms in Article I.
RECITALS
WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company (the “Shares”);
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Shares;
WHEREAS, Pacira Pharmaceuticals, Inc. (“PPI”) and Pacira Ireland Limited (“Pacira Ireland” and, collectively with PPI and Seller, the “Asset Sellers”) collectively own all of the Purchased Assets and hold all of the Assumed Liabilities (each as defined herein);
WHEREAS, Purchaser desires to purchase and assume from the Asset Sellers and Seller desires to sell and transfer to Purchaser (or cause the other Asset Sellers to sell and transfer to Purchaser), the Purchased Assets and the Assumed Liabilities; and
WHEREAS, simultaneously herewith Purchaser, the Company and each Seller Group Entity party thereto are entering into the Assignment and Assumption Agreement whereby all of the Purchased Assets will be purchased by and assigned to Purchaser.
AGREEMENT
In consideration of the terms set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Defined Terms. The following terms, as used herein, have the following meanings:
“Accounting Expert” is defined in Section 2.6(b).
“Accounting Principles” means the accounting principles, policies, methodologies, procedures set forth on Schedule 1.1
“Accounts Receivable” means all gross amount of accounts receivable related exclusively to the Business as of the Measurement Time, in accordance with the Accounting Principles but without regard to any reserves or allowances. For the avoidance of doubt, any pre-closing sales Taxes of the Business Products will not be part of the Purchased Assets.
“Accounts Receivable Target” means $4,300,000.
“Acquired Entity” is defined in Section 6.5(b)(i).

“Acquisition Proposal” means any written, bona fide offer, proposal or indication of interest from a third party with respect to (a) the acquisition of (i) a majority of the Shares, (ii) a majority of the Purchased Assets, or (iii) a majority of the assets of the Business, taken as a whole, or (b) any merger, consolidation, recapitalization, reorganization or business combination involving the Company.
“Additional Consideration” is defined in Section 2.7(a).
“Additional Consideration Cap” is defined in Section 2.7(a).
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.
“Agreement” is defined in the Preamble.
“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other Laws, including foreign Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and other applicable Laws concerning or relating to bribery or corruption, as applicable.
“Asset Purchase Price” means $34,850,000.
“Asset Seller” is defined in the Preamble.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B to be entered into on the Closing Date by and among Purchaser and each Asset Seller party thereto.
“Associated Rights” is defined in Section 13.18(b).
“Assumed Liabilities” means the following Liabilities of the Asset Sellers, in each case, to the extent arising out of or relating to the Business: (a) all Liabilities with respect to Transferred Employees related to their service relationship with Purchaser (or one of its Affiliates) from and after the Closing,
(b) all product warranty obligations and product return Liabilities related to the Business (in each case, whether arising before, on, or after the Closing Date, and including all accrued warranty and reserve obligations as of the Measurement Time), (c) all Liabilities to the extent arising out of or relating to the monitoring, investigation, reporting, management, or remediation of adverse events, product complaints, or other safety issues with respect to the Business, initially arising as of and following the Closing, (d) all Liabilities related to future payment or performance under the Transferred Contracts which: (i) initially accrue or arise on or after the Closing Date, (ii) are not the result of or caused by any breach or default of any Asset Seller thereunder prior to the Closing Date or any event, circumstance or condition occurring or existing prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach or default thereof, and (iii) do not arise from actions taken (or omitted from being taken) by any Asset Seller prior to the Closing Date, including the provision of any products or services prior to the Closing Date, and (e) all other Liabilities to the extent arising from or related to the conduct or operation of the Business or the ownership of the Purchased Assets or Assumed Liabilities, in each case, from and after the Closing.

“Benefit Plan” means any employee benefit plan, program or arrangement (including but not limited to any “employee benefit plan” as defined in Section 3(3) of ERISA) sponsored or contributed to or required to be contributed to by the Company for the benefit of any current or former employee, officer or director of the Company or any current or former Business Employee or with respect to which the Company has any liability; provided that the term “Benefit Plan” does not include any employee benefit plan, program or arrangement that is mandated, maintained or administered by any Governmental Authority or required to be contributed to by the Company pursuant to applicable Law and is not sponsored, maintained, or administered by the Company or an Affiliate of the Company.
“Bill of Sale” means the Bill of Sale by and between the Asset Sellers and Purchaser (or it's appliable Affiliate), in a form and substance reasonably acceptable to Seller and Purchaser.
“Business” means the business of developing, commercializing and selling handheld cryoanalgesia devices and related products under the “iovera” name, including employees primarily involved in the foregoing.
“Business Employee” has the meaning set forth in Section 7.5(a).
“Business Day” means a day on which banks are open for business in New York City, New York, but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of New York.
“Business Independent Contractor” means each individual (or sole proprietor acting through an entity) independent contractor engaged by the Company and each independent contractor engaged by a Seller Group Entity to provide services relating to the Business, each as of the date hereof.
“Business Product” means the current version of the handheld cryoanalgesia devices and related products that are available for sale to end users under the “iovera” name as of the Closing Date.
“Business Transfer” is defined in Section 2.7(g).
“Cash” means an aggregate amount, determined on a consolidated basis, as of the Measurement Time equal to, without duplication, (a) all cash and cash equivalents on hand in the bank and lock box accounts of the Company (including (i) in any money market accounts and (ii) cash resulting from the clearance of any checks, wire transfers, drafts or other deposits in transit deposited by the Company before, whether or not such clearance occurs before, the Measurement Time), plus (b) all marketable securities owned by the Company including accrued interest thereto, plus (c) all cash and similar deposits, escrows and sureties held by third parties for the benefit of or as security for any obligation of the Company as of such time, including all lease and tenant improvement deposits and escrows.
“Claimant” is defined in Section 12.3.
“Closing” is defined in Section 2.3(a).
“Closing Consideration Amount” means an aggregate amount equal to (i) the Purchase Price, determined without regard to any Additional Consideration or Assumed Liabilities, minus (ii) the Adjustment Escrow Amount.
“Closing Date” is defined in Section 2.3(a).
“Closing Statement” is defined in Section 2.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.

“Company’s Knowledge” and words of similar import mean the actual knowledge of Brendan Teehan, [Omitted: Non-Executive Employee], Krys Corbett, [Omitted: Non-Executive Employee], [Omitted: Non-Executive Employee] and [Omitted: Non-Executive Employee], after reasonable due inquiry.
“Confidential Information” means the Intellectual Property Assets and other information regarding the Company, the Business and the other business operations of the Company that is treated as confidential or proprietary by the Company, including the Company’s Trade Secrets, customer and supplier lists and pricing information.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 23, 2026, by and between Seller and Zimmer Biomet Holdings, Inc.
“Consolidated Tax Return” means all Tax Returns of a Tax Group that actually include the Company on the one hand and a Seller Group Entity on the other hand.
“Contract” means any agreement, contract, lease, sublease, license, sublicense, note, mortgage, debenture, indenture, letter of credit or instrument, in each case, that creates a legally binding obligation, and, in each case, whether written or oral (to the extent legally binding).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of Equity Securities, by contract or otherwise.
“Controlled Affiliates” means, with respect to Seller, any Person directly or indirectly controlled by Seller (within the meaning of “Affiliate” as defined herein, but excluding any Person that controls, or is under common control with, Seller).
“Covered Person” means each Person who is as of the date of this Agreement, has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date a director, manager, officer, employee and agent of the Company.
“Data Breach” means: (i) “personal data breach,” “security incident,” and similar terms as defined by Privacy Laws; or (ii) any loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Personal Information or other data or information in any of the Company databases.
“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, import, export, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Information or sensitive or confidential information or data (whether in electronic or any other form or medium) or otherwise relating to personal information data protection, privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Information Systems or any Company Data: (a) the Company’s own rules, policies, and procedures; (b) all Laws, including HIPAA Part 2, and state medical privacy laws; (c) industry standards applicable to the industry in which the Business operates; (d)

Contracts into which the Company has entered or by which the Company is otherwise bound; and (e) any public commitments or statements.
“Disagreement Notice” is defined in Section 12.4.

“Disclosure Schedule” is defined in Section 13.1.

“Dispute” is defined in Section 2.6(a).
“Dispute Notice” is defined in Section 2.6(a).
“Dispute Period” is defined in Section 2.6(a).
“Disputed Elements” is defined in Section 2.6(b).
“Election Notice” is defined in Section 12.5(a).
“Enforceability Exceptions” is defined in Section 3.3.
“Environmental Laws” means all Laws and Orders that, in each case, pertain to protection of the environment (including ambient air, surface water, groundwater and surface or subsurface strata), natural resources, or worker health and safety including but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as well as their applicable State and local counterparts, and all amendments and regulations adopted thereto.

“Environmental Permits” means all Permits related to or issued under Environmental Laws.

“Equity Securities” means (a) equity securities, (b) securities convertible into or exchangeable for equity securities, (c) options, warrants, call rights or other equity-based awards exercisable or exchangeable for or convertible into or other rights to acquire any equity securities or securities convertible into or exchangeable for equity securities, (d) equity appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights and (e) bonds, indentures, notes or other indebtedness, providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which equity holders may vote.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means U.S. Bank National Association, a national banking association.
“Escrow Agreement” means an Escrow Agreement in substantially the form attached hereto as Exhibit A to be entered into at the Closing by and among Purchaser, Seller and the Escrow Agent.
“Estimated Closing Consideration Amount” is defined in Section 2.3(b).

“Estimated Closing Statement” is defined in Section 2.3(b).

“Exception Claims” is defined in Section 12.5(b).

“Excess Amount” is defined in Section 2.4(b).

“Excluded Assets” is defined on Schedule B attached hereto.

“Excluded Liabilities” means all Liabilities of the Asset Sellers that are not Assumed Liabilities, and without limitation to the generality of the foregoing, Excluded Liabilities shall include the following:
(a) all Indebtedness; (b) any Liability of the Asset Sellers for products liability claims to the extent arising out of or related to products or services manufactured, produced, provided or sold by the Asset Sellers prior to the Closing Date (provided, for the avoidance of doubt, that this clause (b) shall not apply to any product warranty obligations or product return Liabilities that constitute Assumed Liabilities pursuant to clause (ii) of the definition of Assumed Liabilities, regardless of whether such obligations or Liabilities could also be characterized as products liability claims); (c) any Liability under any Transferred Contract to the extent arising out of or relating to any breach by the relevant Asset Seller that occurred prior to the Closing Date; (d) any Liability for Taxes of Seller or the Asset Sellers, including: (i) any Taxes measured by or with respect to income, net worth, or capital of Seller or the Asset Sellers, (ii) any Taxes arising as a result of the operation of the Business or ownership of the Purchased Assets prior to the Closing Date, (iii) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement (other than Transfer Taxes which shall be governed by Section 10.5), and (iv) any deferred Taxes of any nature of the Seller or the Asset Sellers; (e) any Liability to the extent resulting from, arising out of relating to, in the nature of, or caused by any breach of Contract, breach of warranty, tort, or infringement of an Asset Seller prior to the Closing; (f) any Liability resulting from a violation by any Asset Seller of any Environmental Laws relating to the operation of the Business or any Seller Group Entity's ownership, leasing or operation of any real property prior to the Closing Date; (g) any Liability of any Seller Group Entity under or with respect to any Benefit Plan or relating to payroll, incentive pay, vacation, sick leave, retirement benefits, employee equity-based or profit-sharing plans, health or welfare plans or benefits or any other Benefit Plan or benefits of any kind relating to periods of employment or service with any Seller Group Entity; (h) any and all liabilities in existence prior to or as of the Closing, or that arise at or after the Closing and are based on events, acts, omissions, conditions or any other state of facts first occurring prior to or otherwise existing as of the Closing associated with the Business Employees or Business Independent Contractors, which shall include all liabilities with respect to such employees or contractors for all wages, salary, bonuses (whether accrued or otherwise but excluding the Transaction Bonus Amounts), other compensation, accrued vacation and sick days, employee benefits, supplemental employee benefits, payroll Taxes, worker’s compensation and other claims, and all other liabilities attributable to or related to such employees’ employment or contractors’ services with Seller Group Entities through and including the Closing Date; (i) any Liability to any Personnel, equity holder or Affiliate of Seller, provided that any Liabilities with respect to Transferred Employees related to their service relationship with Purchaser (or one of its Affiliates) from and after the Closing shall be the responsibility of Purchaser; (j) any Liability to indemnify, reimburse or advance amounts to any Personnel, equity holder or Representative (other than such Liabilities arising as of or following Closing with respect to Transferred Employees in connection with such Transferred Employees' employment with Purchaser or an Affiliate of Purchaser); (k) any Liability of an Asset Seller arising out of any Proceeding pending as of the Closing Date or any Proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date, in each case whether or not set forth in the Disclosure Schedules; (l) any Liability arising out of or resulting from any Asset Seller’s non-compliance with any Law; (m) any Liability of any Asset Seller under this Agreement or the

Purchase Agreement; (n) any Liability arising from or relating to any COBRA obligation of an Asset Seller arising from any qualifying event as defined under Code Section 4980B(f)(3) and ERISA Section 603 occurring before the Closing Date with respect to any Person that does not become an employee of Purchaser following the Closing; (o) any Liability of Seller based upon the acts or omissions of Seller occurring following the Closing Date; (p) any Liability of any Asset Seller resulting from, arising out of, relating to, in the nature of, or caused by any infringement, misappropriation, unauthorized use of, or any other claim related to the intellectual property of any other Person, or any noncompliance or breach of any licensed third party intellectual property, that occurs or relates to any period prior to the Closing Date, whether or not set forth in the Disclosure Schedules; (q) all accounts payable outstanding as of the Closing Date; and (r) any other Liabilities of Seller of any kind or character whatsoever incurred, whether existing as of the Closing or incurred thereafter. Notwithstanding the foregoing, no Liability of any Asset Seller shall be deemed to be an Excluded Liability to the extent such Liability is expressly required to be assumed or performed by Purchaser pursuant to the terms of the Transition Services Agreement.
“Export Control Laws” means the Arms Export Control Act, International Traffic in Arms Regulations, Export Administration Regulations and Laws administered and implemented by the
U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), Foreign Trade Regulations, and any other U.S. or foreign Law related to the exportation or importation of supplies or services, including any export or import declaration filing and payment of customs duties.
“Extra-Contractual Statement” is defined in Section 5.9.
“FDA” means the United States Food and Drug Administration.
“Files and Records” is defined on Schedule A attached hereto.
“Financial Statements” is defined in Section 3.6(a).
“First Milestone Payment” means $18,500,000.
“First Milestone Threshold” means $50,000,000.
“FLSA” is defined in Section 3.18(a).
“Fraud” means actual and intentional fraud of a Party with respect to the making of any representation or warranty by such Party set forth in this Agreement, which constitutes common law fraud under the laws of the State of Delaware.
“Fundamental Representations” means (a) those representations and warranties of the Company set forth in Section 3.1 (Organization; Existence), Section 3.2 (Power and Authority), Section 3.3 (Enforceability), Section 3.4 (Consents; Non-Contravention), Section 3.5(a) (Capitalization), the first sentence of Section 3.7 (Title to Assets) and Section 3.27 (Brokers) and (b) those representations and warranties of Seller set forth in Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Power and Authority), Section 4.3 (Enforceability), Section 4.4 (Consents; Non-Contravention), Section 4.5 (Title to Shares) and Section 4.6 (Brokers).
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Governing Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.
“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision of any of the foregoing, or any Notified Body.

“Hazardous Materials” means any substance, material, waste, chemical, pollutant, contaminant or toxic substance that is regulated, defined or designated under any Environmental Law as hazardous, toxic, radioactive, dangerous or a pollutant or contaminant, or for which liability or standards of care are imposed pursuant to any Environmental Law, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), mold, urea formaldehyde foam insulation, lead and lead-based paint, silica dust, radon, radioactive materials, hazardous wastes, solid wastes, toxic substances and ozone-depleting substances.
“Inactive Employee” means a Business Employee who is on a leave of absence, short-term or long-term disability leave, medical leave, military leave or any similar leave.
“Incidental License” means any (a) nondisclosure agreement or Contract permitting the use of confidential information; (b) Contract pursuant to which current or former employees or contractors of the Company assign or license Intellectual Property rights to (or waive such rights for the benefit of) the Company; (c) Contract under which Intellectual Property is licensed to a contractor or vendor of the Company for the benefit of the Company or that permits the contractor or vendor to identify the Company as a customer of such contractor or vendor; (d) Contract by which the Company grants an Intellectual Property license in the ordinary course of business or to a customer; (e) Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing agreement that includes a license to use trademarks or other rights for the purposes of advertising or providing products or services during the term of and in accordance with such agreement, or (ii) a Contract for the purchase or lease of a photocopier, computer, network equipment, mobile phone or other equipment that also contains a license of Intellectual Property; (f) non-exclusive shrink wrap, click-wrap, or browse-wrap Contract; (g) non-exclusive license or terms of use that permits the use of generally available software, data or content; or (h) non-exclusive licenses implied by law to end-user customers for use of products or services.
“Indebtedness” means, without duplication, all obligations of the Company as of immediately prior to the Closing for (a) the principal amount of, and accrued interest with respect to, all indebtedness for borrowed money and other indebtedness evidenced by notes, bonds, debentures or other debt securities (including any prepayment and breakage premiums and penalties, expenses, costs and fees payable as a result of the consummation of the transactions contemplated by this Agreement), (b) in respect of letters of credit or banker’s acceptances, in each case, to the extent drawn, (c) indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, other than ordinary course trade payables, (d) any earn out obligations, (e) any severance payments or benefits due or that may become due to any former Personnel of the Company or any current Personnel of the

Company with an effective date of termination that is prior to the Closing, including the amount of the employer portion of any payroll, social security, unemployment or similar Taxes related thereto, (f) any payroll Taxes with respect to the Pre-Closing Tax Period deferred to a period that is not a Pre-Closing Tax Period under Section 2302 of the CARES Act, or any similar election under state or local Law, (g) any and all other Unpaid Taxes (whether or not such Taxes are due and payable as of the Closing Date) and (h) obligations of the Company in respect of leases which are, or otherwise should be, characterized as finance leases (formerly capital leases) in accordance with GAAP. Notwithstanding the foregoing, “Indebtedness” will not include any amounts included as Transaction Expenses.
“Indemnification Basket” is defined in Section 12.7(a).
“Indemnification Cap” is defined in Section 12.7(b).

“Indemnification Notice” is defined in Section 12.3.

“Indemnified Taxes” means any of the following Taxes, in each case, regardless of whether any such Taxes are reflected or shown as due or payable on any Tax Return, and regardless of whether any such Taxes are assessed, payable, or due prior to, on, or after the Closing Date: (a) any and all Taxes imposed on or payable by Seller or any of its Affiliates (excluding the Company but including the Asset Sellers), regardless of the Tax period to which such Taxes relate; (b) any and all Taxes imposed on or payable by the Company, or for which the Company (or any assets or properties thereof) may be liable or subject, to the extent such Taxes are payable with respect to any Pre-Closing Tax Period (including the pre-closing portion of any Straddle Period); (c) any and all Taxes attributable to a Post-Inclusion Item, (d) any employer Taxes required with respect to any payments under or contemplated by this Agreement (other than any payments for services performed after the Closing Date); (e) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any member or predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (f) any and all Taxes of any Person imposed on or payable by the Company (or for which the Company has an obligation to pay, fund or reimburse), as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing Date; and (g) fifty percent (50%) of any Transfer Taxes.
“Indemnifying Party” is defined in Section 12.3.
“Indemnity Loss” means any damages, losses, Liabilities, Liens, penalties, costs, expenses, deficiencies, demands, Proceedings, assessments and Taxes (including costs of investigation and defense and reasonable attorneys’ fees and expenses); provided, however, that “Indemnity Loss” shall not include
(a) incidental or special damages, (b) punitive damages, in each case of clauses (a) and (b), except to the extent actually awarded and paid to a third party in connection with a Third-Party Claim, or
(c) consequential damages, except to the extent reasonably foreseeable.
“Information Systems” means all computer systems, networks, hardware, Software, databases (including all data and information owned or licensed or subscribed by Company), websites (and all content and materials thereon), and equipment used to process, store, maintain and operate data, information and functions used in connection with the business of the Company as presently conducted, in each case whether owned, used, operated, leased or licensed by the Company or by a third party on behalf of Company.

“Intellectual Property” means all: (a) patents, utility models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) trademarks, or service marks, in each case, together with all goodwill, registrations and applications for registration related to any of the foregoing; (c) copyrights and works of authorship (including any registration and applications for any of the foregoing); (d) trade secrets; and (e) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing.

“Intellectual Property Assets” means all intellectual property owned, in whole or in part, by the Company, whether arising or protected under the laws of the United States or any other jurisdiction or treaty, including but not limited to: (a) the Company’s name, all assumed fictional business names, trade names, registered and unregistered trademarks and service marks, trade dress and similar rights and applications for registration of any of the foregoing, together with the goodwill of the business associated therewith or symbolized thereby, and any and all common law rights and other applications and registrations therefor owned by the Company together with the goodwill of the business associated therewith or symbolized thereby; (b) all patents (including certificates of invention, industrial rights and other patent equivalents), provisional, non-provisional, divisional, continuation, continuation in-part and reissue applications and patents issuing therefrom, and any revivals, renewals, extensions thereof; (c) all registered and unregistered copyrights in both published works and unpublished works and applications for registration, all transferrable moral rights and all rights to register and obtain renewals and extensions of registrations; (d) all know-how, trade secrets, concepts, processes, customer lists, technical information and other confidential or proprietary information (collectively, “Trade Secrets”); (e) all user guides, manuals, instructions, forms, data, software, architecture designs, layouts, programmer notes or logs, source code annotations, designs, plans, drawings, process technology, plans, blue prints, documentation or materials that relate solely to the Intellectual Property Assets identified in clauses (a)-(d) and (f)-(h) herein, in tangible or electronic or other intangible form; (f) all rights in internet web sites and FTP sites, internet domain names and social media accounts of the Company; (g) all Software (including software programs, applications, objects, modules, routines, interfaces, algorithms and code, in source code, object code and executable form); and (h) all rights in mask works and similar rights protecting circuits and chip topographies and layouts.
“Intellectual Property License” means any agreement between the Company, on the one hand, and any other Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or by any other Person, including licenses and leases of Software, other than any Incidental License.
“Interim Operating Carveouts” is defined in Section 6.2.
“International Trade Laws” means all applicable Laws concerning importation, exportation, or economic sanctions.
“Inventory” means all inventory used or intended for use exclusively in the Business, including finished goods, work in progress, raw materials and samples, in each case, calculated net of reserves and warranty provisions as of the Measurement Time and in accordance with the Accounting Principles; provided that the calculation of Inventory shall include the quality reserve relating to a tip issues reversed by Seller prior to the date of this Agreement, which shall be deemed to be reinstated for purposes of such calculation.

“Inventory Target” means $5,684,000.
“Invoice Price” means, the actual invoice price set forth on the applicable invoice related to the specific sale of such Business Product.
“IRS” means the United States Internal Revenue Service.
“IT System(s)” means all computer systems (including those for electronic data processing, telecommunications, or record keeping), networks, hardware, software (including proprietary software), databases, websites, interfaces, peripherals, platforms, servers and other equipment used to Process, store, maintain and operate data, information and functions, including any outsourced systems or equipment, that are owned, held by, or used in connection with or for the benefit of the Business.
“Law” means any law, statute, ordinance, regulation, rule, code, treaty or administrative interpretation or principle of common law or other requirement having the force of law of any Governmental Authority, applicable, as the context requires, to the business or operations of the Company or to any Party.
“Leased Real Property” is defined in Section 3.15. “Leases” is defined in Section 3.15.
“Liability” with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Liens” means all legally binding options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal, first offer or negotiation, liens, claims, hypothecations, attachments, rights of way, encroachments, easements, servitudes, conditional sale agreements or other title retention agreements, restrictions on transfer, charges, mortgages, deeds of trust, security interests, indentures and other similar encumbrances.
“Litigation Notice” is defined in Section 12.3.
“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, Taxes, penalties, interest, awards, charges, deficiencies and expenses, including reasonable costs of investigation and defense (including reasonable fees of attorneys).
“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts or developments, has had or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company, taken as a whole, or the consummation of the transactions contemplated by this Agreement, in each case taken as a whole; provided that any such event, effect, circumstance, change, occurrence, fact or development resulting from or relating to any of the following will not be considered when determining whether a Material Adverse Effect has occurred: (a) general business or economic conditions or changes generally affecting the industries, markets or geographical areas in which the Company conducts its business, (b) national or international political or social conditions, including (i) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, (ii) the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (iii) the escalation or worsening of any of the foregoing, (c) any epidemic or pandemic and any rules, regulations or other restrictions issued by any Governmental Authority arising from or relating thereto, (d) natural disasters, weather conditions, or force majeure events or acts of God, (e) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in interest rates or inflation, (g) disruptions or changes in international trade conditions, including the imposition or modification of tariffs, duties, quotas, embargoes, sanctions, or other trade restrictions; (h) supply chain disruptions, (i) changes in GAAP or interpretations thereof, (j) changes in Law or interpretations thereof, (k) the negotiation or execution of this Agreement or any of the other Transaction Documents, the identity or business plans of Purchaser or any of its Affiliates, or the announcement, pendency or consummation of any of the transactions contemplated hereby or thereby, including any impact thereof on relationships, contractual or otherwise, with patients, customers, payors, suppliers, distributors, partners, physicians or employees, (it being understood and agreed that this clause (k) will not apply with respect to the representations and warranties set forth in Section 3.4), (l) the taking of, or the failure to take, any action contemplated by this Agreement or any of the other Transaction Documents, (m) any failure by the Company to meet any internal or published projections or forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures, subject to the other provisions of this definition, will not be excluded), or (n) any adverse event, effect, circumstance, change, occurrence, fact or development regarding the business, operations or financial condition of the Company that was, in all material respects, cured or otherwise mitigated before the earlier to occur of (i) the Closing or (ii) the date on which this Agreement is terminated under Article XI.

“Material Contract” is defined in Section 3.11.
“Measurement Time” means 11:59:59 p.m. (Eastern Time) on the date immediately preceding the Closing Date.
“Milestone Dispute Notice” is defined in Section 2.7.
“Milestone Payment” means any or all of the First Milestone Payment, the Second Milestone Payment or the Third Milestone Payment, as context requires.
“Milestone Period” means the period commencing on January 1, 2027 and ending on December 31, 2031.
“Milestone Statement” is defined in Section 2.7(b).
“Milestone Threshold” means any or all of the First Milestone Threshold, the Second Milestone Threshold or the Third Milestone Threshold, as context requires.
“Milestone Year” means any of the first five (5) calendar years beginning on January 1, 2027.
“Most Recent Balance Sheet” is defined in Section 3.6(a).
“Most Recent Balance Sheet Date” means December 31, 2025.
“Net Revenue” means (a) the cumulative gross Invoice Price at which the Business Products are sold to end users during any measurement period by the Company, Purchaser or any of their respective Affiliates, less the following deductions directly, consistently, and proportionately applied to the Business Products (i) trade, cash, and quantity discounts, (ii) returns, rebates, chargebacks, refunds and credits granted to managed health care organizations, (iii) taxes or fees levied on, determined or imposed by Governmental

Authorities, including import taxes, export taxes, excise taxes, sales taxes, value-added taxes, consumption taxes, tariffs and duties (for the avoidance of doubt, tariffs and duties deducted pursuant to this clause (iii) shall include only tariffs and duties imposed directly on the sale or export of Business Products to end users to the extent included on the invoice, and shall not include any tariffs or duties on imported raw materials, components, or manufacturing inputs or income taxes), in each case on account of such sales of Business Products; plus (b) the amount of any royalties or license fees received by the Company, Purchaser or any of their respective Affiliates from a license to a third party for use outside the Business; provided that, to the extent any of the Business Products are sold in combination or as part of a bundle or kit with any products that are not Business Products, the Net Revenue attributable to the Business Product from any such combination, bundle or kit will be determined by multiplying the actual Net Revenue of such combination, bundle or kit by the fraction A / (A+B), where A is the cumulative gross Invoice Price of the Business Products sold as part of such combination, bundle or kit, if sold separately, and B is the Invoice Price of all other products included, or sold as part of, the combination, bundle or kit, if sold separately. With respect to a combination where a component product is not sold separately (i.e., one of the products within the combination does not have its own separate SKU), then the Net Revenue attributable to the Business Product from any such combination will be determined by multiplying the actual Net Revenue of such combination by the fraction C / (C+D), where C is the standard cost of manufacturing of the single Business Product and D is the standard cost of manufacturing of all other products included or sold as part of the combination. If, on a country-by-country basis, the other products in the combination, bundle or kit are not sold separately in that country, Net Revenue shall be calculated by multiplying actual Net Revenue of such combination, bundle or kit by the fraction A / E, where A is the cumulative gross Invoice Price of the Business Product if sold separately, and E is the cumulative gross Invoice Price for the combination, bundle or kit. If, on a country-by-country basis, neither the Business Product nor the other product(s) contained in the combination, bundle or kit is/are sold separately in any such country, Net Revenue shall be determined by the Parties in good faith. All components of Net Revenue shall be determined from the books and records of Purchaser and its Affiliates (including the Company) in accordance with GAAP using its then-current standard procedures and methodology for applying GAAP and for converting foreign currencies to United States dollars. If Purchaser or its Affiliates change accounting policies that would materially affect the calculation of Net Revenue, Purchaser shall provide Seller written notice within thirty (30) days of the implementation of such change, together with a quantification of the estimated impact on Net Revenue.
“Nonassignable Assets” is defined in Section 8.5(b).
“Non-Solicit Business Relations” is defined in Section 6.5(c)(i)
“Notified Body” means an organization accredited, designated, licensed, authorized or approved by a member state of the European Union or the United Kingdom to carry out certain tasks in connection with conformity assessment procedures relating to medical devices that are required in the European Union or in the United Kingdom.
“Order” means any applicable order, judgment, ruling, award, writ, injunction or decree of any Governmental Authority.
“Owned Intellectual Property” means any Intellectual Property and Intellectual Property Assets owned or purported to be owned by the Company.
“Parties” is defined in the Preamble.

“Payoff Letters” means the payoff letters, each in form and substance reasonably satisfactory to Purchaser, from each holder of Indebtedness for borrowed money indicating the amount required to discharge in full such Indebtedness at the Closing and, if such Indebtedness is secured, an undertaking by such holder to discharge in connection with the Closing any Liens securing such Indebtedness.
“PC” is defined in Section 13.18(a).
“Permits” means all licenses, permits, registrations, authorizations, consents, orders, certifications, clearance and approvals issued or granted by any Governmental Authority.
“Permitted Liens” means, collectively: (a) Liens set forth in the Disclosure Schedule or referenced in the Financial Statements, each of which will be released at or before the Closing; (b) Liens for Taxes, assessments, and other governmental charges that are not yet due and payable, that may thereafter be paid without penalty, or the validity of which is being contested in good faith; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (d) easements, covenants, conditions, and restrictions of record; (e) easements, covenants, conditions, and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company; (f) zoning or other governmentally established restrictions or encumbrances; (g) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar Laws or to secure public or statutory obligations; (h) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than ninety (90) days or the validity of which is being contested in good faith; (i) other imperfections of title, licenses, or encumbrances, if any, that do not materially impair the continued use and operation of the assets to which they relate; (j) in respect of the Shares, any restrictions (whether on the transferability thereof or otherwise) imposed under securities Laws; (k) performance bonds, letters of credit or similar arrangements securing the Company’s performance of contractual obligations; and (l) any right, restriction or covenant associated with any license of Intellectual Property.
“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.
“Personal Information” means “personal information,” “personal data,” “individually identifiable health information,” “protected health information,” “personal information” or “sensitive personal information” and similar terms as defined by Privacy Laws.
“Personnel” means any director, manager, officer, employee, consultant, agent or other personnel of such Person.
“Post-Closing Straddle Period” is defined in Section 10.2.
“Post-Closing Tax Period” means (a) any Tax period that begins after the Closing Date, and
(b) with respect to a Straddle Period, the portion of such Straddle Period after the Closing Date.

“PPACA” is defined in Section 3.17(i).

“PPI” is defined in the recitals.

“Pre-Closing Period” is defined in Section 6.1.
“Pre-Closing Straddle Period” is defined in Section 10.2.

“Pre-Closing Tax Period” means (a) any Tax period that ends on or before the Closing Date, and
(b) with respect to a Straddle Period, the portion of such Straddle Period that ends on and includes the Closing Date.
“Privacy Laws” means: (i) Laws applicable to the Company governing the collection, use, disclosure or protection of Personal Information, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020; the Utah Consumer Privacy Act, the Colorado Privacy Act, and the Virginia Consumer Data Protection Act (in each case, once effective); and any other applicable standard, rule, requirement, code, principle or policy of any self-regulatory organization; (ii) all applicable industry standards relating to privacy, data protection, or data security applicable to the Business or the personal data Processed by the Company; (iii) all obligations relating to privacy, data protection, or data security under any Contracts to which the Company is a party or by which it is bound; and (iv) all representations, obligations, and commitments set forth in any Company Privacy Policy.
“Proceeding” means any audit, litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, charge, claim, demand, hearing, inquiry, investigation or similar matter before or by any Governmental Authority, whether administrative, judicial or arbitral in nature.
“Process” means the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Communication” is defined in Section 13.18(b).
“Protected Data” means Personal Information, confidential, proprietary information of the Company, and all data and information for which the Company is required by law, rules, regulation, agreement, or privacy policy to safeguard and/or keep confidential or private.
“Purchase Price” is defined in Section 2.2.
“Purchased Assets” is defined on Schedule A attached hereto.
“Purchaser” is defined in the Preamble.
“Purchaser Designee” means one or more Affiliates of Purchaser identified to Seller in writing prior to the Closing Date.
“Purchaser Group” is defined in Section 13.18(b).
“Purchaser Indemnified Parties” is defined in Section 12.1.
“Purchaser Plan” is defined in Section 7.5(b)(ii).
“Registered IP” is defined in Section 3.19(a).

“Related Party” means any of the current officers, directors or managers of the Company.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, depositing, emanating or other release or threatened release of any Hazardous Materials into or upon the indoor or outdoor environment, including the ambient air, surface water, groundwater, land surface or subsurface strata, sewer systems, publicly owned treatment works, septic systems or any building or structure, in each case as defined under or regulated by Environmental Laws.
“Replacement Contract” is defined in Section 8.5(f).
“Representatives” means a Person’s directors, managers, general partner, officers, trustees, fiduciaries, employees, attorneys, accountants and advisors.
“Restricted Area” means the area (i) within one hundred (100) miles of Seller’s offices in Brisbane, California, (ii) in the State of California, (iii) in any state with a mutual border with the State of California, (iv) in the United States of America, and (v) in any county or parish in which the Business Products were sold or services related to Business Products were provided (through the internet or otherwise and, in the case of the internet, in any county or parish where the purchaser or user of the Business Products or such services were located or provided or where the Business was conducted) during the twelve (12) month period ending on the Closing Date.

“Restricted Business” means the business of developing, manufacturing, commercializing and selling cryoanalgesia devices or radiofrequency ablation devices; provided, however, that “Restricted Business” shall not include (a) any pharmaceutical products, services or business lines (other than the Business), including any pharmaceutical products or services that utilizes or incorporates, or is delivered through, a device, (b) any pharmaceutical non-cryoneurolysis pain management therapies, (c) any of the activities contemplated by Sections 7.7 or 7.8 hereof or (d) for avoidance of doubt, any business lines or activities of an acquirer, co-promoter, successor or other counterparty to any acquisition, merger, consolidation, sale of equity or assets, change of control or other business combination involving Seller or any of its controlled Affiliates (so long as such business lines and activities are not conducted by Seller or its controlled Affiliates).
“Restricted Party” means Seller and each of its Controlled Affiliates.
“Review Period” is defined in Section 2.7(c).
“Second Milestone Payment” means $23,500,000.
“Second Milestone Threshold” means $60,000,000.
“Securities Act” is defined in Section 5.6.
“Seller” is defined in the Preamble.
“Seller Account” means, with respect to Seller, one or more bank accounts from time to time designated by Seller by written notice to Purchaser.
“Seller Group” is defined in Section 13.18(b).
“Seller Group Entity” is defined in Section 13.18(b).

“Seller Indemnified Parties” is defined in Section 12.2.
“Seller Marks” is defined in Section 7.9.
“Share Purchase Price” means the Purchase Price, minus the Asset Purchase Price.
“Shared Contract” means each Contract that is not a Transferred Contract whereby the goods or services thereunder are provided for the benefit of both the Business and the business of the Seller or its Subsidiaries other than the Business.
“Shares” is defined in the Recitals.
“Shortfall Amount” is defined in Section 2.4(c).
“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.
“Spasticity Collaborative Adjustment Amount” means an amount in cash equal to $1,000,000. “Straddle Period” means any Tax period that begins before the Closing Date and ends after (and includes) the Closing Date.
“Sublease Agreement” means a Sublease Agreement in substantially the form attached hereto as Exhibit C to be entered into at the Closing by and among Seller (or its applicable Subsidiary) as the sublessor, and Purchaser, as the sublessee.

“Subsidiary” means, with respect to any Person (other than a natural Person), (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of clause (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses or (ii) is the managing director or general partner of such business entity. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.
“Supporting Detail” is defined in Section 2.7(b).
“Tax Group” means any “affiliated group” of corporations within the meaning of Section 1504 of the Code (or any similar affiliated, combined, consolidated, or unitary group or arrangement for group relief for state, local, or foreign Tax purposes).
“Tax Incentive” is defined in Section 3.9(n).
“Tax Returns” means, collectively, all returns, declarations, reports, statements, elections, estimates, claims for refund, information returns and other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates), in each case, that are maintained or required to be maintained, or filed or required to be filed with a Governmental Authority, by the Company in respect of any Taxes, including any amendments thereto.
“Taxes” means, collectively, all federal, state, local, and non-U.S. income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other tax or governmental charge in the nature of a tax (whether payable directly or by withholding), whether disputed or not, together with any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability in respect of such amounts arising as a result of being a member of any Tax Group, as a successor to or transferee of another person or by Contract.
“Third Milestone Payment” means $28,000,000.
“Third Milestone Threshold” means $70,000,000.
“Third-Party Claim” is defined in Section 12.3.
“Transaction Bonus Amount” is defined in Section 7.5(b)(iv).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment and Assumption Agreement, the Sublease Agreement, the Transition Services Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the Parties in connection with the transactions contemplated by this Agreement.
“Transaction Expenses” means, without duplication, all of the Company’s expenses, fees and charges incurred as of immediately prior to the Closing to the extent not paid as of the Closing, in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including (a) all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement (in each case, that have not been paid in full as of the Closing), and (b) all fees, expenses or payments that have not been paid in full as of the Closing related to any “sale” and “transaction” bonuses and similar incentive compensation payments (including the employer portion of payroll Taxes) payable to current or former Business Employees other than any such arrangements implemented by Purchaser (including any “retention” or “stay” bonus payable after the Closing). Notwithstanding the foregoing, “Transaction Expenses” shall not include the Transaction Bonus Amount or any amounts included as Indebtedness.
“Transaction Tax Deductions” means any Tax deductions arising from the Transaction Expenses or the payment of any Indebtedness, or from any other payment made in connection with the transactions contemplated in this Agreement that are economically borne by the Seller, in each case which are deductible at a “more likely than not” or greater level of comfort for applicable income Tax purposes. For purposes of this Agreement, with respect to any applicable success-based fees (as defined in Treasury Regulation Section 1.263(a)-5(f)), 70% of such fees will be treated as deductible in accordance with IRS Revenue Procedure 2011-29, 2011-1 C.B. 746.
“Transfer Taxes” is defined in Section 10.5.

“Transferred Contract” is defined on Schedule A attached hereto. “Transferred Domains” is defined on Schedule A attached hereto. “Transferred Employee” is defined in Section 7.5(a).

“Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit D to be entered into at the Closing by and among Purchaser and each Seller Group Entity party thereto.
“Treasury Regulations” means the U.S. Department of Treasury Regulations promulgated under the Code.
“Unpaid Taxes” means the amount (which shall not be less than zero in the aggregate, with respect to any Tax paying entity or in any jurisdiction) equal to the sum of all unpaid Taxes of the Company attributable or payable with respect to any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period, ignoring for this purpose any Tax payments on the Closing Date prior to the Closing, to the extent such payments were taken into account as Cash) and for which the applicable Tax Return for such period has not been filed as of the Closing Date and is not required to have been filed as of the Closing Date, taking into account extensions validly obtained, which shall (a) exclude any deferred Tax liabilities or assets, (b) be determined by including in taxable income any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of other Law) and prepaid amounts and deferred revenue that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date, (c) be calculated on an entity-by-entity basis (such that deductions and losses of one entity may not be used to offset income and gain of another entity unless such offset actually reduces the Taxes of such other entity), (d) in the case of any Straddle Period, be determined applying the conventions set forth in Section 10.2, (e) by excluding any effects or reductions with respect to Tax Refunds or overpayments, (f) be calculated in accordance with the past practices of the Company, to the extent such practices are permitted under applicable Law, (g) be calculated by taking into account any Transaction Tax Deductions, to the extent deductible in such period at a “more likely than not” or greater comfort level, and (h) by excluding any Taxes imposed with respect to a period covered by a Consolidated Tax Return.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state or local Law.
“Withholding Agents” is defined in Section 2.9.
Section 1.2 Rules of Construction. Any reference in this Agreement to a Law refers to such Law as amended and as in effect on the date of this Agreement or, if the context so requires, the applicable date or time period in question. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. All preamble, recital, article, section, exhibit and schedule references are to the preamble, recitals, articles, sections, exhibits and schedules of this Agreement unless otherwise specified. The provision of a Table of Contents and the division of this Agreement into Articles, Sections and other subdivisions are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references herein to “dollars” or “$” are to United States dollars. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or any other Schedules or Exhibits attached to this Agreement will not be deemed to establish a threshold for materiality or to establish the standard for whether a particular act or agreement is within or outside the ordinary course of business for purposes of this Agreement. All references herein to any period of days will mean the number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of any such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Words in the singular will include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided that nothing contained in this Section 1.2. is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. The terms “hereof,” “hereby,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “ordinary course of business” will mean the ordinary course of business of the Business taking into account any changes, modifications or adaptions required or reasonably believed to be required as a result of any pandemic or similar force majeure event or the escalation or worsening of the foregoing. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. All references to “will” or “shall” will be construed as creating a mandatory obligation. The phrase “to the extent” will mean the degree to which a subject or other matter extends, and such phrase will not simply mean “if”. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP; provided that if there is any conflict between GAAP and the Accounting Principles, if applicable, the Accounting Principles will control.

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1 Agreement to Purchase and Sell. At the Closing, (a) Seller will sell, transfer, convey and assign to Purchaser, and Purchaser will purchase, acquire and accept from Seller, the Shares and, (b) Seller will (or will cause the relevant Asset Sellers to) sell, transfer, convey, and assign to Purchaser, and Purchaser will purchase, acquire, accept and assume from the Asset Sellers, subject to Section 8.5 with respect to any Nonassignable Assets, the Purchased Assets and the Assumed Liabilities.
Section 2.2 Purchase Price. The aggregate purchase price for the Shares and the Purchased Assets (the “Purchase Price”) is equal to the following amount, plus the assumption of the Assumed Liabilities:
(a)$70,000,000;
(b)plus the Spasticity Collaborative Adjustment Amount;
(c)plus an amount equal to all Cash (if any);
(d)(i) plus the amount, if any, by which the Inventory exceeds the Inventory Target or (ii) minus the amount, if any, by which the Inventory Target exceeds the Inventory;
(e)(i) plus the amount, if any, by which the amount of Accounts Receivable exceeds the Accounts Receivable Target or (ii) minus the amount, if any, by which the Accounts Receivable Target exceeds the amount of Accounts Receivable;
(f)minus an amount equal to all Indebtedness;
(g)minus an amount equal to all Transaction Expenses; and

(h)plus the Additional Consideration, if any.
The portion of the Purchase Price to be paid for the Purchased Assets shall be equal to the Asset Purchase Price. The portion of the Purchase Price to be paid for the Shares shall be equal to the Share Purchase Price.
Section 2.3    Closing and Closing Payments.
(a)Date and Time of Closing. The transactions contemplated by this Agreement will be consummated (the “Closing”) remotely by electronic exchange of documents and signatures as soon as reasonably practicable, but in no event later than five (5) Business Days following the satisfaction or waiver of the conditions to the Closing set forth in Article IX (other than those conditions that pursuant to their terms or by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), or on any other date, or at any other time or place, that may be mutually agreed upon by Seller and Purchaser. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” Regardless of when the Closing actually occurs, the Closing will be deemed effective as of 12:00:00 a.m. (Eastern Time) (i.e., the beginning of the day) on the Closing Date. All Proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
(b)Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, Seller will prepare and deliver, or cause the Company to prepare and deliver, to Purchaser a statement (the “Estimated Closing Statement”), containing its good faith estimate of the Closing Consideration Amount (the “Estimated Closing Consideration Amount”), including its good faith estimate of Cash, Accounts Receivable, Inventory, Indebtedness, and Transaction Expenses, prepared in accordance with the Accounting Principles.
(c)Closing Payments. At the Closing, Purchaser will pay, or will cause the following payments to be paid or deposited, as applicable, by wire transfer of immediately available funds:
to Seller, the Estimated Closing Consideration Amount to the Seller Account;
(i)to the recipients of the Transaction Expenses, the Transaction Expenses in accordance with the wire transfer instructions designated by such recipients;
(ii)to the holders of outstanding Indebtedness (if any), the amount due and owing to such holders as set forth in the Payoff Letters in accordance with the wire transfer instructions designated by such holders; and
(iii)to the Escrow Agent, $1,000,000 (the “Adjustment Escrow Amount” and together with any interest or earnings thereon, the “Adjustment Escrow Fund”), to be held pursuant to and in accordance with the Escrow Agreement.
(d)Assumption of Assumed Liabilities. At the Closing, Purchaser shall assume and agree to discharge in accordance with their respective terms the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.
Section 2.4    Purchase Price Adjustment.

(a)Following the Closing, the Closing Consideration Amount will be finally determined in accordance with the adjustments and procedures set forth in this Section 2.4, Section 2.5 and Section 2.6.
(b)If the Closing Consideration Amount, as finally determined, is greater than the Estimated Closing Consideration Amount (such excess, the “Excess Amount”), then within five (5) Business Days following the final determination of the Closing Consideration Amount, (i) Purchaser will pay to Seller, the Excess Amount by wire transfer of immediately available funds to the Seller Account and (ii) Purchaser and Seller will jointly instruct the Escrow Agent to release the Adjustment Escrow Fund to Seller pursuant to the Escrow Agreement.
(c)If the Closing Consideration Amount, as finally determined, is less than the Estimated Closing Consideration Amount (such shortfall, the “Shortfall Amount”), then within five (5) Business Days following the final determination of the Closing Consideration Amount, Purchaser and Seller will jointly instruct the Escrow Agent to disburse an amount equal to the Shortfall Amount from the Adjustment Escrow Fund to Purchaser, and if the Shortfall Amount is less than the Adjustment Escrow Fund, the remaining balance of the Adjustment Escrow Fund, if any, to Seller. Recovery from the Adjustment Escrow Fund will be the sole and exclusive remedy available to Purchaser for any Shortfall Amount and Seller will have no liability or obligation for any portion of the Shortfall Amount in excess of the amount of the Adjustment Escrow Amount.
(d)If the Closing Consideration Amount, as finally determined, is equal to the Estimated Closing Consideration Amount, then within five (5) Business Days following the final determination of the Closing Consideration Amount, Purchaser and Seller will jointly instruct the Escrow Agent to release the Adjustment Escrow Fund to Seller pursuant to the Escrow Agreement.
(e)The Parties agree that any payment made pursuant to this Section 2.4 will be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by applicable Law.

Section 2.5     Preparation of the Closing Statement. As soon as practicable, but no later than ninety (90) days after the Closing Date, Purchaser will prepare and deliver to Seller a statement (the “Closing Statement”) setting forth (a) Purchaser’s calculation of the amount of Cash, Accounts Receivable, Inventory, Indebtedness, the Spasticity Collaborative Adjustment Amount and Transaction Expenses, (b) the calculation of the Closing Consideration Amount therefrom, (c) a balance sheet of the Company as of the Closing and (d) reasonable supporting detail with respect to the calculation of each of the components of the Closing Consideration Amount. The Closing Statement will be prepared by Purchaser in accordance with the Accounting Principles. The Parties agree that the purpose of preparing the Closing Statement and determining Cash, Accounts Receivable, Inventory, Indebtedness, the Spasticity Collaborative Adjustment Amount, Transaction Expenses, and the final Closing Consideration Amount under this Section 2.5 is to adjust for inaccuracies in the estimates in the amounts of Cash, Accounts Receivable, Inventory, Indebtedness, and Transaction Expenses and to determine the final Closing Consideration Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining the amounts of Cash, Accounts Receivable, Inventory, Indebtedness, Transaction Expenses or the final Closing Consideration Amount. Notwithstanding any adjustment to the foregoing items under this Section 2.5, the Closing Statement will be deemed issued as of the Closing Date for purposes of the Accounting Principles and for purposes of determining the impact of any subsequent events on the Closing Statement. In preparing the Closing Statement, no effect will be given to (i) the financing of the transactions contemplated by this Agreement or other changes arising from or resulting as a consequence of the financing of transactions contemplated hereby or (ii) any purchase accounting or other similar adjustments resulting from the consummation of such transactions. For the avoidance of doubt, the Spasticity Collaborative Adjustment Amount shall not be adjusted in connection with the foregoing adjustments to the Purchase Price.
Section 2.6    Disputes Regarding Closing Statement.
(a) During the sixty (60) day period following receipt of the Closing Statement (such period, the “Dispute Period”), Purchaser will provide to Seller such documents, books, records and work papers as Seller may reasonably request to review the Closing Statement. On or prior to the last day of the Dispute Period, Seller may provide written notice to Purchaser disputing the calculation of all or a part of the Closing Consideration Amount set forth in the Closing Statement (the “Dispute”), setting forth in reasonable detail the elements and amounts set forth in the Closing Statement with which Seller disagrees (the “Dispute Notice”). If Seller does not deliver to Purchaser the Dispute Notice within the Dispute Period, then the Closing Statement will be deemed to have been accepted and agreed to by Seller in the form in which it was delivered and will be final and binding on the Parties. If Seller delivers the Dispute Notice to Purchaser within the Dispute Period, then Purchaser and Seller will use commercially reasonable efforts to resolve the Dispute within thirty (30) days following receipt of the Dispute Notice, provided that all such discussions will be governed by Rule 408 of the Federal Rules of Evidence and the corresponding provisions of state, local or foreign Law. If Purchaser agrees with Seller’s calculation of the Closing Consideration Amount set forth in the Closing Statement, then Seller’s calculation of the Closing Consideration Amount set forth in the Dispute Notice will be final and binding upon the Parties.
(b)If Purchaser and Seller cannot reach agreement to resolve every element of the Dispute within such thirty (30) day period, then Purchaser and Seller will jointly engage an accounting expert to resolve the Dispute (the Person appointed pursuant to this Section 2.6(b), the “Accounting Expert”). The Accounting Expert will be (i) one or more independent members (having no conflict of interest) of the dispute resolution group of KPMG LLP, or (ii) if such Person refuses or is unable to accept such appointment, another nationally recognized certified public accounting firm mutually agreed between Seller and Purchaser, or (iii) if following such Person’s refusal or unacceptance, Purchaser and Seller are unable to agree on such accounting firm, then either Purchaser or Seller may request that the CPR International Institute for Conflict Prevention and Resolution appoint a certified public accountant (having no conflict of interest) who at the time is, or for at least five (5) years formerly was, a partner (or in a position of equivalent stature) in an independent accounting firm of recognized national or regional standing, to serve as the Accounting Expert. Each of Seller and Purchaser will cooperate with the other Party and the Accounting Expert and use its reasonable efforts to complete the engagement of the Accounting Expert as promptly as possible.
(c)The Accounting Expert’s sole function will be to resolve each element of the Dispute as set forth in the Dispute Notice not resolved by Purchaser and Seller (the “Disputed Elements”) as an accounting expert and not as an arbitrator, by determining in accordance with this Agreement and with the Accounting Principles, whether and to what extent, if any, the calculation of the Closing Consideration Amount set forth in the Closing Statement delivered by Purchaser pursuant to Section 2.5 requires adjustment with respect to such Disputed Elements and, if so, the amount of any such adjustment or adjustments.
(d)In resolving the Dispute, the Accounting Expert will limit its consideration to

(i) reviewing the Closing Statement and the Dispute Notice, as supplemented by written submissions of Seller and Purchaser, which may explain their respective positions, and (ii) conducting a conference at which each of Seller and Purchaser may present additional documents, materials, testimony and other information, and have present their respective advisors, counsel and accountants at the conference; provided that Purchaser and Seller will be limited by their positions set forth in the Closing Statement and Dispute Notice, respectively, and the written submissions or other materials submitted by Purchaser and Seller or presented at the conference may not raise any element that is not a Disputed Element. Any such conference may be held, in the discretion of the Accounting Expert, by telephone conference, videoconference or in person. The Accounting Expert may not conduct any independent investigation or review concerning the Disputed Elements or any other matter. Each of Seller and Purchaser will provide to the other Party and the Accounting Expert any documents, books, records and work papers as such Party or the Accounting Expert may reasonably request to review the Closing Statement and to resolve the Dispute.
(e) Purchaser and Seller will direct the Accounting Expert to as promptly as possible, and in any event within thirty (30) days after the date of its engagement, render its decision on each Disputed Element in a writing to Purchaser and Seller setting forth a written statement of findings and conclusions, including a written explanation of its reasoning, a revised Closing Statement reflecting its decision and a revised calculation of the Closing Consideration Amount based on the information in the revised Closing Statement.
(f) The Accounting Expert will be bound by this Agreement and may not revise any element of the Closing Statement that is not disputed by the Parties or assign a value to any Disputed Element of the Closing Statement greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The process set forth in this Section 2.6 will be the exclusive remedy of the Parties for any Dispute. Each of the Accounting Expert’s decisions, the revised Closing Statement, and the revised calculation of the Closing Consideration Amount, absent fraud or manifest error, will be final and binding upon the Parties, and judgment may be entered on the award. The Accounting Expert may not and will not have authority or jurisdiction to resolve or decide any matter or dispute other than, as provided in and in accordance with this Section 2.6, resolving the Dispute by determining whether and to what extent, if any, the Closing Statement and resulting calculation of the Closing Consideration Amount should be revised with respect to any elements or amounts of the Closing Statement subject to the Dispute. Any other dispute or matter arising under or with respect to this Agreement (including any dispute over whether any claim, issue, element or amount is within the authority of the Accounting Expert to determine) will be reserved for and determined by a court specified in Section 13.15.
(g) Seller and Purchaser will share the fees and expenses of the Accounting Expert in inverse proportion to the relative amounts subject to the Dispute determined in favor of such Party, in accordance with the following formulas: (i) Purchaser will pay a portion of such fees and expenses equal to the total fees, costs and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Seller and the denominator of which is the total dollar amount subject to the Dispute, and (ii) Seller will pay a portion of such fees, costs and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Purchaser and the denominator of which is the total dollar amount subject to the Dispute. Notwithstanding the foregoing, each of Purchaser and Seller will pay the fees, costs and expenses of their respective attorneys, accountants and other representatives in connection with the Dispute.

Section 2.7    Additional Consideration.
(a)Subject to the terms and conditions of this Section 2.7, Seller may be entitled to additional consideration (the “Additional Consideration”) for the Shares, not to exceed $70,000,000 in the aggregate (the “Additional Consideration Cap”) upon the achievement of one or more of the Milestone Thresholds during the Milestone Period. For the avoidance of doubt, the Additional Consideration Cap shall only apply to the Additional Consideration, if any, payable in accordance this Section 2.7, and shall not limit the amount of any other payments that may become due or payable to Seller or its Affiliates pursuant to this Agreement (including, without limitation, Section 7.7) or any other Transaction Document. The Additional Consideration, if any, will be calculated as follows:
(i)If Net Revenue from the sale of Business Products during any Milestone Year equals or exceeds the First Milestone Threshold (but does not equal or exceed any higher Milestone Threshold), then, subject to Section 2.7(a)(iv), Seller shall be entitled to receive the First Milestone Payment with respect to such Milestone Year.
(ii)If Net Revenue from the sale of Business Products during any Milestone Year equals or exceeds the Second Milestone Threshold (but does not equal or exceed any higher Milestone Threshold), then, subject to Section 2.7(a)(iv), Seller shall be entitled to receive an amount equal to the Second Milestone Payment with respect to such Milestone Year.
(iii)If Net Revenue from the sale of Business Products during any Milestone Year equals or exceeds the Third Milestone Threshold, then, subject to Section 2.7(a)(iv), Seller shall be entitled to receive an amount equal to the Third Milestone Payment with respect to such Milestone Year.
(iv)If Net Revenue from the sale of Business Products during any single Milestone Year equals or exceeds the sum of any two or more Milestone Thresholds (to the extent a corresponding Milestone Payment has not already been earned), then the highest applicable Milestone Payment shall be paid with respect to such Milestone Year in accordance with this Section 2.7; provided that (x) each Milestone Payment may be earned only once (whether or not multiple Milestone Payments are earned in any single Milestone Year), and (y) in no event will the Milestone Payments, in the aggregate, exceed
$70,000,000.
(v)By way of example only, if Net Revenue from the sale of Business Products during the 2027 calendar year is equal to $75,000,000 and Net Revenue from the sale of Business Products during the 2028 calendar year is equal to $49,000,000, then Purchaser would pay Seller the Third Milestone Payment with respect to calendar year 2027 and no Milestone Payment would be payable with respect to calendar year 2028.
(vi)By way of another example, if Net Revenue from the sale of Business Products during the 2027 calendar year is equal to $65,000,000, Net Revenue from the sale of Business Products during the 2028 calendar year is equal to $55,000,000, and Net Revenue from the sale of Business Products during the 2029 calendar year is equal to $70,000,000, then Purchaser would pay Seller: the Second Milestone Payment with respect to calendar year 2027; the First Milestone Payment with respect to calendar year 2028; and the Third Milestone Payment with respect to calendar year 2029.
(vii)By way of another example, if Net Revenue from the sale of Business Products during the 2027 calendar year is equal to $65,000,000, Net Revenue from the sale of Business Products during the 2028 calendar year is equal to $75,000,000, Net Revenue from the sale of Business Products during the 2029 calendar year is equal to $45,000,000 and Net Revenue from the sale of Business Products during the 2030 calendar year is equal to $55,000,000, then Purchaser would pay Seller: the Second Milestone Payment with respect to calendar year 2027; the Third Milestone Payment with respect to calendar year 2028; and the First Milestone Payment with respect to calendar year 2030. No Milestone Payment would be payable with respect to calendar year 2029.
(viii)In no event may more than one Milestone Payment be earned in any single Milestone Year.
(b)Within forty five (45) days after the end of each Milestone Year during the Milestone Period, Purchaser shall deliver to Seller a written statement (a “Milestone Statement”) prepared in accordance with this Section 2.7, setting forth Purchaser’s calculation of the Net Revenue for such period and the resulting Milestone Payment due, if any, under this Section 2.7, together with a reconciliation of any Milestone Payments previously paid to Seller during such Milestone Year, and delivered with reasonable supporting detail with respect to the calculation of each of the components of Net Revenue (including, without limitation, Net Revenue by quarter, sales by SKU, a gross-to-Net Revenue reconciliation of total revenues, Net Revenue by region, and volumes by SKU and region but excluding country-level sales data and customer-level information (the “Supporting Detail”)). Net Revenue shall be determined from Purchaser’s and its Affiliate’s (including the Company’s) books and records in accordance with Purchaser's revenue recognition policies. In addition, within fifteen (15) days after the end of each of (i) the third quarter of each Milestone Year and (ii) the fourth quarter of each Milestone Year, Purchaser shall deliver a written statement setting forth the aggregate amount of year-to-date Net Revenue for such Milestone Year, delivered with reasonable supporting detail (each a “Flash Report”). The Parties acknowledge and agree that the Flash Reports will be delivered for informational purposes only and that the information in the Flash Report delivered for any fourth quarter of a Milestone Year will be superseded by the Milestone Statement, when issued; provided, for clarity, that nothing in this sentence shall limit, modify or impair Seller’s rights with respect to the review, dispute or final determination of any Milestone Statement.
(c)As promptly as practicable, but in no event later than sixty (60) calendar days following delivery by Purchaser of a Milestone Statement (the “Review Period”), Seller shall notify Purchaser in writing whether Seller accepts or disputes the accuracy of the items contained in such Milestone Statement. In the event Seller disputes the accuracy of any items contained in the Milestone Statement, Seller shall, no later than the end of the Review Period, deliver written notice to Purchaser of any such good faith disagreement that Seller has with respect to the contents of the Milestone Statement (each, a “Milestone Dispute Notice”). The Milestone Dispute Notice shall explain, in reasonable detail, the basis for such disagreement. During the Review Period, (i) Purchaser shall provide Seller with reasonable access, during normal business hours and upon reasonable prior notice, to the relevant books and records of the Business for the purpose of Seller’s review of the Milestone Statement and (ii) upon Seller’s reasonable request, Purchaser shall make available personnel responsible for preparing, or qualified and knowledgeable regarding, the calculations set forth in any Milestone Statement or Flash Report to meet with Seller or its representatives and discuss such calculations and the supporting detail delivered in connection therewith. If Seller does not deliver a Milestone Dispute Notice within the Review Period, such Milestone Statement shall be deemed final, conclusive, and binding on the Parties.
(d)If Seller delivers a Milestone Dispute Notice within the Review Period, then Purchaser and Seller shall negotiate in good faith to resolve any disagreement. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve a disagreement within thirty (30) days after Seller’s delivery of a Milestone Dispute Notice, then the dispute shall be submitted for resolution to the Accounting Expert in accordance with the procedures set forth in Section 2.6, mutatis mutandis. The Milestone Statement (as modified by the Accounting Expert) shall be final, binding, and conclusive upon the Parties hereto.
(e)The Milestone Payments subject to a Milestone Dispute Notice will be made in cash by wire transfer of immediately available funds to the Seller within five (5) Business Days after the determination of such Milestone Payment becomes final and binding upon the Parties as provided in this Section 2.7.
(f)During the Milestone Period, Purchaser will, and will cause each of its Affiliates to, (i) not act or fail to act with the primary purpose of undermining the achievement of the Milestone Payments contemplated hereby, including by reducing the Net Revenue or Milestone Payments, and (ii) use commercially reasonable efforts to continue the Medical Device Regulation (MDR) process in Europe for the Business Products, including pursuing CE marking certification for such products; provided, that, other than with respect to the obligations of the Purchaser set forth in this Agreement or any Transaction Document, Purchaser shall have sole and full discretion with regard to all matters relating to the operation of the Business following the Closing.
(g)In the event Purchaser or any of its Affiliates sells, transfers, or otherwise disposes of all or substantially all of the Business or the assets of the Business (whether by merger, sale of stock, sale of assets, or otherwise) to any third party (a “Business Transfer”) prior to the payment in full of all Milestone Payments that have been earned or may be earned hereunder, then (i) Purchaser shall require, as a condition to the consummation of such Business Transfer, that the acquiror or transferee expressly assume in writing all of Purchaser’s obligations under this Section 2.7 with respect to any unpaid Milestone Payments (whether or not yet earned), on terms no less favorable to Seller than those set forth herein, and (ii) in the event such acquiror or transferee does not assume such obligations in full, all Milestone Payments that have not yet been earned shall be deemed earned and shall become immediately due and payable to Seller upon the closing of such Business Transfer.
(h)Once per Milestone Year, the Seller (or its designated representative) shall have the right, upon reasonable prior written notice, to inspect Purchaser’s (or an applicable Affiliate’s) books and records relating to the calculation of Net Revenue and each component thereof (including, without limitation, the Supporting Detail), with such inspection to be conducted during normal business hours and at the Seller’s expense. Any inspection permitted under this Section 2.7(h) is strictly limited to reviewing only the documents necessary to verify the accuracy of the calculation of Net Revenue and each component thereof. Such inspection rights do not include, and shall not be construed to include, any right to evaluate, assess, opine upon, or determine Purchaser’s business judgment, commercial decisions, pricing strategy, sales practices, customer relationships, operation or management of the business, or any matter other than the calculation of Net Revenue and the resulting Milestone Payment, if any.
(i)Purchaser has neither furnished nor provided, whether written or oral, any assurances or commitments regarding the achievability of the Milestone Payments or the likelihood thereof and

Seller acknowledges that there is no assurance that Seller will earn any portion of the Milestone Payments and the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. Purchaser shall not be liable to Seller for any incidental, consequential or punitive damages arising out of the failure to satisfy conditions to the payment of any part of the Milestone Payments, whether liability is asserted in tort or contract, or otherwise. Seller acknowledges that Purchaser and its Affiliates shall have the right to operate the Business in accordance with their own commercially reasonable discretion and Purchaser is under no obligation to provide any specific level of investment or financial assistance to the Business. Seller further acknowledges that the payment of any Milestone Payments is speculative and subject to, among other things, the future performance of the Business, which cannot be predicted with accuracy. Accordingly, Purchaser makes no representations, warranties, covenants or guaranties as to the future performance of the Company or the likelihood of any Milestone Payments.
(j)Seller understands and agrees that: (i) the contingent right to receive any portion of the Milestone Payments shall not be represented or memorialized by any form, certificate or other instrument and does not constitute an equity or ownership interest in the Company, Purchaser, or any of their respective Affiliates, is not transferrable, except by operation of Law or pursuant to a merger, consolidation, reorganization, liquidation, dissolution, or similar transaction, and any other attempted transfer shall be null and void; and (ii) Seller shall have no rights as a security holder in the Company, Purchaser or any of their respective Affiliates solely as a result of Seller’s contingent right to receive any Milestone Payment hereunder.
(k)Any Additional Consideration paid hereunder shall be treated for all purposes as part of the Share Purchase Price.
Section 2.8    Closing Deliveries. At or before the Closing, the Parties will deliver the documents and instruments that are set forth in this Section 2.8.
(a)Subject to the delivery of the items set forth in Section 2.8(b), at or before the Closing, Purchaser will execute or deliver (or cause to be executed and delivered) to the Company the following:
(i)evidence that, concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser has initiated the payments required under Section 2.3(c);
(ii)a counterpart to the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;
(iii)a counterpart to the Assignment and Assumption Agreement, duly executed by Purchaser;
(iv)a counterpart to the Bill of Sale, duly executed by Purchaser;
(v)a counterpart to the Transition Services Agreement, duly executed by Purchaser;
(vi)a counterpart to the Sublease Agreement, duly executed by the Company;
(vii)a properly completed original IRS Form 8023 for the Section 338(h)(10)

Election, duly executed by Purchaser;
(viii) and a certificate executed by an officer of Purchaser to the effect that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been satisfied.
(b) Subject to the delivery of the payments set forth in Section 2.3(c) and the items set forth in Section 2.8(a), at the Closing, Seller or the Company, as applicable, will execute or deliver to Purchaser (or any other Person that is indicated below) all of the following:
(i)a counterpart to the Escrow Agreement, duly executed by Seller;
(ii)a counterpart to the Assignment and Assumption Agreement, duly executed by each Asset Seller to be party thereto;
(iii)a counterpart to the Bill of Sale, duly executed by each Asset Seller to be party thereto;
(iv)a counterpart to the Transition Services Agreement, duly executed by each Seller Group Entity to be a party thereto;
(v)a counterpart to the Sublease Agreement, duly executed by Seller (or its applicable Subsidiary);
(vi)evidence satisfactory to Purchaser that TPSC VI LLC, as landlord, has provided its consent to the Sublease Agreement;
(vii)evidence satisfactory to Purchaser that the lien on the Shares and the Purchased Assets in favor of Wells Fargo Bank has been released;
(viii)the consents of third parties identified on Section 3.4(a) of the Disclosure Schedule;
(ix)a properly completed IRS Form W-9, duly executed by each of Seller and the Asset Sellers;
(x)a counterpart IRS Form 8023 for the Section 338(h)(10) Election, duly executed by Seller; and
(xi)a certificate executed by an officer of the Company to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied with respect to the Company.

Section 2.9 Withholding Rights. The Company, Seller, Purchaser and the Escrow Agent (collectively, the “Withholding Agents”) may deduct and withhold from any consideration payable pursuant to this Agreement to any Person such amounts as such Withholding Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other Tax Law; provided that, with respect to any consideration payable pursuant to this Agreement after the Closing Date that is not treated as compensation for U.S. federal income Tax purposes, each applicable Withholding Agent will use commercially reasonable efforts to notify Seller of any amounts subject to deduction or withholding at least five (5) Business Days prior to the payment thereof; provided further, however, that no failure of a

Withholding Agent in providing such notice to Seller shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement, except to the extent Seller is actually and materially prejudiced thereby. And Purchaser and the applicable Withholding Agent will reasonably cooperate with Seller and the affected payee to minimize or eliminate any such deduction or withholding to the extent permissible pursuant to applicable Law. To the extent that such amounts are so deducted or withheld by a Withholding Agent and properly and timely paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for the purposes of this Agreement as having been paid to such Person in respect of whom such deduction or withholding was made. Purchaser will promptly furnish to Seller and the applicable payee evidence of the payment to the applicable Governmental Authority of any amount deducted or withheld pursuant to this Section 2.9.
Section 2.10 Allocation of Asset Purchase Price and Share Purchase Price. Seller and Purchaser agree to allocate the Asset Purchase Price and, in the event the Section 338(h)(10) Election is made, the Share Purchase Price (and, in each case, other relevant items of consideration paid to Seller) among the Purchased Assets and, if applicable, the assets of the Company, for all tax purposes in accordance with the methodology for allocation provided on Schedule 2.10 attached hereto (the “Allocation Methodology”). Within ninety (90) days after determination of the Closing Consideration Amount pursuant to Section 2.4, Section 2.5 and Section 2.6, Purchaser shall deliver to Sellers a statement allocating the Purchase Price (including those Assumed Liabilities that are Liabilities for Tax purposes) among the Purchased Assets and, if applicable, the assets of the Company, in accordance with the Allocation Methodology (the “Allocation”). The Parties agree that the Allocation shall be modified to reflect any adjustments made pursuant to this Agreement or the payment of any indemnification claims pursuant to Article XII as mutually agreed upon by Purchaser and Sellers in good faith (and, if applicable, consistent with the prior allocation of similar items). If Seller disagrees with any items reflected in the Allocation, Seller shall notify Purchaser within thirty (30) days of receiving the Allocation of such disagreement and its reasons for so disagreeing, in which case the Parties shall negotiate in good faith and use their commercially reasonable best efforts to resolve any disputed items prior to the finalization of the Allocation. In the event the Seller and the Purchaser cannot agree on the Allocation, Seller and Purchaser shall each determine their own allocation of the Asset Purchase Price (and other relevant items) for applicable Tax purposes and shall not be bound by the Allocation. To the extent that the Parties agree on the Allocation, (a) the Parties shall file all Tax Returns (including IRS Forms 8594 and 8883, if acceptable, amended returns and claims for refunds) in a manner consistent with the Allocation, including any adjustments to such Allocation made pursuant to this Section 2.10, and shall use their commercially reasonable efforts to sustain such Allocation in any subsequent Tax audit or dispute, and (b) no party (and none of their respective Affiliates) will take any Tax position inconsistent with the Allocation on any Tax Return or otherwise, except as otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state, local or non-U.S. Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE PURCHASED ASSETS

Seller makes the representations and warranties regarding the Company and the Purchased Assets set forth in this Article III on the date hereof and on the Closing Date.
Section 3.1 Organization, Existence and Good Standing. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own all of its properties and assets and to carry on its business as presently conducted and is qualified as a foreign corporation and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets or Personnel requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

Section 3.2 Power and Authority, Authorization and Execution. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party. The execution and delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents have been, or prior to the Closing will have been, duly and validly approved by the board of directors of the Company. No other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party or the consummation of the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by a duly authorized officer of the Company.
Section 3.3     Enforceability. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”). At the Closing, the Transaction Documents to be executed and delivered by the Company at the Closing will constitute valid and binding obligations of the Company, enforceable in accordance with their terms (assuming that the Transaction Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions.
Section 3.4    Consents; Non-Contravention.
(a)Except as set forth on Section 3.4(a) of the Disclosure Schedule, neither Seller, nor the Company is required to give any notice to, make any filing with, or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is, or at the Closing will be, a party or the consummation of the transactions contemplated herein or therein, except for any such notice, filing, authorization, consent, Order or approval as would not have a Material Adverse Effect.
(b)Assuming that all notices, filings, authorizations, consents, Orders and approvals contemplated by Section 3.4(a) of the Disclosure Schedule have been duly made or obtained, neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company or Seller is, or at the Closing will be, a party, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of the Company; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification, or cancellation, or a loss of rights under, any Material Contract;
(c) will violate any material Law or material Order to which the Company, Seller or any of the Company’s or Seller’s assets are subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Company or Seller, or any of the Company’s or Seller’s assets, except, in the case of clauses (b), (c) and (d) above, for any such conflict, breach, default, event, loss, violation, creation or imposition as would not have a Material Adverse Effect.

For the avoidance of doubt, given that the certificates allowing the CE marking of the Business Products are Excluded Assets, in order to operate the Business, Purchaser will need to independently obtain its own certificates (declarations of conformity and certificates issued by a competent Notified Body, all as applicable) relating to the CE marking of products aimed at the European Union market or other markets that recognize the authority of the CE marking.
Notwithstanding anything to the contrary in this Section 3.4, Seller makes no representation or warranty with respect to any notices, filings, authorizations, consents, Orders, approvals, Permits, registrations, certifications, designations or appointments that may be required in connection with Purchaser’s or its Affiliates’ operation of the Business following the Closing, including any such requirements relating to European regulatory matters (including the Medical Device Regulation (MDR) process or CE marking certification for the Business Products), all of which are expressly disclaimed.

Section 3.5    Capitalization.
(a)The ownership of the Company is represented by the Shares and all of the Shares are held by Seller. Other than the Shares, there are no Equity Securities of the Company authorized, issued, or outstanding. All of the Shares have been validly issued and there are no unsatisfied capital commitments in respect thereof. Except for its Governing Documents, the Company is not a party to any agreements with respect to the voting, ownership or transfer of any Shares. Upon the Closing, the Shares will be delivered to Purchaser, free and clear of all Liens (other than any Liens which may result from any actions taken by Purchaser or arising under any applicable securities Laws or the Governing Documents of the Company).
(b)The Company does not directly or indirectly hold or beneficially own any Equity Securities in any Person.
(c)The Company has furnished to Purchaser complete, current and accurate copies of all Governing Documents of the Company as in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and no other Governing Documents are applicable to or binding upon the Company. The Company is not in violation of its Governing Documents in any material respect.
Section 3.6    Financial Statements; Undisclosed Liabilities
(a)Section 3.6(a) of the Disclosure Schedule sets forth (i) the unaudited statements of selected assets and liabilities and selected revenue and costs of the Business for the year ending December 31, 2024 and (ii) the unaudited statements of selected assets and liabilities and selected revenue and costs of the Business for the year ending December 31, 2025 (the “Most Recent Balance Sheet”) (collectively, the “Financial Statements”). The Financial Statements have been derived from the consolidated financial statements and accounting records of Seller and its applicable Subsidiaries and present fairly, in all material respects, the selected assets, liabilities, revenues and expenses of the Business; provided, however, that (i) the Company has not operated as a separate or standalone entity, but rather has historically been reported within the consolidated financial statements of the Seller and (ii) standalone financial statements have not historically been prepared for the Company.
(b)Except as set forth on Section 3.6(b) of the Disclosure Schedule, there are no liabilities or obligations of the Company or, to the extent relating to the Business, a Seller Group Entity,

of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would be required to be presented on the face of a balance sheet of the Business prepared in accordance with GAAP except (i) as disclosed in the Most Recent Balance Sheet, (ii) incurred in the ordinary course of business since the Most Recent Balance Sheet Date, (iii) incurred in accordance with obligations of a Seller Group Entity or the Company under this Agreement, (iv) arising under any Contract to which the Company or a Seller Group Entity is a party, (other than any liabilities or obligations arising from any breach of such Contract by the Company or such Seller Group Entity, as the case may be) or (v) any liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Business, taken as a whole.

Section 3.7     Title to Assets and Related Matters. Except as set forth on Section 3.7 of the Disclosure Schedule, and except for the goods and services to be provided pursuant to Transition Services Agreement and any assets that constitute Excluded Assets, as of immediately prior to the Closing, (a) the Company has good and valid title to, or a valid leasehold or licensed interest in, all of the tangible assets and properties used by the Company in the conduct of the Business, in each case free and clear of all Liens other than Permitted Liens, and (b) the Seller Group Entities have good and valid title to, or a valid leasehold or licensed interest in, all of the tangible Purchased Assets, in each case free and clear of all Liens other than Permitted Liens. The material tangible assets of the Company, as well as the material tangible assets included in the Purchased Assets, are in suitable operating condition and repair in all material respects, normal wear and tear excepted and are in conformity in all material respects with all applicable Laws and other applicable requirements.
Section 3.8 Insurance. Section 3.8 of the Disclosure Schedule lists each current insurance policy maintained by the Company. All such insurance policies are in full force and effect, the Company and/or the Business are not in default with respect to its payment obligations under any such insurance policies and as of the date of this Agreement, no written notice of cancellation or termination has been received by the Company or any Seller Group Entity with respect to any such insurance policy. There are no claims pending under any such insurance policy with respect to the Business or the Purchased Assets.
Section 3.9    Taxes.
(a)In the past five (5) years all income and other material Tax Returns for the Business that were required to be filed have been duly and timely filed, and all material Taxes (whether or not shown on any Tax Return) for the Business have been timely paid in full. All such Tax Returns are true, correct and complete in all material respects.
(b)Except as set forth on Section 3.9(b) of the Disclosure Schedule, the Company has not been the subject of any audits, examinations, claims, litigations, investigations or other Proceedings by any Governmental Authority with respect to Taxes or Tax Returns for which the statute of limitations has not expired and which has not been fully settled or resolved. No audits, examinations, claims, litigation, investigations or other proceedings are currently being conducted, pending or have been threatened in writing with respect to Tax Returns or Taxes of the Company. The Company has not received from any Governmental Authority (including jurisdictions where the Company has not filed Tax Returns) (i) any written notice indicating an intent to open an action, audit, examination, claim litigation or other proceeding related to Taxes or Tax Returns, (ii) any request for information related to Tax matters or (iii) any notice of deficiency or proposed adjustment for any amount of Tax by any Governmental Authority against the Company. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of the Company that are currently in effect have been given by or requested in writing from the Company (except, for the avoidance of doubt, for automatic extensions of time to file

Tax Returns). No written claim has been received in the past five (5) years by the Company from any Governmental Authority in a jurisdiction where the Company does not file a particular type of Tax Return, or pay a particular type of Tax, that it is or may be subject to taxation by that jurisdiction or required to file Tax returns in that jurisdiction.
(c)There are no Liens for Taxes upon the Shares, the Purchased Assets or any of the Company’s assets, other than Permitted Liens. All Taxes required to be withheld by Seller or the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person with respect to the Business have been withheld, and have been timely paid to the proper Governmental Authorities or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Governmental Authority. Each of Seller and the Company has timely and accurately complied in all respects with all reporting and record keeping requirements related thereto with respect to the Business, including filing of Forms W-2 and 1099 (or other applicable forms). All Persons who have provided services to Seller or the Company with respect to the Business that have been classified by Seller or the Company as independent contractors for purposes of Tax withholding laws were properly classified, and Seller or the Company has fully and accurately reported their compensation on Forms 1099 when required to do so.

(d)The Company is not party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or any similar Contract for the sharing of Tax liabilities or benefits (excluding Contracts not primarily related to Taxes, such as commercial agreements with lenders, vendors, customers and landlords and similar commercial agreements, and any Contracts solely among the Company, on the one hand, and one or more of its Affiliates, on the other hand, or among the Company’s Affiliates).
(e)The Company (i) has not been a member of a Tax Group (other than a Tax Group the common parent of which is or was Seller or one of its Affiliates or a group including Purchaser or any of its Affiliates or a Tax Group that the Company will join upon or after the Closing) or (ii) has not had any liability for the Taxes of any Person (other than with respect to a Tax Group the common parent of which is or was the Company, Seller or one of its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor, or by Contract (other than any Contracts not primarily related to Taxes, such as commercial agreements with lenders, vendors, customers and landlords and similar commercial agreements, or any Contracts solely among the Company, on the one hand, and one or more of its Affiliates, on the other hand, or among the Company’s Affiliates).
(f)The Company has not participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). The Company has not participated or engaged in any transaction that has required the filing of an IRS Schedule UTP and has not participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or foreign Tax Law.
(g)The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code in the two (2) years before the date of this Agreement.
(h)The Company has not entered into any agreement with any Governmental Authority relating to any Tax (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or any “gain recognition agreement” under Section 367 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law)).
(i)The Company will not (nor will Purchaser as a result of the transactions contemplated by this Agreement) be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of: (i) any change in method of accounting (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law)) by the Company; (ii) any use of an improper method of accounting, completed contract method of accounting, or the percentage of completion method of accounting by the Company for a Pre-Closing Tax Period; (iii) entering into an agreement with any Governmental Authority relating to any Tax of the Company on or prior to the Closing Date (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) and a “gain recognition agreement” under Section 367 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law)); (iv) an installment sale or open transaction disposition made on or prior to the Closing Date by the Company; (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date by the Company; (vi) Section 965 or Section 59A of the Code (or any corresponding or similar provision of state, local or foreign Tax Law);
(vii) any election by the Company under Section 108(i) of the Code; or (viii) any interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) (a “CFC”) on or before the Closing Date pursuant to Section 951, 951A, or 965 of the Code (collectively, a “Post-Inclusion Item”).

(j)Except as set forth on Section 3.9(k) of the Disclosure Schedule, the Company and the Asset Sellers (i) have timely and properly collected and remitted all sales, use, value added, and similar Taxes required to be collected by the Company or the Asset Sellers with respect to sales made to its customers, and (ii) has properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales, use, value-added and similar Taxes that qualify such sales as exempt from sales and similar Taxes.
(k)The Company has not (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021), (ii) claimed or received any Tax credits (including, but not limited to, the Employee Retention Credit) under Sections 7001 through 7005 of the Families First Act, Section 2301 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021) or Section 3134 of the American Rescue Plan Act of 2021), (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, (iv) incurred any liability with respect to any claimed or received Tax credits (including, but not limited to, the Employee Retention Credit) under Sections 7001 through 7005 of the Families First Act, Section 2301 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021), or Section 3134 of the American Rescue Plan Act of 2021, or (v) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.
(l)Within the past five (5) years, the Company (i) is and has always been in compliance in all respects with all escheat, abandoned and unclaimed property applicable Laws, (ii) submitted to the appropriate Governmental Authority all amounts required to be paid thereunder, and (iii) filed all statements, returns, and reports required to be filed thereunder. There is no escheat, abandoned, or unclaimed property obligation with respect to property or other assets held or owned by the Company.
(m)Neither the Company nor any of its assets, nor any of the Purchased Assets is subject to a Tax holiday, Tax incentive, Tax grant or similar Tax exemption in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to clawback or recapture) as a result of the transactions contemplated by this Agreement. There is no potential for any Tax Incentive of the Company that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date.
(n)As a result of the election under Section 338(g) of the Code made in connection with Seller’s acquisition of the Company, the Company recognized gain inherent in the Company’s assets in accordance with the provisions of Section 338 of the Code and the Treasury Regulations thereunder.
Section 3.10 Conduct of Business. Since the Most Recent Balance Sheet Date, (a) there has not occurred any Material Adverse Effect and (b) other than in connection with this Agreement and the other Transaction Documents and other than as set forth on Section 3.10 of the Disclosure Schedule:
(i) the Company has not amended its Governing Documents in any material respect;

(ii) the Company has not (A) made any change in its authorized Equity Securities, (B) issued any Equity Securities or (C) purchased or redeemed any of its Equity Securities;

(iii) no Seller Group Entity has sold or transferred any material portion of the Business assets or property, except for sales of inventory, dispositions of obsolete equipment and transfers of cash in payment of accrued expenses and accounts payable due and owing, all in the ordinary course of business;

(iv) the Company has not incurred, assumed or guaranteed any material indebtedness for borrowed money, other than in the ordinary course of business under existing revolving lines of credit and no Seller Group Entity has incurred or assumed any indebtedness for borrowed money creating or resulting in a Lien (other than a Permitted Lien) on any of the Business assets;

(v) no Seller Group Entity has made any capital expenditure relating to the Business that causes the aggregate amount of all capital expenditures by the Company since the Most Recent Balance Sheet Date to exceed $500,000;

(vi) no Seller Group Entity has, except as required by applicable Law, instituted or made any material amendment to any Benefit Plan;

(vii) no Seller Group Entity has settled or compromised any claim relating to the Business, other than settlements or compromises involving solely money damages not in excess of $500,000 in the aggregate;

(viii) no Seller Group Entity has experienced any damage or destruction affecting a material portion of the assets or properties of the Business, taken as a whole;

(ix) no Seller Group Entity has acquired (including without limitation, by merger, consolidation, or acquisition of stock or assets) any material interests in any Person or any material assets of any Person, in each case, other than acquisitions of Inventory in the ordinary course of business;

(x) no Seller Group Entity has, with respect to the Business, entered into, amended, accelerated, terminated or modified any Material Contract;

(xi) other than in the ordinary course of business and consistent with past practice, no Seller Group Entity has increased or decreased the compensation (including bonus or incentive compensation) or benefits of any Business Employee or independent contractor of the Business;

(xii) no Seller Group Entity has, with respect to the Business, granted rights to severance, retention or termination pay to, or entered into any employment, consulting or severance agreement with any current or former Personnel or independent contractor of the Business;

(xiii) neither the Company nor any Seller Group Entity has: (x) hired, terminated, promoted, demoted, or removed any Business Employee at the manager level or above or (y) materially changed the terms and conditions of employment of any Business Employee at the manager level or above;

(xiv) no Seller Group Entity has, in connection with the Business, (i) accelerated sales into a current period or deferred any sales into a future period, (ii) delayed or postponed any capital expenditures or the repair or maintenance of any of the Business’s properties or assets, or (iii) varied any of its inventory purchasing practices in any material respect; and

(xv) no Seller Group Entity has agreed to do any of the foregoing in connection with the Business.

Section 3.11 Contracts. Section 3.11 of the Disclosure Schedule contains a list of the following Contracts to which the Company or, to the extent related to the Business, any Seller Group Entity, is a party or otherwise bound as of the date of this Agreement and which has not been fully performed by the parties thereto as of the date of this Agreement (each Contract listed on Section 3.11 of the Disclosure Schedule, and each Intellectual Property License that is not an Incidental License, a “Material Contract”):
(a)Contracts with any Business Employee whose annual salary was in excess of
$200,000 as of March 31, 2026 other than any at-will agreement (terminable at any time for any reason without any notice, severance, penalty, or the payment of any amount other than accrued wages) or any Independent Business Contractor whose aggregate fees exceeded $200,000 during the twelve (12) month period ended March 31, 2026;
(b)Contracts that provide for the payment to any employee, officer, director, independent contractor, or consultant of any change of control payment or retention payment as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;
(c)Collective bargaining agreements or any Contracts with any labor union;

(d)Contracts relating to indebtedness (i) pursuant to which the Company has incurred, assumed or guaranteed any indebtedness for borrowed money or (ii) which grants or evidences a Lien (other than a Permitted Lien) on the Shares, or the Purchased Assets;
(e)Contracts pursuant to which the Company or, to the extent related to the Business, any Seller Group Entity, acquired or disposed of any material assets of the Business or material amount of securities during the past three (3) years outside the ordinary course of business;
(f)Contracts with the twenty-five (25) largest customers of the Business, as measured by revenue for the twelve (12) month period ended December 31, 2025;
(g)Contracts with component suppliers, contract manufacturers, or similar providers for the manufacture or supply of products pursuant to which the Company or any Seller Group Entity made payments in respect of the Business in excess of $300,000 during the twelve (12) month period ended March 31, 2026;
(h)Contracts with the ten (10) largest distributors of the Business whereby any third-party is distributing any Business Product;
(i)Contracts with sales representatives, sales agencies, or other Persons engaged to solicit or generate product sales pursuant to which the Company or any Seller Group Entity made payments in respect of the Business in excess of $300,000 during the twelve (12) month period ended March 31, 2026;
(j)any Contract that (A) materially limits the freedom of the Company or the Business to compete in any line of business with any Person or in any area, (B) contains any exclusivity obligation that restricts the Company or the Business or (C) contains any provision that requires the Company or the Business to offer most favored nation pricing or volume discounts;
(k)any Contract for the settlement or compromise of any Proceeding pursuant to which, after the date of this Agreement, the Business will be required to satisfy any obligation;
(l)(i) any finance or capital lease or (ii) any lease or other Contract relating to equipment or machinery, in each case, that is material to the operation of the Business;
(m)any Contract, other than leases relating to equipment and machinery of the Business, relating to the lease or license of any assets of the Company, including any Intellectual Property Asset or Leased Real Property;
(n)any Contract relating to the Intellectual Property Assets, including, without limitation, Contracts relating to the development of the Intellectual Property Assets;
(o)any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person to which the Company is a party or by which the Business or any of its assets are bound; and
(p)any Contract between the Company and any Governmental Authority.
All of the Material Contracts are in full force and effect and are valid and enforceable against the Company and any Seller Group Entity party thereto in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions, and except as would not reasonably be expected to individually or in the aggregate, be materially adverse to the Company or the Business. Neither the Company nor any Seller Group Entity party thereto is in material default under such Material Contract and, to the Company’s Knowledge, no other Person that is party to such Material Contract is in material default under such Material Contract. True, correct and complete copies of each Material Contract have been made available to Purchaser.

Section 3.12 Permits. The Seller Group Entities collectively hold all Permits that are required to be held by the Seller Group Entities in order to conduct the Business as presently conducted and that, if not possessed, would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Business, taken as a whole (collectively, the “Material Permits”). To the Company’s Knowledge, the Business is in compliance in all material respects with the terms and requirements of all Material Permits. All such Material Permits are set forth on Section 3.12 of the Disclosure Schedule.
Section 3.13 Compliance with Laws.
(a)Except as set forth on Section 3.13 of the Disclosure Schedule, during the past three (3) years, (i) the Company has been, and with respect to the operation of the Business, Seller Group Entities have been, in compliance in all material respects with all applicable Laws and (ii) neither the Seller Group Entities nor the Company has received any written notice from any Governmental Authority or other Person claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or the operation of the Business or that any Seller Group Entity was not in compliance with all Laws applicable to the operation of the Business.
(b)None of the Company or any Personnel of the Business or other Person acting on behalf of or associated with the Business, has at any time: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier, or any employee or agent of any customer or supplier, or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any official or employee of any Governmental Authority, or other Person who was, is or could reasonably be expected to be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed business transaction), including, without limitation, any customer or supplier of the Company or any Personnel or Representative of such customer or supplier, in each case which (x) could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental Proceeding, (y) if not given in the past, could reasonably be expected to have had an adverse effect on the operations, cash flows or prospects of the Company or (z) if not continued in the future, could reasonably be expected to adversely affect the operations, cash flows or prospects of the Company or (iii) violated or is in violation of any provision of any Anti-Corruption Law.
(c)The Company and each Seller Group Entity have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with applicable Anti-Corruption Laws. Neither the Company nor any Personnel of the Company is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Law.
(d)None of the Company, any Seller Group Entity nor any Personnel of the Business have violated or are in violation of any Export Control Law with respect to the operation of the Business. Neither of the Company, nor any Seller Group Entity has received notice alleging that it is not in compliance with applicable Export Control Laws with respect to the operation of the Business, and neither the Company nor any Seller Group Entity has filed any voluntary disclosures of possible violations of applicable Export Control Laws or any other export violations with respect to the operation of the Business. None of the Company, any Seller Group Entity nor any Personnel of the Company (i) is named or described in any screening list maintained by any Governmental Authority, including any list issued by OFAC or any other lists included in the U.S. government’s consolidated screening list or on any similar list, (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenue) located in a country in which transactions are prohibited by Law, or (iii) have been convicted of a felony relating to money laundering or is under investigation by any Governmental Authority for money laundering.

Section 3.14 Proceedings and Orders. Except as set forth on Section 3.14 of the Disclosure Schedule, there are no Proceedings of any kind or nature pending or, to the Company’s Knowledge, threatened in writing against any Seller Group Entity relating to the operation of the Business. Neither the Company, nor any Seller Group Entity is bound by any material Order entered into in connection with any material Proceeding during the three (3) year period ended the date of this Agreement, in each case relating to the Business.

Section 3.15 Real Property. The Company does not own and has never owned fee simple interest in any real property. Section 3.15 of the Disclosure Schedule (a) identifies by street address all real property leased by the Company and any Seller Group Entity in connection with the Business (the “Leased Real Property” and the lease agreements related thereto, the “Real Property Leases”) as of the date of this Agreement and (b) lists the written leases under which the Leased Real Property is leased as of the date of this Agreement (the “Leases”). The Leases are in full force and effect and are valid and enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions. The Company is not and no Seller Group Entity is, as applicable, in material default under any Lease to which it is a party, and, to the Company’s Knowledge, no other Person that is party to any Lease is in material default under any Lease, except, in either case, for breaches or defaults as to which requisite waivers or consents have been obtained. The Company has not subleased any Leased Real Property to any Person. Except as set forth on Section 3.15 of the Disclosure Schedule:

(a)as of the Closing, the Company will have a valid leasehold interest in the Leased Real Property, and the Company will not have collaterally assigned, mortgaged, deeded in trust or granted any other Liens in the Leased Real Property other than Permitted Liens;
(b)the Company’s leasehold interest in the Leased Real Property will not as of the Closing be subject to any Liens (other than the Lien, if any, of current property Taxes and assessments not in default and other than as provided for in the Real Property Leases);
(c)except as set forth in the Real Property Leases, the Leased Real Property is not subject to any use restrictions, exceptions, reservations or limitations which interfere with or impair the present and continued use thereof as currently used by the Company in the conduct of the Business;
(d)there are no pending or, to the Company’s Knowledge, threatened, condemnation or other similar Proceedings or claims relating to any of the Leased Real Property;
(e)the Leased Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Leased Real Property, and access to the Leased Real Property is provided by paved public right-of-way;
(f)all necessary utilities are currently available to the Leased Real Property in sufficient size and capacity to adequately serve the continued use thereof as currently used by the Company in the conduct of the Business;
(g)the Leased Real Property is properly zoned to permit the continued use of the Leased Real Property for the conduct of the Business, and, to the Company’s Knowledge, there are no pending amendments to any applicable zoning ordinance which are likely to curtail or to interfere with such continued use;

(h)the conduct of the Business on the Leased Real Property is in compliance in all material respects with applicable Laws and the Real Property Leases, and no portion of the Leased Real Property is operated as a nonconforming use;
(i)all Permits necessary for the occupancy and use of the Leased Real Property for the conduct of the Business have been obtained and are in full force and effect; and
(j)no portion of the Leased Real Property is located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.
Section 3.16    Environmental Matters.
(a) The Company is and for the past three (3) years has been in compliance in all material respects with all applicable Environmental Laws. The Company possesses and is and for the past three (3) years has been in material compliance with all Environmental Permits that are required for the Company to operate its business as presently conducted. All such Environmental Permits held by the Company are valid and in good standing and there is no pending, or to the Company’s Knowledge, threatened, action to modify, revoke or rescind any such Environmental Permit. There are no pending actions or claims against the Company related to Environmental Laws. Within the past three (3) years, the Company has not received any written or, to the Company’s Knowledge, oral, notice, request for information, complaint, claim, citation, summons or other communication from any Governmental Authority regarding (i) any actual or alleged violation of any Environmental Laws or Environmental Permits or (ii) any investigatory, remedial, or corrective obligations relating to the Company arising under Environmental Laws. The Company has not entered into or assumed by contract or, operation of Law or otherwise, any obligation, liability or Order relating to or arising under Environmental Laws. No facts, conditions or circumstances exist with respect to the Company or the Business that would reasonably be expected to result in any claim, liability, investigatory obligation or remedial obligation under Environmental Laws. The Company has provided Purchaser with copies of all existing material reports, reviews, studies, audits, and other material documents that relate to the environmental condition of the real properties or assets currently or formerly used in connection with the operation of the Company’s business, or the Company’s compliance with Environmental Laws or Environmental Permits, and that are in the Company’s possession or under the Company’s reasonable control.
(b) There has been no Release of Hazardous Materials by the Company at, on, under or migrating from any real property or, to the Company’s Knowledge, by any Person, at, on, under or migrating from any real property currently or formerly operated or leased by the Company, that has resulted in or would reasonably be expected to result in liability to the Company under Environmental Laws. The Company has not transported, treated, stored, disposed of, arranged for disposal of, or released any Hazardous Materials except in compliance with Environmental Laws.
Section 3.17    Benefit Plans.
(a)Section 3.17 of the Disclosure Schedule lists each Benefit Plan. The Company has made available to Purchaser with respect to each Benefit Plan (to the extent applicable thereto) copies of
(i) the current plan document and trust agreement or other funding documentation (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of the material terms of such Benefit Plan; (ii) the three most recent Forms 5500 filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Benefit Plan; (iv) the most recent annual compliance testing report; and
(v) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Benefit Plan.
(b)Each Benefit Plan has been documented in all material respects in compliance with all applicable Laws and maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Laws. Except as would not reasonably be expected to result in liability to the Company: (i) all contributions, premiums and other payments due or required to have been paid by the Company or an Affiliate (as applicable) to (or with respect to) any Benefit Plan prior to the date of this Agreement have been timely paid; (ii) all contributions, premiums and other payments that have accrued but are not yet due to or with respect to any Benefit Plan prior to the date of this Agreement have been properly reflected in the Company’s or Affiliate’s (as applicable) financial statements; and (iii) the Company has not and, to the Company’s Knowledge, no other Person has (A) engaged in a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan that is subject to such sections, or (B) breached any fiduciary duty imposed upon it by ERISA with respect to any Benefit Plan that is subject to ERISA. With respect to employees, contractors, and other service providers of or to the Business, each Benefit Plan covers only current employees who are employed by the Company and their dependents (or former employees or their dependents with respect to former employee service with the Company).
(c)Each Benefit Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of a favorable determination letter from the IRS, or (ii) utilizes a preapproved plan document that is the subject of a favorable opinion or advisory letter issued by the IRS to the sponsor of such preapproved plan. Nothing has occurred and, to the Company’s Knowledge, no circumstances exist that would reasonably be expected to cause the loss of qualification of any such Benefit Plan.
(d)Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code is and at all times has been documented in accordance with Section 409A of the Code and complies and has complied in all material respects with the requirements of Section 409A of the Code and the guidance issued thereunder, to the extent such requirements are applicable thereto. The Company does not have any obligation to indemnify or reimburse any individual for any additional Taxes or interest imposed on such individual pursuant to Section 409A of the Code.
(e)None of the Benefit Plans is or ever has been, and the Company does not have and never has had any liability (including contingent liability) with respect to, any (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA; (iii) multiple employer plan, within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. The Company does not have any liability with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, solely by reason of being treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA with any other trade or business.
(f)Except as set forth on Section 3.17(f) of the Disclosure Schedule, no Benefit Plan provides life insurance, medical benefits or any other welfare benefits to any current or former employee or other service provider (or a dependent of such individual) of the Company after the employee’s or other service provider’s termination of employment or service, other than (i) as required by Law, including Section 4980B(f) of the Code and similar state Law, at the expense of the former employee or service provider and/or such employee’s or service provider’s dependent, (ii) coverage through the end of the month of termination of employment or service, and (iii) conversion rights at the sole expense of the converting individual.
(g)There are no claims or Proceedings (other than routine claims for benefits, appeals of such claims, and domestic relations order Proceedings in accordance with Benefit Plan terms and procedures) pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Benefit Plan.
(h)Except as set forth on Section 3.17(h) of the Disclosure Schedule, except as required by Law or the terms of this Agreement, neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with another event) will: (i) accelerate the time of payment or vesting of, or trigger any funding of benefits under, any Benefit Plan; or (ii) entitle any current or former employee, officer, director or individual independent contractor of the Company or any Business Employee to any payment or increase in compensation or benefits or to any severance pay under any Benefit Plan or otherwise. The Company does not have any obligation to indemnify or reimburse any Business Employee or other individual for any Taxes imposed on such individual pursuant to Section 4999 of the Code or any other Tax law.
(i)The Company is and has at all times been in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act, as amended (“PPACA”). The Company is not currently subject to, nor, to the Company’s Knowledge, are there any facts that could form a basis for, any assessment of taxes or penalties under PPACA.
Section 3.18    Employee Relations.
(a)Set forth in Section 3.18(a) of the Disclosure Schedule is a true, correct and complete list by name of all Business Employees, and for each such employee, such employee’s (i) name,
(ii) job title, (iii) primary location of employment, (iv) employing entity, (v) exempt or non-exempt status under the Fair Labor Standards Act (“FLSA”) and any applicable state or local Law, (vi) current annual base salary or wages (listing hourly rate if paid hourly, listing annual salary if paid salary, or if neither, specifying the manner and amount of payment), (vii) full time or part time status; (viii) whether they are an active employee or Inactive Employee; and (ix) incentive compensation targets and outstanding long-term incentive award values, including scheduled vesting and payment values as of May 2026.
(b)No Business Employees are or heretofore in the past three (3) years have been covered by or subject to a collective bargaining agreement or other Contract with any labor organization, union, works council or association. For the past three (3) years there has not been any actual or threatened, and there is not presently any pending or, to the Company’s Knowledge, threatened in writing: (i) any Proceeding against or affecting the Company or the Business relating to any alleged violation of any Law pertaining to labor relations or employment matters, including without limitation any charge or complaint filed by any Person with the National Labor Relations Board, the Equal Employment Opportunity Commission, U.S. Department of Labor, Officer of Federal Contract Compliance Programs, the Occupational Safety and Health Administration, or any other Governmental Authority; (ii) any union organizational activity, labor strike, labor dispute, labor union grievance, labor strike, walkout, work stoppage, slow-down, lockout, or other labor or material employment dispute against or affecting the Company or the operation of the Business; (iii) any charge, demand, petition, representation or certification proceedings or petitions seeking a representation proceeding to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, or otherwise efforts to compel, require or demand any Seller Group Entity to bargain with any labor union or labor organization; or (iv) any application for certification of a collective bargaining agent with respect to the Business Employees.
(c)Within the past three (3) years, the Company and, to the extent relating to the operation of the Business, each Seller Group Entity has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including without limitation all Laws relating to labor relations, terms and conditions of employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including classification under the FLSA and other applicable state and local Laws), hours, overtime compensation, wage deductions, wage assignments, wage garnishments, workday/workweek/work hours, prevailing wages, pay transparency, pay equity, child labor, hiring, promotion and termination of employees, employee privacy, surveillance and monitoring, biometric data, data protection, pay statements, recordkeeping, postings, plant closings/mass layoffs, background checks, testing (including drug and alcohol testing), paid and unpaid leaves of absence (including paid sick leave), vacation and paid time off, working conditions, meal and break periods, immigration, employment verification/authorization, affirmative action, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Any person currently or formerly performing services for the Business as a consultant or independent contractor has been properly classified as an employee or non-employe under all applicable Laws except as would not result in a material liability to the Company. All current and former employees providing services for the Business have been properly classified as exempt or non-exempt under the FLSA and other applicable state and local Laws. Except as set forth in Section 3.18(c) of the Disclosure Schedule, all Business Employees are employed or engaged on an at-will basis. Neither the Company, nor, as it relates to the operation of the Business, any Seller Group Entity is delinquent in any payments to any current or former employees or independent contractors for any wages, salaries, commissions, bonuses or other compensation or remuneration for any services performed as of the date hereof or any reimbursable amount.
(d)The Company and all Seller Group Entities have maintained workers’ compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise. No Business Employee has provided written notice to a Seller Group Entity to terminate their employment, and neither the Company nor any Seller Group Entity has any intention to terminate the employment of any Business Employee before the Closing Date. To the Knowledge of the Company, no Business Employee or Business Independent Contractor is in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of such employee or independent contractor to be employed by or provide services to the Company or the Business.
(e)Neither the Company, nor, as it relates to the operation of the Business, any Seller Group Entity has implemented any plant closing or layoff of employees that would implicate the WARN Act or any similar Law. Neither the Company, nor, as it relates to the operation of the Business, any Seller Group Entity has been affected by any transaction, engaged in any plant closing or relocations of operations, or engaged in layoffs or employment terminations or reduction of hours sufficient in number to trigger application of the WARN Act or of any similar Law.
(f)No Business Employee is an undocumented alien and each Business employee is authorized to work in the jurisdiction or location in which they are employed. Within the past three (3) years, no Seller Group Entity has received written notice or, to the Company’s Knowledge, other communication, from any Governmental Authority regarding any violation or alleged violation involving the Business of any Law relating to hiring, recruiting, employing of (or continuing to employ) any Person not authorized to work in the United States. The Company and, as it relates to the Business, each Seller Group Entity, is employing only individuals who are lawfully permitted to work in the United States, has in its files a current Form I-9 for all Business Employees that is validly and properly completed in accordance with applicable Laws, and has complied with required processes and all Laws with respect to obtaining such Forms I-9. The Company and each Seller Group Entity operating in the United States uses E-Verify in compliance with all Laws and any agreement with any Governmental Authority. None of the Seller Group Entities, within the past three (3) years, have been subject to or notified in writing of any pending or threatened investigation by U.S. Immigration and Customs Enforcement (“ICE”) or any branch or department of ICE, or other federal agency charged with administration and enforcement of federal immigration laws in the United States concerning the Company, Business Employees, or the Business. As it relates to Business Employees and the Business, no Seller Group Entity is sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for admission of any alien under a non-immigrant or other visa, or for transfer of sponsorship of any such employee, is currently pending.
Section 3.19 Intellectual Property. Section 3.19 of the Disclosure Schedule sets forth, with the title, registration or serial number, filing date, issue date, jurisdiction, as applicable, a true, correct and complete list of all Intellectual Property Assets and other Intellectual Property owned by the Company that is currently registered or pending registration anywhere in the world, including all: (i) trademark registrations and applications therefor; (ii) copyright registrations and applications therefor; (iii) patents and applications (such applications and registrations “Registered IP”); and (iv) domain names and social media accounts. The Registered IP that is issued is subsisting and enforceable and, to the Company’s Knowledge, valid.
(b) The Company owns, or is validly licensed or otherwise has the right to use, all Intellectual Property as used in the Business as presently conducted, except that the foregoing representation does not pertain to any infringement, misappropriation or violation of any Intellectual Property by the Company. The Company solely owns all Owned Intellectual Property as set forth in Section 3.19 of the Disclosure Schedule free and clear of all Liens other than Permitted Liens, except that the foregoing representation does not pertain to any infringement, misappropriation or violation of any Intellectual Property by the Company.
(c) The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller or the Company and the consummation by Seller or the Company of the transactions contemplated in this Agreement and the other Transaction Documents will not result in the loss or impairment of any Licensed Intellectual Property or Owned Intellectual Property.
(d) The Company has executed valid and enforceable written agreements with all Persons (including all of its past and present employees, consultants and independent contractors) who are or, to the Company’s Knowledge, would reasonably be expected to be privy to any trade secrets of the Company or who have contributed or are contributing to the creation or development of any Intellectual Property Assets owned or purported to be owned by the Company under which such Persons have, respectively, (i) agreed to hold all Trade Secrets and other Confidential Information of the Company in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all such Intellectual Property Assets. To the Company’s Knowledge, no party thereto is in default or breach of such agreement. Each such agreement following the consummation of the transactions contemplated by this Agreement shall remain, as of immediately following the Closing, the legal, valid, binding and enforceable obligations of such employees, consultants and independent contractors, and neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any right for any Person to terminate, restrict, limit or invalidate or otherwise result in the material loss of or materially adversely affect any right, title or interest in or to any licensed Intellectual Property or Intellectual Property Assets or other Intellectual Property held or used by the Company. No compensation, including, without limitation, royalties, is due or may become payable to any current or past employee, contractor or other Person for creation or use of any Intellectual Property Assets other than pursuant to a written Contract listed on Section 3.19(d) of the Disclosure Schedule.
(e) Section 3.19(e) of the Disclosure Schedule contains a correct, current and complete list of all Intellectual Property Licenses: (i) under which Company is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Assets; (ii) under which Company is a licensee or is otherwise granted any right or interest relating to Intellectual Property of any Person; and (iii) which otherwise relates to the ownership or use by Company of any Intellectual Property in the conduct of the Business as currently conducted. All amounts payable under any Intellectual Property License that were owed as of the Closing Date have been paid, including, without limitation, any amounts payable in connection with the transfer of any Intellectual Property License in connection with the Closing. The Company and, to the Company’s Knowledge, each other Person that is a party to an Intellectual Property License, is in compliance in all material respects with all terms of any such Intellectual Property License.
(f) The Owned Intellectual Property and the conduct of the business of the Company as presently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person. There are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company that allege that the Company has infringed or is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. Without limiting the foregoing, other than office actions and other communications received from any Governmental Authority in the normal course of prosecuting Registered IP for issuance or registration of any Intellectual Property or any renewals, extensions or recordations thereof, the Company has not received in the past five (5) years any notice or claim from any Person challenging any Owned Intellectual Property or the right of the Company to own or use any Owned Intellectual Property.
(g)To the Company’s Knowledge, no Person is currently misappropriating, infringing, diluting or otherwise violating any of the material Intellectual Property owned by the Company.
(h)The Company has taken adequate steps, consistent with customary industry practices, to maintain the confidentiality and trade secret status of the trade secrets used in connection with the business of the Company as currently conducted.
(i)The Company does not have any obligation to compensate any employee or any other Person (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product) for the development, use, manufacture, sale or exploitation of any Owned Intellectual Property. No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center was used in the development of any Owned Intellectual Property in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any such Owned Intellectual Property.
(j)All Owned Intellectual Property was either: (i) developed by employees of the Company or its Affiliates working within the scope of their employment at the time of such development;

(ii) developed by officers, independent contractors, or other third parties who have executed written instruments of assignment in favor of the Company; or (iii) acquired in connection with acquisitions in which the Company obtained any required present assignment of Intellectual Property from the transferring party.
(k)All Information Systems used by the Company in the Business as presently conducted are commercially available. The Information Systems used by the Company in the Business are in good operating condition and repair, free of material errors or other non-conformities, fit for the particular purpose for which they are intended, and are all of the Information Systems necessary or desirable for the operation of the Business as presently conducted. The Company’s use of Information Systems in the Business as presently conducted complies with the Contracts to which the Company is a party related to the license thereof. The Company, or the applicable Asset Seller, has in place written agreements with all vendors for all Information Systems, and for the support, maintenance, and services relating thereto, and cloud services and related infrastructure. The Information Systems have been subject to reasonable measures consistent with accepted industry practices for the size and type of company as the Company to prevent the introduction of, and does not contain, nor has contained at any time, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(l)Section 3.19(l) of the Disclosure Schedule contains a complete and accurate list of all social media accounts of the Company. The Company has complied in all material respects with all terms of use, terms of service and other Contracts and all associated policies and guidelines relating to its use of any such social media platforms, sites or services.
Section 3.20    Privacy and Data Security.
(a) The Company’s collection, use, disclosure, and storage of Personal Information complies in all material respects with all Privacy Laws, the Company’s applicable privacy policies, and applicable contractual obligations (the “Privacy Commitments”). Neither the execution, delivery, and performance of this Agreement nor the transfer of the Company’s Personal Information will cause a material breach of the Privacy Commitments. The Company employs commercially reasonable efforts to maintain appropriate technical and organizational measures designed to protect the Personal Information against Data Breaches. The Company has not experienced a Data Breach or received any written notice of an investigation by any Governmental Authority or a complaint from any other third party alleging a violation of any Privacy Laws during the past three (3) years.
(b) The Company maintains commercially reasonable administrative, technical, and physical safeguards designed to protect the confidentiality, integrity, and availability of IT Systems and Protected Data. The Company owns, licenses, or otherwise has valid rights to use all IT Systems used in the Business. Such systems are reasonably adequate for, and operate and perform in all material respects as required in connection with, the operation of the Business and do not contain any viruses or other malicious code designed to disrupt, disable, or permit unauthorized access to such systems or any Protected Data. During the past three (3) years, there has been no material breach of the confidentiality, integrity, or availability of IT Systems.

(c) All third parties Processing Protected Data on behalf of the Company are bound by written agreements requiring compliance with applicable Data Security Requirements and implementation of appropriate safeguards. All products of the Business that include software or connectivity (including software as a medical device and embedded systems) have been developed, tested, maintained, and monitored in all material respects in accordance with applicable Law and industry standards. The Company has all rights necessary to Process Protected Data in connection with the Business, and the consummation of the transactions contemplated by this Agreement will not materially violate any Data Security Requirement or materially impair the Company’s rights to use or Process such Protected Data. The Company is in compliance with all agreements governing third-party software (including open source Software) and has obtained sufficient licenses for all software used in the Business.

Section 3.21 Anti-Bribery and Anti-Corruption. The Company has not, nor has any representative acting for or on behalf of the Company (in the case of any representative other than an employee, to the Company’s Knowledge), in the past three (3) years, taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, influence payment, kickback, or other payment to any government entity or official, public international organization, political party or candidate for public office in violation of the U.S. Foreign Corrupt Practices Act of 1977. No governmental official (a) holds any ownership or other economic interest, direct or indirect, of the Company, (b) serves as a representative of the Company or (c) will receive any economic benefit from the Company as a result of this Agreement.

Section 3.22 International Trade Compliance. During the past five (5) years: (i) the Company and, to the extent related to the Business, each Seller Group Entity, has been in compliance in all material respects with the International Trade Laws; (ii) the Company has not and no Seller Group Entity has received written notice to the effect that any Governmental Authority has claimed or alleged that the Company or the Business is not in compliance in any material respect with any International Trade Law; (iii) to the Company’s Knowledge, the Company and, to the extent related to the Business, each Seller Group Entity, has paid all duties, tariffs, fees or other payments required to be paid with respect to the import and export of any products in connection with the Business; (iv) to the Company’s Knowledge, the Company has not and, to the extent related to the Business, no Seller Group Entity has, imported any article in connection with the Business that is the product of forced labor, or whose import is otherwise prohibited under the International Trade Laws; (v) to the Company’s Knowledge, the Company has not and, to the extent related to the Business, no Seller Group Entity has, exported, re-exported, or transferred outside the United States any item in connection with the Business whose export, re-export or transfer was not authorized under the International Trade Laws; and (vi) to the Company’s Knowledge, the Company has not, no Seller Group Entity has, and no director, manager, officer or employee of the Company or any Seller Group Entity has engaged in any transaction in connection with the Business, either directly or indirectly, with or for the benefit of any person with whom such transaction was prohibited pursuant to the International Trade Laws.
Section 3.23 Related Parties Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule: (a) the Company is not party to any Contract with any Related Party (other than any Benefit Plan, employment Contract or other employment arrangement or any Governing Document of the Company); (b) the Company is not owed or does not owe any amount from or to any Related Party (other than any employee compensation, Benefit Plans and other ordinary incidents of employment); and (c) no material asset that is necessary in the present operation of the business of the Company, is owned by or leased from any Related Party, other than the assets being transferred to the Company at or prior to

Closing in accordance with the terms set forth in this Agreement, the Assignment and Assumption Agreement or any other Transaction Document.
Section 3.24    FDA and Related Matters.
(a)The Seller Group Entities, collectively, hold all registrations, approvals, clearances, licenses, and authorizations required by the FDA and other regulatory authorities for the conduct of the Business, all of which are valid, in full force and effect, and no proceedings are pending or have been threatened in writing to revoke, suspend, or limit them. Except as set forth in Section 3.24 of the Disclosure Schedule, and except for the goods and services to be provided pursuant to Transition Services Agreement and any assets that constitute Excluded Assets, all such registrations, approvals, clearances, licenses, and authorizations are either owned by the Company or included in the Purchased Assets.
(b)The Business Products have been developed, tested, manufactured, labeled, marketed, distributed, imported, and exported in material compliance with applicable FDA laws and related regulatory requirements. The Seller Group Entities have complied with all reporting obligations with respect to the Business, including adverse event reporting. In the past three (3) years, no Seller Group Entity has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, in each case related to the Business Products.
(c)In the past three (3) years, no Seller Group Entity has received any Form FDA-483s, warning letters or similar notices with respect to the Business that remains unaddressed to the satisfaction of the issuing Governmental Authority. In the past three (3) years, no Seller Group Entity has been the subject of any FDA enforcement actions with respect to the Business. There are no pending or, to the Company’s Knowledge, threatened FDA enforcement actions, warning letters, or similar notices indicating non-compliance with respect to the Business. No Business Products have been seized, withdrawn, recalled, or subject to similar corrective actions at the request of any Governmental Authority or voluntarily, and no facts exist that would reasonably be expected to result in such actions.
(d)All clinical and preclinical studies related to the Business have been conducted in accordance with applicable laws, good clinical practices, and FDA regulations in all material respects. In the past three (3) years, no trials related to the Business have been terminated or placed on clinical hold by any Governmental Authority. No Seller Group Entity or any entity or individual associated with the Company has engaged in conduct with respect to the Business that would result in debarment or exclusion of the Company under FDA laws, and no such actions are pending or, to the Company’s Knowledge, threatened.

(e)The Company is in compliance with all applicable laws that govern, regulate, restrict or relate to medical device manufacturers and the regulation thereof, including the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301 et seq.), the regulations promulgated thereunder.
Section 3.25    Healthcare Regulatory Compliance.
(a)The Company is in compliance with all applicable healthcare laws, including but not limited to, laws that relate to the provision of medical device products and services and the regulation thereof; certification, qualification or authority to transact business relating to the provision of, or payment for, health care services; and other health care regulatory matters (including, without limitation, (i) the Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the federal Anti-Kickback Statute and similar state laws and regulations), (ii) the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the Stark Law and similar state laws and regulations, (iii) the statute commonly referred to as the federal False Claims Act, (iv) HIPAA, and (v) the regulations promulgated under all of the foregoing statutes. Over the past six (6) years, neither the Company nor its personnel have engaged in conduct that would violate such laws.
(b)The Company has not, and to the Company’s Knowledge, no entity or individual associated with the Company has, been excluded, debarred, or is otherwise ineligible to participate in any federal healthcare program, nor are they subject to any investigations, audits, or proceedings relating to such programs.
(c)There are no pending or, to the Company’s Knowledge threatened governmental proceedings alleging violations of healthcare laws, and no whistleblower actions have been filed or threatened under the False Claims Act.
(d)The Company maintains appropriate compliance programs, policies, and procedures to ensure adherence to regulatory requirements.
(e)All reimbursement advice, billing practices, and coding for products are accurate and compliant with applicable healthcare regulations. Any arrangements with healthcare professionals are documented, are for bona fide services, and reflect fair market value compensation.
Section 3.26 Sufficiency of Purchased Assets. Except as set forth in Section 3.26 of the Disclosure Schedule, for the goods and services to be provided pursuant to Transition Services Agreement and any assets that constitute Excluded Assets, the Purchased Assets and the assets owned by the Company constitute all tangible and intangible property, assets, personnel and rights of Seller and its Affiliates that are related to or used in the operation or conduct of the Business and such assets are sufficient for the continued conduct of the Business as of the Closing in substantially the same manner as conducted as of the date hereof and consistent with past practice.

Section 3.27 Brokers. The Company has not engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for which Purchaser or the Company is liable or responsible in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller makes the representations and warranties set forth in this Article IV on the date hereof and on the Closing Date:
Section 4.1 Organization, Existence and Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.2 Power and Authority. Seller has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated in this Agreement and the other Transaction Documents to which Seller is or will be a party have been, or at the Closing will be, duly and validly approved by the board of directors of Seller. No other Proceedings are necessary on the part of Seller to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated herein and therein.
Section 4.3 Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Seller and constitutes a valid and binding obligation of Seller (assuming that this Agreement has been, and the Transaction Documents to which Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Seller will be duly executed and delivered by Seller and will constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.
Section 4.4    Consents; Non-Contravention.
(a)Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is, or at the Closing will be, a party or the consummation of the transactions contemplated herein or therein, except for any such notice, filing, authorization, consent, Order or approval as would not prevent Seller from the consummation of the transactions contemplated by this Agreement.
(b)Assuming that all notices, filings, authorizations, consents, Orders and approvals contemplated by Section 4.4(a) have been duly made or obtained, neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is, or at the Closing will be, a party, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of Seller; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification, or cancellation, or a loss of rights under, any material Contract to which Seller is a party or by which any of its assets is bound; (c) will violate any material Law or material Order to which Seller or any of its assets is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon Seller or any of its assets, except, in the case of clauses (b), (c) and (d) above, for any such conflict, breach, default, event, loss, violation, creation or imposition as would not prevent Seller from the consummation of the transactions contemplated by this Agreement.

Section 4.5 Title to Shares. Except as set forth on Section 4.5 of the Disclosure Schedule, Seller holds beneficially and of record all of the Shares, free and clear of all Liens other than (a) Permitted Liens and (b) Liens arising under the Governing Documents of the Company.
Section 4.6 Brokers. Seller has not engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for which Purchaser or the Company is liable or responsible in connection with the transactions contemplated by this Agreement.

Section 4.7 Litigation. There are no Proceedings pending against, or, to the knowledge of the Company or Seller, threatened against or affecting, Seller before any court or arbitrator or any Governmental Authority which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser makes the representations and warranties set forth in this Article V on the date hereof and on the Closing Date:
Section 5.1 Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.
Section 5.2 Power and Authority. Purchaser has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by Purchaser in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement and the other Transaction Documents have been, or at the Closing will be, duly and validly approved by the board of directors of Purchaser. The approval of Purchaser’s shareholders for Purchaser to execute this Agreement and the other Transaction Documents to which Purchaser is a party or consummate the transactions contemplated by this Agreement is either not required or has been duly given. No other approvals or actions are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated herein and therein.
Section 5.3 Enforceability. This Agreement and each of the other Transaction Documents to be executed and delivered by Purchaser has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and constitutes a valid and binding obligation of Purchaser (assuming that this Agreement has been, and the Transaction Documents to which Purchaser is a party have been or will be at the Closing, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Purchaser in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by duly authorized officers of Purchaser will be duly executed and delivered by Purchaser and will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 5.4 Consents; Non-Contravention. Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with its execution and delivery of this Agreement and the other Transaction Documents or the consummation by it of the transactions contemplated herein and therein. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, nor the consummation by it of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of Purchaser; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any Permit or unsatisfied Contract to which Purchaser is a party, subject or otherwise bound; (c) will violate any Law or Order to which Purchaser or any of Purchaser’s assets or businesses is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or businesses of Purchaser.
Section 5.5 Brokers. Neither Purchaser nor any of its Affiliates has engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the transactions contemplated by this Agreement.
Section 5.6 Investment Representation. Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of federal or state securities Laws. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the United States Securities Act of 1933 (the “Securities Act”). Purchaser understands that the Shares have not been registered under the Securities Act or any state securities Laws and are being transferred to Purchaser, in part, in reliance on the foregoing representations and warranties.
Section 5.7 Sufficient Funds. As of the date of this Agreement, Purchaser has and, as of the Closing Date and as of immediately prior to the time any post-Closing payment obligation becomes due and payable hereunder (including any Milestone Payments and any payments under Section 7.7 hereof), Purchaser will have sufficient cash or existing available borrowing capacity under committed borrowing facilities in immediately available funds to enable Purchaser to timely perform its obligations hereunder, including all such post-Closing payment obligations. In no event will the receipt of any funds or financing by, or availability of any funds or financing to, Purchaser or any of its Affiliates be a condition to any of Purchaser’s obligations hereunder.
Section 5.8 Litigation. There are no Proceedings pending against, or, to the knowledge of Purchaser, threatened against or affecting, Purchaser before any court or arbitrator or any Governmental Authority which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 5.9    Non-Reliance.
(a)Purchaser represents and acknowledges and agrees that it has conducted its own independent review, investigation and analysis into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company.
(b)Purchaser represents and acknowledges that (i) Purchaser has relied solely upon its own review, investigation and analysis and the representations and warranties expressly set forth in Article III and Article IV, (ii) except for the representations and warranties expressly set forth in Article III and Article IV, none of Seller, the Company, any of their Affiliates, or any of the respective officers, partners, directors, managers, employees, agents, representatives, Affiliates, direct or indirect shareholders of any of the foregoing or any other Person makes or has made any representation or warranty to Purchaser or any other Person, written or oral, express or implied, at law or in equity, as to any matter whatsoever relating to Seller, the Company or any other matter relating to the transactions contemplated hereby including (A) as to the operation of the Business after the Closing, (B) as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its directors, officers, employees, partners, members, managers, shareholders, agents, representatives, lenders or Affiliates,

(c)with respect to any due diligence materials or any presentation by management or others in connection with the transactions contemplated hereby, or (D) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company (collectively, the “Extra-Contractual Statements”), and (iii) Purchaser has not been induced by and has not relied on any Extra-Contractual Statement.
ARTICLE VI
COVENANTS OF THE COMPANY AND SELLER
Section 6.1 Reasonable Access. Subject to Section 10.1(a), during the period between the date of this Agreement and the earlier to occur of the termination of this Agreement under Article XI or the Closing (such period, the “Pre-Closing Period”), the Company will (a) give reasonable access to Purchaser’s duly authorized managers, directors, officers, employees, agents, attorneys, consultants, accountants and lenders during normal business hours of the Company, upon advance written notice, to the properties, books, contracts, documents, insurance policies, records and senior management reasonably requested by or on behalf of Purchaser, and (b) furnish to Purchaser and such representatives of Purchaser as Purchaser may from time to time designate in writing to the Company such information as Purchaser or such Persons may at any time and from time to time reasonably request; provided, that such access may not unreasonably disrupt the business or operations of the Company or its Affiliates. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to (i) provide any information or access that the Company believes on the advice of counsel would (A) violate any Law, including any Antitrust Law, (B) violate the terms of any confidentiality obligation, or (C) forfeit any attorney/client or other legal privilege (it being understood and agreed that, in each case, the Company will use commercially reasonable efforts to provide alternative means of disclosing such information to the extent reasonably practicable), or (ii) conduct, or permit Purchaser or any of its representatives to conduct, any environmental soil or groundwater investigation relating to any real property owned by or leased to the Company without the prior consent of the Company.
Section 6.2 Operation of the Business. During the Pre-Closing Period, the Company and Seller will, except (a) as otherwise required by this Agreement or any other Transaction Document, (b) as otherwise required by Law, (c) as disclosed on Section 6.2 of the Disclosure Schedule, or (d) for actions consented to by Purchaser (which consent will not be unreasonably withheld, conditioned, or delayed) (subclauses (a) through (d), the “Interim Operating Carveouts”), use its commercially reasonable efforts to (i) carry on the Business in the ordinary course of business and (ii) preserve substantially intact its present business organization, in all material respects. Notwithstanding the foregoing, nothing contained in this Agreement will prohibit the Company, whether or not in the ordinary course of business, to pay or prepay any obligation or to pay, transfer, dividend, or distribute to Seller any cash that may be lawfully paid, transferred, dividend or distributed to Seller.
Section 6.3 Actions Outside the Ordinary Course. During the Pre-Closing Period, the Company and/or the Business, as applicable, will not take or agree to take any of the following actions, in each case, except for the Interim Operating Carveouts:
(a)amend its Governing Documents;
(b)(i) make any change in its authorized Equity Securities or (ii) issue any Equity
Securities;

(c)sell or transfer any material portion of its assets or property, except for sales of inventory, dispositions of obsolete equipment and transfers of cash in payment of accrued expenses and accounts payable due and owing, all in the ordinary course of business;
(d)incur, assume or guarantee any material amount of indebtedness for borrowed money, other than draws under existing credit facilities;
(e)make any capital expenditure that causes the aggregate amount of all capital expenditures by the Company during the Pre-Closing Period to exceed $500,000;
(f)make any increase in the bonus, salary or other compensation of or enter into or amend any agreement with any of its officers or employees outside the ordinary course of business;
(g)except as required by applicable Law, institute or make any amendment to any
Benefit Plan;
(h)amend, terminate or otherwise modify any Material Contract;
(i)cancel, terminate or fail to renew any Permit; or
(j)settle or compromise any claim, other than settlements or compromises involving solely money damages not in excess of $500,000.
Section 6.4 Exclusivity. During the Pre-Closing Period, neither Seller nor the Company will solicit, initiate or engage in discussions with, or enter into any legally binding written agreement with, any Person (other than Purchaser, its Affiliates, and their respective agents or representatives) concerning any Acquisition Proposal; provided that any representative of Seller or the Company may respond to unsolicited inquiries or offers for the purpose of communicating that Seller or the Company is not able to entertain such unsolicited inquiry or offer; provided, further, that Purchaser acknowledges that, before the date of this Agreement, Seller, the Company and their respective Affiliates, and their respective agents have provided information relating to the Company and have afforded access to, and engaged in discussions with, other Persons in connection with Acquisition Proposals and that such information, access, and discussions could reasonably enable another Person to form a basis for an Acquisition Proposal without any breach by Seller or the Company of this Section 6.4.
Section 6.5    Restrictive Covenants.
(a)Confidential Information.
(i)Seller acknowledges and agrees that (A) the success of the Company and the Business after the Closing depends upon the continued preservation of the confidentiality of the Confidential Information by Seller, (B) the preservation of the confidentiality of the Confidential Information by Seller is an essential premise of the bargain between such Seller and Purchaser, and (C) Purchaser would be unwilling to enter into this Agreement in the absence of the obligations and restrictions set forth in this Article VI. Accordingly, Seller hereby agrees with Purchaser that Seller, and its Controlled Affiliates and Representatives, will not, and that Seller will cause its Controlled Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, use, disclose, communicate or otherwise divulge, any Confidential Information. Notwithstanding the foregoing, (x) the information subject to the foregoing provisions of this Section 6.5(a) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) and (y) the provisions of this Section 6.5(a) will not prohibit any disclosures (A) required by any applicable Law so long as reasonable prior notice is given to Purchaser of such disclosure and a reasonable opportunity is afforded to Purchaser or the Company to contest the same (to the extent permitted by Law), (B) made in connection with the enforcement of any right or remedy relating to this Agreement, any Transaction Document, or the transactions contemplated herein or therein, (C) made in connection with the performance by Seller or its Controlled Affiliates of any obligations arising under this Agreement, any Transaction Document, or the transactions contemplated herein or therein (including, without limiting the foregoing, disclosures made to investigators, research partners, key opinion leaders, or other third parties participating in collaborative research arrangements or investigator-initiated trials, in each case, to the extent necessary for the conduct of such research, collaboration, or trial) or (D) made to Representatives of Seller or its Controlled Affiliates on a need-to-know basis in connection with (1) the preparation of financial statements, Tax Returns, and other regulatory or compliance filings of Seller or its Controlled Affiliates, (2) post-Closing recordkeeping and accounting obligations of Seller or its Controlled Affiliates, or (3) any other post-Closing obligations of Seller arising under applicable Law; provided that Seller shall be responsible for any breach of this Section 6.5(a) by any such Representative with respect to such disclosed Confidential Information.
(ii)The obligations set forth in Section 6.5(a), and Purchaser’s rights and remedies with respect thereto, shall remain in full force and effect for a period of ten (10) years following the Closing Date; provided that, if the Confidential Information loses its confidential nature through any act or omission of Seller (including any breach of Section 6.5(a)), the obligations with respect to such Confidential Information shall continue until the fifth (5th) anniversary of the Closing Date regardless of such loss of confidentiality. To the extent this Agreement is being enforced in a jurisdiction that requires a time restriction for non-disclosure restrictions applicable to information that does not rise to the level of a statutory trade secret, the time restriction for the obligations in Section 6.5(a) with respect to such information that does not qualify as a statutory trade secret shall be ten (10) years following the Closing Date.
(b)Non-Competition.
(i)From the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), no Restricted Party shall, directly or indirectly, engage in, own, manage, operate or control, a Restricted Business in the Restricted Area. Notwithstanding the foregoing, nothing in this Agreement or in the definition of Restricted Business shall prohibit or in any way restrict a Restricted Party from (A) making or maintaining passive investments of less than five percent (5%) of the outstanding equity securities in any entity engaged in the Restricted Business listed for trading on any recognized securities exchange or in the over-the-counter markets, (B) owning, managing, operating or otherwise engaging in any pharmaceutical business that is ancillary or complementary to a Restricted Business but does not constitute a Restricted Business, (C) fulfilling any contractual obligations of any Restricted Party or any of its Affiliates existing as of the Closing Date or arising under this Agreement or any Transaction Document, or (D) acquiring the equity securities or assets of any Person (the “Acquired Entity”) that engages in a Restricted Business, so long as (x) at the time of such acquisition, less than five percent (5%) of the consolidated revenues of the Acquired Entity and its subsidiaries for the most recently completed fiscal year prior to such acquisition are derived from activities that would be prohibited by this Section 6.5(b), (y) at the time of such acquisition the Acquired Entity is in the development stage and has not yet achieved any revenue and (z) from and after the closing of such acquisition and for the remainder of the Restricted Period, none of the Restricted Parties shall, and the Restricted Parties shall cause their Affiliates and the Acquired Entity not to, (i) make any additional investment of capital (including capital expenditures, marketing spend, or R&D expenditures) in, (ii) expand, develop or otherwise grow, or (iii) actively promote or solicit new business for, any portion of the Acquired Entity’s business that constitutes a Restricted Business (collectively, such Restricted Business of an Acquired Entity, the “De Minimis Business”); provided that the foregoing shall not prohibit maintenance of existing operations of the De Minimis Business in the ordinary course as conducted as of the acquisition date.
(ii)Each Restricted Party hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which the Company was engaged or is engaged as of the Closing. Each Restricted Party further acknowledges and agrees that the restrictions set forth in this Section 6.5(b) are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Shares. Each Restricted Party acknowledges and agrees that Purchaser would not have entered into this Agreement but for each Restricted Party’s agreements and obligations pursuant to this Section 6.5(b) to protect such value and goodwill. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the Parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Law. The Parties agree that in the event of a breach of this Section

6.5(b), the Restricted Period shall be extended with respect to the breaching party by the period of the breach.
(c)Non-Solicitation. During the Restricted Period, no Restricted Party shall, whether for its own account or for the account of any Person, directly or indirectly:
(i)intentionally cause or induce any customer, supplier, licensee, licensor, franchisee, distributor, or other Person who is a business relation of the Company as of immediately prior to the Closing or who was a customer, supplier, licensee, licensor, franchisee, distributor, or business relation of the Company within the twelve (12) month period immediately preceding the Closing (the “Non-Solicit Business Relations”), to reduce or cease doing business with the Company, or otherwise intentionally interfere in any fashion with the operations of the Business or the Company; provided, however, that no Restricted Party shall be deemed to have violated this Section 6.5(c)(i) by reason of marketing, selling or otherwise commercializing any products or services to Non-Solicit Business Relations that do not constitute a Restricted Business and that do not violate Section 6.5(b) (provided, further, that for the avoidance of doubt, the De Minimis Business shall be expressly excluded from the scope of this proviso, and any activities undertaken in connection therewith shall be restricted or prohibited by this Section 6.5(c)(i)); or

(ii)solicit for employment, hire or retain any Person who is an employee, independent contractor or other Personnel of the Company as of the Closing, or who was an employee, independent contractor or other Personnel of the Company at any time within the six (6) month period immediately preceding the Closing; provided that, it shall not be a breach of this clause (iii) for such Restricted Party to post general solicitations or advertisements for employees or contractors so long as such general solicitations or advertisements are not specially directed to Personnel of the Company and no hiring or retaining results therefrom.
Seller hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which the Company was engaged or is engaged as of the Closing. Seller further acknowledges and agrees that the restrictions set forth in this Section 6.5(c) are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Shares. Each Seller Party acknowledges and agrees that Purchaser would not have entered into this Agreement but for Seller’s agreement and obligations pursuant to this Section 6.5 to protect such value and goodwill. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Law.
(d)Non-Disparagement. For a period of ten (10) years following the Closing, each of Seller and Purchaser shall not, and shall cause their respective Controlled Affiliates not to, directly or indirectly, make any disparaging statement, or release any information that has the effect of disparaging
(i) in the case of Seller, the Company, Purchaser or any of their respective Affiliates, the Business, the products offered or provided in the Business, or (ii) in the case of Purchaser, Seller or any of its Controlled Affiliates, or any business or products of Seller or its Controlled Affiliates (for avoidance of doubt, other than the Business), in each case including any statements made to the press or other media in the United States of America or in any other country. Notwithstanding the foregoing, nothing herein shall limit any truthful statements made in connection with a Proceeding or otherwise required pursuant to applicable Law.
(e)Remedies. Upon any breach or alleged breach of this Section 6.5 by Seller, Purchaser and/or the Company shall be entitled to each of the following remedies, which shall be deemed cumulative:
(i)Seller hereby acknowledges that any breach or threatened breach of this Section 6.5 shall cause irreparable injury to the goodwill and proprietary rights of the Company and Purchaser, for which the Company and Purchaser shall not have an adequate remedy at law. Accordingly, Seller agrees that the Company and/or Purchaser shall be able to seek and obtain immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against Seller to restrain or enjoin any actual or threatened violation of any provision of this Section 6.5 without any requirement of posting a bond or other surety or proving damages.
(ii)To the extent calculable, the Company and/or Purchaser shall also be entitled to recover from Seller monetary damages for any violation of Section 6.5.
(iii)The Company and/or Purchaser shall be entitled to recover from Seller all costs, expenses and reasonable attorneys’ fees incurred by them in seeking either enforcement of Section 6.5 or damages for a breach of such Sections or in defending any action brought by Seller to challenge or construe the terms of any of such Sections.
(iv)The Company and/or Purchaser shall be entitled to pursue any other legal or equitable remedies that may be available to them.

Section 6.6 Release. Effective upon the Closing, each of Seller, on behalf of itself and its past, present or future successors, assigns, employees, agents, Controlled Affiliates and representatives (including their past, present or future officers and directors) (collectively, the “Seller Releasors”) irrevocably and unconditionally releases, waives, acquits and forever discharges Purchaser, the Company, their Affiliates, and their respective successors, assigns, directors, managers, officers, employees and agents of the foregoing (collectively, the “Releasees”), at or before the Closing, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Seller Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, solely to the extent arising out of or relating to Seller’s capacity as a current or former owner of the Shares, the operation of the Business, or such Seller Releasee’s service, as applicable, as a director, manager or officer of the Company or the Seller Group, except for any of the foregoing set forth in, under or arising out of (i) any Transaction Document or the transactions contemplated by any Transaction Document, (ii) any claim that cannot be waived or released by applicable Law, (iii) any claim for Fraud by any Releasee, (iv) any rights or claims arising under any commercial agreement, arrangement or relationship with any Releasee entered into in the ordinary course of business, (v) in the case of a Covered Person, any claims with respect to indemnification, advancement of expenses and exculpation by the Company of the Covered Persons and (vi) any claims arising out of the fact that a Seller Releasor is or was a director, manager, or officer with respect to any directors’ and officers’ liability insurance maintained by the Company or its Affiliates immediately prior to the Closing Date (all collectively, “Seller Released Claims”). The foregoing release of Seller Released Claims are intended to be effective as a general release of, and bar to, all such claims, whether presently known or unknown. Accordingly, each party waives any and all rights and benefits under, or equivalent to, Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Seller for itself and the other Seller Releasors, expressly acknowledges that it, he or she may later discover claims or facts in addition to or different from those which it or the respective Seller Releasor now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected its terms, but nevertheless hereby waives any claim that might arise as a result of such different or additional claims or facts.
ARTICLE VII
COVENANTS OF PURCHASER
Section 7.1 Contact with Business Relations. Purchaser acknowledges that it is not authorized to, and agrees that it will not, and it will not permit any member of the Purchaser Group to, contact any officer, director, manager, employee, client, patient, payor, supplier, vendor, referral source, lessee, lessor, shareholder, lender, noteholder or other material business relation of the Company or its Affiliates before the Closing with respect to the Company, the Business or the transactions contemplated by this Agreement, in each case, without receiving the prior written consent of the Company before each such contact.
Section 7.2 Transfer of Permits. If any Permit (excluding any “CE” marking certifications) of any Seller Group Entity must be reissued to any Person to operate its business following the Closing because of the transactions contemplated by this Agreement, then Purchaser will use commercially reasonable efforts (and the Company will reasonably cooperate with Purchaser) to obtain such Permit; provided that the Seller Group Entities will not be required to make any payment to any third party with respect to Purchaser’s efforts to obtain any Permit unless Purchaser pays or reimburses the relevant Seller Group Entity for any such payment.

Section 5.3 Liability Insurance and Indemnification.

(a)[Reserved]
(b)For a period of six (6) years after the Closing Date, Purchaser will cause the Company to maintain on terms no less favorable than the current terms, and to honor in accordance with such terms, the provisions of the Governing Documents of the Company as in effect on the date of this Agreement and the provisions of any other agreements in effect on the date of this Agreement set forth on Section 7.3 of the Disclosure Schedules with respect to indemnification, advancement of expenses and exculpation by the Company of the Covered Persons, it being the intent of the Parties that the Covered Persons will continue to be entitled to such exculpation, indemnification, and advancement of expense to the fullest extent of the Law.
(c)Effective upon the Closing, Purchaser and the Company each irrevocably and unconditionally releases, waives, acquits and forever discharges, on behalf of itself and the Company, any claims that the Company currently has or, in the future, may have against Seller or Seller’s direct or indirect shareholders, partners, directors, managers, officers, trustees, employees or the representatives for any of such Person’s actions or omissions in his, her or its capacities as officers, directors or managers of the Company with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date.
(d)The provisions of this Section 7.3 are (a) intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification under this Section 7.3, and each such Person’s heirs, legatees, representatives, successors, and assigns (and the Parties expressly agree that such Persons will be third party beneficiaries of this Section 7.3), (b) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise and (c) will survive the consummation of a transaction involving the merger, consolidation or other reorganization of the Company and continue in full force and effect and binding against the survivor of any such transaction or successor to the Company. In the event Purchaser, the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or at least a majority of its properties and assets to any Person, then Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser or the Company, as the case may be, will assume all of the obligations set forth in this Section 7.3.
Section 7.4 Reserved.

Section 7.5 Labor Matters.
(a)Business Employees. For purposes hereof, the term “Business Employee” means each individual listed on Section 7.5 of the Disclosure Schedule. Between the date of this Agreement and the Closing Date, Purchaser or one of its Affiliates shall offer employment, effective as of the Closing and on terms and conditions consistent with this Section 7.5, to each Business Employee who is not an Inactive Employee. With respect to each Business Employee who is an Inactive Employee as of the Closing Date and who returns to work within one hundred eighty (180) days after the Closing Date, or such longer period as may be required by applicable Law, Purchaser or one of its Affiliates will make an offer of employment to such Inactive Employee, with such offer to be on terms and conditions consistent with this Section 7.5. Each Business Employee who accepts Purchaser’s or its Affiliate’s offer of employment and commences work for Purchaser or such Affiliate shall be referred to hereafter as a “Transferred Employee”. Seller shall cooperate with Purchaser and support Purchaser’s offers to hire the Business Employees as reasonably requested by Purchaser. Seller shall terminate the employment of all Transferred Employees who are not Inactive Employees effective as of the Closing.
(b)Compensation and Benefits.
(i)As of the Closing Date, and for a period of at least twelve (12) months thereafter, Purchaser and its Subsidiaries and Affiliates (including the Company following the Closing) will provide each Transferred Employee with (A) an annual base salary or an hourly wage rate, as applicable, that is not less than that provided to such Transferred Employee by the Company or its Affiliates immediately prior to the Closing, (B) incentive compensation opportunities that are no less favorable, in the aggregate, to those provided to such Transferred Employee by the Company or its Affiliates immediately prior to the Closing, and (C) employee benefits that are not less favorable in the aggregate than those provided to similarly situated employees of Purchaser or its Subsidiary or Affiliate that employs the Transferred Employee; provided, however, that Purchaser or any Affiliate of Purchaser may, in its sole discretion, change other terms or conditions of employment of Business Employees at any time after Closing, and Purchaser or any Affiliate of Purchaser may terminate the employment of any Business Employee, at any time after Closing.
(ii)Purchaser and its Subsidiaries and Affiliates (including the Company following the Closing) will use commercially reasonably efforts to treat and cause each benefit plan, program, practice, policy and arrangement maintained by Purchaser or its applicable Subsidiary or Affiliate (including the Company following the Closing) following the Closing in which any Transferred Employee (or the spouse, domestic partner or any dependent of any Transferred Employee) participates or is eligible to participate (each, a “Purchaser Plan”) to treat, for all purposes (including determining eligibility to participate, vesting, and level of benefits), all service with the Company and its Affiliates (or predecessor employers to the extent that the Company, any of its Affiliates or any Benefit Plan provides past service credit) as service with Purchaser and its Subsidiaries and Affiliates; provided, however, that such service need not be taken into account to the extent it would result in duplication of benefits or was not taken into account for such purposes under the corresponding Benefit Plan, and further provided that Seller and the Company have provided or made available to Purchaser the data necessary and in the format required to allow Purchaser to satisfy such requirements.
(iii)Purchaser and its Subsidiaries and Affiliates (including the Company following the Closing) will use commercially reasonably efforts to cause each Purchaser Plan that is a welfare plan, within the meaning of Section 3(1) of ERISA, (A) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Transferred Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not applicable under the corresponding Benefit Plan, and (B) to recognize for each Transferred Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Plan any deductible, co-payment and out-of-pocket expenses paid by such Transferred Employee and his or her spouse, domestic partner and dependents under the corresponding Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Closing Date and the date on which such Transferred Employee first becomes eligible to participate in such Purchaser Plan, provided that Seller and the Company have provided or made available to Purchaser the data necessary and in the format required to allow Purchaser to satisfy such requirements.
(iv)At Closing, each of the Transferred Employees set forth on Schedule 7.5(b)(iv) shall be granted the right to receive cash transaction bonuses in the amounts and on the dates set forth opposite their names on Schedule 7.5(b)(iv). The aggregate amount of the foregoing cash transaction bonuses shall not exceed $2,200,000. The aggregate amount of the foregoing bonuses plus the employer portion of any payroll, employment or similar Taxes payable in respect of such bonuses is referred to herein as the “Transaction Bonus Amount”.

(v)Nothing in this Section 7.5 is intended to, or will be construed to, (A) confer upon any Transferred Employee or any other Person other than the Parties to this Agreement any rights or remedies hereunder, including the right to continued employment or (B) establish, amend or be deemed to establish or amend any Benefit Plan or any benefit plan, program, policy or arrangement of Purchaser or any of its Subsidiaries or Affiliates or limit the rights of the Company, Purchaser or any of their respective Subsidiaries or Affiliates to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing, except, in the case of this clause (B), to the extent required to satisfy Purchaser’s obligations under this Section 7.5.
Section 7.6 Confidentiality. Purchaser will be bound by and comply with the Confidentiality Agreement as if Purchaser was an original party to such agreement. The Confidentiality Agreement is incorporated into this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement notwithstanding any terms to the contrary set forth therein. The provisions of this Section 7.6 will terminate upon the Closing or, if this Agreement is terminated under Article XI, then in accordance with the terms of the Confidentiality Agreement.
Section 7.7    Other Applications.
(a)Following Closing, Purchaser shall use its commercially reasonable efforts, during the Milestone Period, to engage and license to a third party the spine application of the Intellectual Property of the Business solely for use in the spinal field (the “Spine License”). Purchaser shall pay Seller twenty-five percent (25%) of any upfront and milestone consideration paid to Purchaser or its Affiliates (including the Company), plus an additional payment equal to 7.5% of net sales of Purchaser (or its Affiliates) to the licensee of the Spine License (the “Additional Spine Consideration”), until the ten (10) year anniversary of Closing (the “Spine Consideration and Royalty Period”). Purchaser shall provide reasonable supporting detail with respect to the calculation of each of the components of net sales (including, without limitation, the Supporting Detail, to the extent applicable) with respect to the Spine License, to the extent any such net sales exist.
(b)Once per calendar year during the Spine Consideration and Royalty Period, Seller (or its designated representative) shall have the right, upon reasonable prior written notice, to inspect Purchaser’s books and records to the extent necessary to verify the payments due to Seller pursuant to this Section 7.7, and Purchaser shall make available personnel responsible for preparing, or qualified and knowledgeable regarding, the calculations of net sales, and to meet with Seller or its representatives and discuss such calculations and the supporting detail delivered in connection therewith. Such inspection shall be conducted during normal business hours and at Seller’s expense. Any inspection permitted under this Section 7.7(b) is strictly limited to reviewing only the documents necessary to verify the accuracy of the calculation of net sales and each component thereof (including, without limitation, the Supporting Detail, to the extent applicable).
(c)If following such inspection, Seller does not agree with Purchaser’s calculation of net sales, then Purchaser and Seller shall negotiate in good faith to resolve any disagreement. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve the disagreement within thirty (30) days following the inspection, the dispute shall be resolved in accordance with the procedures set forth in Section 2.6, mutatis mutandis. The net sales calculation (as modified by the Accounting Expert) shall be final, binding, and conclusive upon the Parties hereto.

(d)The Additional Spine Consideration shall be calculated on a quarterly basis and Purchaser shall make such payment to Seller within forty-five (45) days of the end of the quarter in which the payment was received by Purchaser.
(e)Purchaser shall provide Seller written notice within ten (10) Business Days following the execution of any sublicense agreement with respect to a Spine License, together with a summary of the material economic terms thereof.
Section 7.8 Spasticity License. Promptly following the date of this Agreement the Parties shall collaborate on the spasticity application of the Business Products on the terms and conditions set forth in Schedule 7.8 (the “Spasticity Application”). The Parties shall use commercially reasonable efforts to
(i) finalize such terms prior to Closing on terms mutually agreeable to the Parties and (ii) enter into a definitive agreement reflecting such terms prior to Closing, including, with respect to clause (i), in the case of Seller, incurring expenses in an amount of up to the Spasticity Collaborative Adjustment Amount to support, and in furtherance of the Spasticity Application.
Section 7.9 Seller Marks. Purchaser shall, and shall cause the Company to (a) as soon as practicable after the Closing Date, cease all use of any and all trademarks, service marks, business names or domain names (other than the Transferred Domains) owned by Seller or any of its Affiliates (other than the Company), including, for the avoidance of doubt, any and all trademarks that include the word “Pacira” or any words or acronyms confusingly similar thereto (whether independently or in combination with any other sign, word, or name) (collectively, the “Seller Marks”), including by removing the Seller Marks from any and all assets, advertisements, communications, website content, other internet or electronic communications and other documents and materials of the business of the Company (provided that the foregoing shall not require the destruction or modification of materials that cannot be reasonably accessed or modified or that are retained solely for archival, legal, or compliance purposes) and (b) within sixty (60) days after the Closing Date pass all necessary resolutions and take all other necessary actions to cancel any corporate name or business name registrations, and change the Company’s corporate name, business name and any other trade or services marks to a name that does not include any Seller Mark. Notwithstanding anything herein to the contrary, nothing in this Section 7.9 shall prohibit Purchaser or any of its Affiliates from (A) making truthful statements required by applicable Law, regulation, or legal process, (B) using the Seller Marks in a descriptive or historical manner that does not suggest affiliation with Seller, (C) defending itself in any Proceeding initiated by Seller or any of its Affiliates relating to the Seller Marks, (D) using the Seller Marks to the extent required pursuant to the terms of the Transition Services Agreement, including using the Seller Marks solely to the extent required by the applicable European Governmental Authority or as part of the Medical Device Regulation (MDR) framework to maintain existing CE marking certifications for the Business Products during the relevant term of the Service, (E) selling or otherwise disposing of Inventory acquired from Seller or manufactured by Purchaser as contemplated by the Transition Services Agreement and having a label bearing one or more of the Seller Marks until such Inventory is sold or otherwise disposed of or the label is changed to a Purchaser label following the transfer of manufacturer of record status to Purchaser, and for no other commercial, marketing, or promotional purpose or (F) continuing to use schematics, plans, manuals, drawings, machinery, datasheets, tooling (including hand tools), and the like of the Business solely to the extent that such instrumentalities are used internally in the ordinary operation or conduct of the Business and are not used or disseminated in any external, customer-facing or public-facing manner (whether as advertisements to the public for use as means to effectuate or enhance sales or otherwise), and with respect to the Business Products, tangible parts and tangible components of such Business Products, only to the extent any Seller Mark is not visible to end consumers in the ordinary course of use and is not used for commercial or promotional purposes.

ARTICLE VIII JOINT COVENANTS
Section 8.1 Governmental Consents. The Parties will use commercially reasonable efforts, and will cooperate, to obtain the consents, deliver the notices and making all necessary applications and filings with any Governmental Authority required to consummate the transactions contemplated hereby that are set forth on Section 8.1 of the Disclosure Schedule; provided that neither Seller nor the Company will be obligated to pay any consideration to any such Governmental Authority from whom consent or approval is requested (other than de minimis amounts). In furtherance of the foregoing, Purchaser agrees to use commercially reasonable efforts to provide reasonable assurances as to financial capability, resources, creditworthiness or other qualifications as may be reasonably requested by any Person whose consent or approval is sought hereunder.
Section 8.2 Efforts to Consummate. Without limitation of Section 8.1, during the Pre-Closing Period, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to expeditiously satisfy the closing conditions set forth in Article IX and consummate the transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable. During the Pre-Closing Period, none of the Parties will intentionally perform any act that, if performed, or intentionally omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or that would allow a Party to terminate this Agreement under Section 11.1(c) or Section 11.1(d).Inspection of Records.
(a)For a period of six (6) years following the Closing Date (or such longer period as may be required by applicable Law), each of Purchaser, on the one hand, and Seller, on the other hand (each, a “Requesting Party”), shall, and shall cause its Controlled Affiliates to, provide the other Party (the “Responding Party”) and its Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the books, records and personnel of the Requesting Party and its Controlled Affiliates to the extent relating to the Business or the Company for periods prior to or concurrent with the Closing Date, in each case as reasonably necessary in connection with (i) the preparation of Tax Returns or financial statements, (ii) the conduct of any audit, examination or Proceeding, (iii) the enforcement of rights under this Agreement or any other Transaction Document, or (iv) any other reasonable business purpose relating to the Business or the Company.
(b)The Requesting Party shall bear all of its out-of-pocket costs and expenses incurred in connection with any such access and shall, and shall cause its Representatives to, comply with the Responding Party’s reasonable security measures and policies. Such access shall not unreasonably interfere with the business or operations of the Responding Party or its Affiliates.
(c)Notwithstanding anything to the contrary in this Section 8.3:
(i)the Responding Party shall not be required to provide access to any information to the extent such access would reasonably be expected to (A) waive any attorney-client privilege, work product doctrine or other applicable privilege, (B) violate applicable Law or any binding agreement with a third party, or (C) breach any confidentiality obligation; provided that the Responding Party shall use commercially reasonable efforts to permit access in a manner that does not result in such waiver, violation or breach;

(ii)and nothing in this Section 8.3 shall require the disclosure of information relating to the negotiation of this Agreement or any other Transaction Document, except to the extent necessary for enforcement thereof.

(d)Each Party agrees to maintain, and cause its controlled Affiliates and Representatives to maintain, the confidentiality of any information obtained pursuant to this Section 8.3 and to use such information only to the extent and for the purpose expressly permitted under this Section 8.3.
(e)Seller shall retain, and shall cause its Controlled Affiliates to retain, all books and records relating to the Business or the Company for periods prior to the Closing Date for at least six (6) years following the Closing Date (or such longer period as required by applicable Law). Purchaser shall retain, and shall cause the Company to retain, such books and records for periods after the Closing Date in accordance with its standard record retention policies; provided that Purchaser shall not destroy any such records within such six (6)-year period without first providing Seller reasonable prior written notice and an opportunity to obtain copies at Seller’s expense.
Section 8.4    Publicity.
(a)From and after the Closing, each Party will, and will cause their respective Controlled Affiliates and representatives to, maintain the confidentiality of this Agreement and the terms thereof. The Parties will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby except with the prior agreement of Seller and Purchaser (and the Parties will use commercially reasonable efforts to consult and agree with each other regarding the content of any press release or other public announcements), and no such disclosure will contain any financial terms related to the transactions contemplated hereby.
(b)Notwithstanding anything to the contrary in this Section 8.4, (i) any Party may, without the prior consent of the other Parties, issue or cause the publication of any press release, public announcement or disclosure to the extent that such Party reasonably determines such action to be required by Law, in which event such Party will use its commercially reasonable efforts to allow the other Parties hereto reasonable time to comment on (or block or otherwise seek a protective order or other appropriate remedy regarding) such press release, public announcement or disclosure in advance of its issuance and such press release, public announcement or disclosure will only contain such information that the disclosing party was required by Law to disclose; (ii) the Parties may make disclosures to their respective directors, managers, officers, employees, consultants, advisors, counsel, accountants, auditors and other representatives as necessary in connection with the ordinary conduct of their respective businesses or as necessary to assist such Party in exercising its rights or satisfying and performing its covenants and obligations under this Agreement, provided that the provisions of Section 8.4(a) will apply to such directors, managers, officers, employees, consultants, advisors, counsel, accountants, auditors and other representatives and the Party disclosing such information will be responsible for any breach of the provisions hereof by them; (iii) Seller or any of its Affiliates may disclose to its current, former or prospective partners, members, investors or other direct or indirect shareholders who are affiliated with investment funds of Seller’s Affiliates and their respective representatives, as applicable, the terms of the transactions contemplated hereby, provided that the recipient of such information is subject to confidentiality obligations; and (iv) the Company may make any announcement to its employees, members, shareholders, customers, investigators, key opinion leaders, or other business relations, in each case, that the Company reasonably believes is required or desirable.

Section 8.5    Further Assurances; Shared Contracts.
(a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Controlled Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to transfer fully to, and vest in, Purchaser and the Purchaser Designees and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser or a Purchaser Designee under this Agreement and the Assignment and Assumption Agreement and to assure fully to Seller and its Subsidiaries and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser or a Purchaser Designee under this Agreement and the Assignment and Assumption Agreement, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or a Subsidiary any asset or liability that is not a Purchased Asset or an Assumed Liability, respectively, if and to the extent that any such asset or liability was erroneously or inadvertently transferred to Purchaser or a Purchaser Designee at or after the Closing and (ii) transferring to Purchaser or a Purchaser Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Purchaser or a Purchaser Designee at or after the Closing). If, at any time from and after the Closing, either Purchaser or Seller discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Purchased Asset or Excluded Asset or is liable for any Assumed Liability or Excluded Liability that is properly attributable to the other Party (or its respective designees or Affiliates) pursuant to this Agreement or the Assignment and Assumption Agreement, such Party will promptly give notice in writing to the other Party and promptly take the actions contemplated by this Section 8.5(a). Each Party will cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the sale, assignment, transfer, conveyance and delivery contemplated by this Section 8.5(a).
(b) Nothing in this Agreement, the Assignment and Assumption Agreement nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to transfer or assign any Purchased Asset, including any Transferred Contract, Permit, certificate, approval, license, authorization or other right, which by its terms or by Law is nonassignable or cannot be entered into without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until (i) such consents shall have been obtained or (ii) to the extent permitted by applicable Law or Contract, Purchaser or a Purchaser Designee notifies Seller that any such Purchased Asset should be transferred or assigned notwithstanding the absence of a requisite third party consent or Governmental Authority consent or the right of a third party to cancel such Nonassignable Asset in the event of a transfer or assignment hereunder, in which event such Purchased Asset shall not be a Nonassignable Asset for purposes of this Agreement and shall instead be transferred and assigned hereunder notwithstanding the absence of such third party consent or Governmental Authority consent or any right of a third party to cancel such Purchased Asset. Seller shall use commercially reasonable efforts to obtain such consents and deliver any required notices under all Nonassignable Assets, and Purchaser shall, and shall cause its Controlled Affiliates to, use commercially reasonable efforts to cooperate with Seller to obtain such consents promptly. To the extent permitted by applicable Law, in the event any requisite consent cannot be or is not for any reason obtained prior to the Closing, from and after the Closing, Seller and Purchaser shall, and shall cause their respective Controlled Affiliates to, use commercially reasonable efforts to develop a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which Purchaser or a Purchaser Designee would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement, including by sub-contracting, sub-licensing, or sub-leasing to Purchaser or a Purchaser Designee, and Seller or its applicable Controlled Affiliate shall hold such Nonassignable Assets in trust for the benefit or burden, as applicable, of Purchaser or the applicable Purchaser Designee until the consummation of the applicable assignment. From and after the Closing, Seller shall, and shall cause its Controlled Affiliates to, also take or cause to be taken at Seller’s or its designee’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser or the applicable Purchaser Designee with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Subsidiary shall promptly pay over to Purchaser or the applicable Purchaser Designee all money or other consideration received by it in respect to all Nonassignable Assets. If after the Closing Date any Nonassignable Asset becomes assignable (either because consent for the assignment or execution thereof is obtained or otherwise), Seller shall promptly notify Purchaser and cooperate to assign or transfer such previously Nonassignable Asset to Purchaser or the applicable Purchaser Designee.
(c)Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all rights and obligations under any and all Transferred Contracts, Permits, certificates, approvals, licenses, authorizations or other rights or obligations or liabilities that constitute Purchased Assets or Assumed Liabilities or that are required to perform the obligations under the Assignment and Assumption Agreement.
(d)From and after the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets.
(e)Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.
(f)Set forth on Section 8.5(f) of the Disclosure Schedule is a list of the Shared Contracts to which Seller or any of its Subsidiaries is a party. If requested by Purchaser or a Purchaser Designee, and to the extent legally permissible, Seller and its Affiliates, as applicable, shall cooperate and use commercially reasonable efforts after the date hereof to facilitate and assist Purchaser or such Purchaser Designee, at the sole cost and expense of Purchaser, in negotiating new contracts with the counterparty to each of the Shared Contracts that will be effective on or after the Closing Date on terms that are substantially similar to the terms contained in the Shared Contracts solely to the extent exclusively related to the Business (each such new Contract, a “Replacement Contract”). If requested by Seller, and to the extent legally permissible, Purchaser and its Affiliates, as applicable, shall cooperate and use commercially reasonable efforts after the date hereof to facilitate and assist Seller in negotiating a Replacement Contract. The Parties will use commercially reasonable efforts to negotiate and enter into Replacement Contracts as promptly as practicable following the Closing Date (and to the extent legally permissible, prior to Closing).
(g)Except as otherwise agreed to between the Parties pursuant to the Transition Services Agreement, if Purchaser or its applicable Purchaser Designee is not able to obtain a Replacement Contract prior to the Closing, then, following the Closing Date, to the extent permissible under applicable Law and under the terms of the applicable Shared Contract, (i) at the sole cost and expense of Purchaser, Seller and its Controlled Affiliates, as applicable, shall continue to perform the obligations under such Shared Contract primarily relating to the Business, (ii) Purchaser or such Purchaser Designee shall take all such actions necessary, or reasonably requested by Seller or its Controlled Affiliates, as applicable, to facilitate performance of the obligations under such Shared Contract primarily relating to the Business, (iii) Seller or its Controlled Affiliates, as applicable, shall hold in trust for the benefit of Purchaser or such Purchaser Designee, and shall promptly forward to Purchaser or such Purchaser Designee, any monies or other benefits received pursuant to such Shared Contract primarily relating to the Business, and (iv) the Parties shall use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such Shared Contract had been replaced by a Replacement Contract. Seller shall not amend, modify, or voluntarily terminate any Shared Contract if such action would have a materially disproportionate effect on the Business in relation to Seller’s and its Affiliate’s other businesses without the advance written consent of Purchaser.
Section 8.6    Termination of Intercompany Arrangements.
(a)Except as otherwise expressly set forth in this Agreement or in any other Transaction Document, including the Transition Services Agreement, effective as of the Closing, all Contracts, arrangements, understandings and agreements of any nature (whether written or oral) solely between or among (i) the Company, on the one hand, and (ii) Seller or any of its Controlled Affiliates (other than the Company), on the other hand (collectively, the “Intercompany Arrangements”), shall be terminated in their entirety, without any further force or effect.
(b)As of the Closing, neither Seller nor any of its Controlled Affiliates (other than, following the Closing, the Company) shall have any further rights, obligations or liabilities under any Intercompany Arrangements, and each Party hereby waives any and all claims it may have against any other Party arising under or relating to any Intercompany Arrangements; provided, however, that nothing herein shall (i) affect any rights or obligations under this Agreement or any other Transaction Document, (ii) limit or impair any rights to indemnification under Article XII, or (iii) release or waive any rights or claims arising out of Fraud.
(c)All intercompany accounts between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, shall be satisfied, settled, canceled or otherwise extinguished as of the Closing, without any further liability to Purchaser or the Company, except to the extent specifically included in the calculation of the Closing Consideration Amount (including, if applicable, as Cash, Indebtedness or Transaction Expenses) or otherwise expressly provided for in this Agreement.
(d)Each of Seller and Purchaser shall, and shall cause their respective Controlled Affiliates to, at the sole cost of the requesting Party, execute and deliver such further documents or instruments as may be reasonably requested by the other Party to evidence the termination of the Intercompany Arrangements in accordance with this Section 8.6.
(e)Notwithstanding the foregoing, any Intercompany Arrangements identified on Section 8.6 of the Disclosure Schedule shall survive the Closing to the extent and on the terms set forth therein.

ARTICLE IX CONDITIONS TO CLOSING
Section 9.1 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or before the Closing Date:
(a)The representations and warranties contained in Article V will be accurate as of the date of this Agreement and as of the Closing Date with the same force and effect as though made and on and as of the Closing Date (other than any representation or warranty that is limited by its terms to a specific date, in which case, on and as of such date).
All covenants and agreements of Purchaser to be performed hereunder through and including the Closing Date (including all covenants and agreements Purchaser would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) have been performed or complied with in all material respects, other than the covenants and agreements set forth in Section 2.3, which must have been performed or complied with in all respects.
(b)Purchaser shall have delivered to Seller duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 2.8(a).
Section 9.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or before the Closing Date:
(a)(i) The representations and warranties of the Company set forth in Article III and the representations and warranties of Seller set forth in Article IV, other than the Fundamental Representations, will each be accurate on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than any representation or warranty that is limited by its terms to a specific date, in which case on and as of such date), without giving effect to any limitations as to “materiality”, “material adverse effect” or “Material Adverse Effect” set forth therein, except where the failure of such representation or warranty to be accurate would not have a Material Adverse Effect; and
(ii) the Fundamental Representations will each be accurate in all respects (other than de minimis inaccuracies) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than any representation or warranty that is limited by its terms to a specific date, in which case on and as of such date).
(b)All covenants and agreements of the Company and Seller to be performed hereunder through and including the Closing Date (including all covenants and agreements of the Company and Seller would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) have been performed or complied with in all material respects.
(c)Seller shall have delivered to Purchaser duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 2.8(b).
Section 9.3 Joint Conditions to the Parties’ Obligations. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or before the Closing Date:

(a)No preliminary or permanent injunction or other Order issued by a Governmental Authority nor any Law promulgated or enacted by any Governmental Authority will be in effect that would have the effect of (A) making the consummation of the transactions contemplated by this Agreement illegal or (B) otherwise prohibiting the consummation of the transactions contemplated hereby.
Section 9.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.
ARTICLE X
TAX MATTERS
Section 10.1    Preparation and Filing of Tax Returns.
(a) Seller will have the sole and exclusive right to prepare and file (i) all Consolidated Tax Returns for any taxable period, and (ii) all income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period that are due for filing after the Closing. The Parties hereto and each of their Affiliates acknowledge and agree that any Transaction Tax Deductions shall be claimed on any Consolidated Tax Return or any income Tax Return of the Company for a Pre-Closing Tax Period to the maximum extent permissible by applicable Law and shall be reflected on such applicable Tax Returns. Each such income Tax Return described in the foregoing clause (ii) shall be prepared in a manner consistent with the past practices, procedures and accounting methods of the Company, except as otherwise required by this Agreement. Seller shall provide (or cause to be provided) each such income Tax Return of the Company described in the foregoing clause (ii) for any Pre-Closing Tax Period or Straddle Period to Purchaser for its review at least thirty (30) days prior to the due date of such income Tax Return (after applicable extensions) and shall incorporate all reasonable comments made by Purchaser. The party required to do so under Law shall file, or cause to be filed, each of such income Tax Returns consistent with the terms set forth in this Section 10.1(a). Notwithstanding anything to the contrary in this Agreement, neither the Company nor Seller will be required to provide to Purchaser (or any of its Affiliates) any Consolidated Tax Return, provided, that, when a position, election or transaction on any Consolidated Tax Return has a material impact on the Tax attributes of the Company or when otherwise reasonably relevant to any Tax matter that is the subject of this Agreement, Seller shall provide relevant information to Purchaser in the form of appropriate redacted materials, excerpts, schedules or workpapers, or reproductions of portions of any such Consolidated Tax Return.
(b) Purchaser, at its cost and expense, will prepare or cause to be prepared, and timely file or cause to be timely filed, in a manner consistent with the past practices of the Company, all Tax Returns of the Company for Pre-Closing Tax Periods and Straddle Periods that are due for filing after the Closing Date (after giving effect to any valid extensions of the applicable filing deadline) that are not described in Section 10.1(a). To the extent any items reported on any such Tax Returns could reasonably be expected to result in a Tax liability to or otherwise adversely impact Seller (including through any reduction in the amount of the Purchase Price payable pursuant to this Agreement) or could reduce the amount or value of any Tax Refund payable to Seller hereunder, Purchaser will cause such Tax Returns to be prepared in a manner consistent with the past practice of the Company unless otherwise required by Law, permit Seller to review and comment on each such Tax Return described in the preceding sentence at least thirty (30) days prior to filing, incorporate any reasonable comments of Seller with respect to each such Tax Return, and not file, or cause or permit to be filed, any such Tax Return without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed. Purchaser will elect to file (and cause the Company to join in filing) a consolidated U.S. federal income Tax Return with the Company for the taxable period beginning on the day following the Closing Date.

Section 10.2     Straddle Periods. For purposes of this Agreement, the Taxes of the Company attributable to any Straddle Period will be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), and the portion of the Straddle Period that begins on the day immediately after the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”). The amount of such Tax allocated to the Pre-Closing Straddle Period will: (a) in the case of any property or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the entire Straddle Period; (b) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned on a daily basis; and further provided that any Transaction Tax Deductions claimed on an income Tax Return of the Company for a Straddle Period shall be allocated to the Pre-Closing Straddle Period); and (c) in the case of any Tax imposed with respect to an interest in an entity treated as a CFC, partnership, or disregarded entity for purposes of the Code, be determined as if the taxable year of such CFC, partnership, or disregarded entity ended on the end of the Closing Date. The amount of such Tax allocated to the Post-Closing Straddle Period will equal the balance of such Tax attributable to the Straddle Period. To the extent permitted under applicable Law, the Parties will use commercially reasonable efforts to terminate the taxable year of the Company on the Closing Date.
Section 10.3 Refunds. Seller will be entitled to any Tax Refunds or overpayments (or, in each case, credits in lieu thereof) that are received by Purchaser or the Company, which relate to any Pre-Closing Tax Period or any Pre-Closing Straddle Period of the Company, but excluding (a) any adjustment to a loss or other Tax attribute of the Company (as opposed to the receipt of cash), (b) refunds resulting from a carryback of a loss or other Tax attribute of Purchaser, any Affiliate thereof, or the Company from a Post-Closing Tax Period (or portion of a Straddle Period beginning after the Closing Date), (c) any refund that the Company is otherwise obligated to pay over to any third party due to contractual arrangements in existence at or prior to the Closing or (d) any refunds or overpayments (or, in each case, credits in lieu thereof) that were taken into account in calculating the Purchase Price (as finally determined) (each such refund, a “Tax Refund”). For purposes of this Section 10.3, in the event that any actual cash tax liability of the Company for Taxes with respect to any Pre-Closing Tax Period or any Pre-Closing Straddle Period is less than the amount of such liability for Taxes taken into account in calculating the Purchase Price (as finally determined), then such difference will be treated as a Tax Refund payable to Seller under this Section 10.3. Purchaser will cause the Company to make all filings and take all actions necessary to secure such Tax Refunds as promptly as possible (and in any event, within thirty (30) days after receiving notice from Seller regarding the availability thereof), and Purchaser will pay to Seller the amount of any such Tax Refund within 5 days after the actual receipt of such Tax Refund (or entitlement thereto, with respect to an amount credited in lieu of a refund). The Parties agree that any payment made pursuant to this Section 10.3 will be treated as an adjustment to the Purchase Price for applicable Tax purposes, except to the extent otherwise required by applicable Law.
Section 10.4    Control of Audit or Tax Litigation.
(a)After the Closing, each of Purchaser, on one hand, and Seller, on the other hand, will promptly notify the other in writing within seven days following receipt of notice of any pending or threatened Proceeding regarding any Taxes or Tax Returns of the Company (a “Tax Proceeding”) for which such other party (or such other party’s Affiliates) may be liable.
(b)After the Closing, Seller will (i) control the defense of any Tax Proceedings related to a Consolidated Tax Return for any taxable period and (ii) have the right, but not the obligation, to control the defense of any Tax Proceeding related solely to an income Tax Return of the Company for a Pre-Closing Tax Period at Seller’s sole cost and expense; provided, however, that (notwithstanding any contrary provision of Section10.4(b)), Seller shall not have the right to control any such Tax Proceeding described in the foregoing clause (ii) if (A) the outcome of such Tax Proceeding may materially adversely affect the Tax liability of the Company, Purchaser or any Affiliate of any of them, for any period ending after the Closing Date, or (B) Seller has failed or ceased diligently to defend against the adjustment in Tax proposed in such Tax Contest. With respect to any Tax Proceeding governed by the foregoing subsection (ii), Seller will (C) provide Purchaser with copies of all significant correspondence, notices or other written materials received from any Governmental Authority and otherwise keep Purchaser advised of any significant developments, and of any significant communications involving representatives of the Governmental Authorities, (D) permit Purchaser to participate in such Tax Proceeding at Purchaser’s cost and expense, (E) permit Purchaser to review and comment on any documents in connection with such Tax Proceeding and take any reasonable comments of Purchaser into consideration prior to filing any document and (F) shall not settle, adjust or compromise such Tax Proceeding in a manner that may materially adversely affect the Tax liability of the Company, Purchaser or any Affiliate of any of them, for any period ending after the Closing Date, without with Purchaser’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c)After the Closing, Purchaser will control the defense of any Tax Proceeding that is not described in Section 10.4(b) or the defense of which Seller, in its sole discretion, elects not to control or does not timely assume control. To the extent any such Tax Proceeding could reasonably be expected to result in a liability to or otherwise impact Seller or any of its beneficial owners (including through any reduction in the amount of the Purchase Price payable pursuant to this Agreement) or reduce the amount or value of any Tax Refund payable to Seller hereunder, Purchaser will (i) provide Seller with copies of all significant correspondence, notices or other written materials received from any Governmental Authority and otherwise keep Seller advised of any significant developments, and of any significant communications involving representatives of the Governmental Authorities, (ii) permit Seller to participate in such Tax Proceeding at Seller’s sole cost and expense, (iii) permit Seller to review and comment on any documents in connection with such Tax Proceeding and take any reasonable comments of Seller into consideration prior to filing any document, and (iv) not settle, adjust or compromise (or cause the Company to settle, adjust or compromise) any such Tax Proceeding without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.
Section 10.5 Transfer Taxes. Purchaser and Seller shall each pay fifty percent (50%) of all sales, use, transfer, real property transfer, value-added, stamp, documentary, recording, equity transfer, and similar Taxes and fees, and any deficiency, interest, or penalty asserted with respect thereto, arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”). The party responsible under applicable Law will timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes and the other party shall promptly reimburse such filing party for its share of such Transfer Taxes. In the event that any Transfer Taxes may be reclaimed, recovered or refunded from any Person in accordance with customary practice, the Parties shall use commercially reasonable efforts to reclaim, recover or obtain a refund of such Transfer Taxes and shall cooperate with respect thereto in accordance with the provisions of Section 10.6. The amount of such reclaimed, recovered or refunded Transfer Taxes shall be shared 50% by Purchaser and 50% by Seller.
Section 10.6 Cooperation. Purchaser, the Company and Seller will use commercially reasonable efforts to cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return or claim for refund and any Tax Proceeding with respect to any Pre-Closing Tax Period or Straddle Period. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, examination, assessment or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 10.7 Tax Sharing Agreements. Tax sharing agreements or similar agreements and powers of attorney with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
Section 10.8 Intercompany Debt. Any accounts, loans, indebtedness, payables and receivables between the Company, on the one hand, and another member of the Tax Group, on the other hand, shall be settled, satisfied, canceled and terminated prior to the Closing Date. For the avoidance of doubt, any Taxes imposed on the Company or for which the Company is liable as a result of any such transaction shall constitute Unpaid Taxes and Indemnified Taxes.
Section 10.9 Post-Closing Actions. Except (a) to the extent expressly contemplated by this Agreement, or (b) to the extent any of the following actions is not reasonably expected to result in any incremental Tax to Seller (including through any reduction in the amount of the Purchase Price payable pursuant to this Agreement), Purchaser will not (and will cause the Company to not), without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed): change or rescind any Tax election made prior to the Closing Date, (b) amend, refile or otherwise modify any Tax Return for any Pre-Closing Tax Period, (c) file any Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the Company did not previously file any Tax Returns, (d) initiate, adjust, compromise or settle any Tax claim with a Governmental Authority for a Pre-Closing Tax Period, (e) engage in any voluntary disclosure or similar process with a Governmental Authority with respect to the Taxes of the Company for a Pre-Closing Tax Period, (f) surrender any right to a Tax Refund payable to Seller hereunder, or (g) extend the statute of limitations with respect to any Tax or Tax Return for a Pre-Closing Tax Period or reduce the amount or value of any Tax Refund otherwise payable to Seller hereunder.
Section 10.10 Section 338(h)(10) Election. Purchaser and Seller shall join in making an election under Section 338(h)(10) of the Code and Treasury Regulations promulgated thereunder and any comparable provisions of applicable Law in respect of the purchase of the Shares (the “Section 338(h)(10) Election”). Purchaser and Seller shall report the sale and purchase of the Shares in a manner consistent with such Section 338(h)(10) Election on all Tax Returns, agree not to take any action that could cause such election to be invalid, and will take no position contrary thereto unless required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code or any comparable provisions of applicable Law).

ARTICLE XI
TERMINATION
Section 11.1 Right to Terminate. This Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing by prompt notice given in accordance with Section 13.3:
(a)by the mutual written consent of Purchaser and Seller;
(b)in writing by either Purchaser or Seller if the Closing has not occurred at or before 11:59:59 p.m. Eastern Time on the date that is ninety (90) days after the date of this Agreement; provided that the right to terminate this Agreement under this Section 11.1(b) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
(c)by Purchaser, if any of the representations or warranties of the Company or of Seller set forth in Article III or Article IV, as applicable, are not accurate, or if the Company or Seller has failed to perform any covenant or agreement on the part of the Company or Seller, as applicable, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 9.2(a) or Section 9.2(b) are not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that Purchaser is not then in breach of this Agreement such as would cause the condition to the Closing set forth in either Section 9.1(a) or Section 9.1(b) to not be satisfied as of the Closing;
(d)by Seller, if any of the representations or warranties of Purchaser set forth in Article V is not accurate, or if Purchaser has failed to perform any covenant or agreement on the part of Purchaser set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 9.1(a) or Section 9.1(b) are not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to Purchaser; provided that none of the Company or Seller is then in breach of this Agreement such as would cause the condition to the Closing set forth in Section 9.2(a) or Section 9.2(b) from being satisfied as of the Closing; provided further that neither a breach by Purchaser of Section 5.7 nor the failure to deliver the Purchase Price or the payments contemplated by Section 2.3 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by Purchaser) as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by the Company; or
(e)by Purchaser or Seller if there is in effect a final, non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 11.1(e) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order.
Section 11.2 Remedies Upon Termination. If this Agreement is validly terminated pursuant to Section 11.1, then it will forthwith become null and void, and each of the Parties will be relieved of its duties, liabilities and obligations to any other Party under this Agreement and no Party will have any claim against any other Party; provided, however, that (a) Article XIII will survive any termination of this

Agreement and no Party will be relieved of its duties, liabilities and obligations to any other Party under Article XIII and (b) nothing contained in this Section 11.2 will relieve any Party from liabilities, losses or damages arising out of any willful and intentional breach prior to the termination of this Agreement by such Party of any covenants or other obligations to be performed by such Party contained in this Agreement (which, for the avoidance of doubt, will be deemed to include any failure by Purchaser to consummate the transactions contemplated hereby if obligated to do so under this Agreement).
ARTICLE XII
INDEMNIFICATION; SURVIVAL
Section 12.1 Indemnification by Seller. Subject to the applicable provisions of this Article XII, as of and following the Closing, Seller shall indemnify and hold harmless Purchaser, the Company and their respective successors, equity holders, Personnel, Representatives and Affiliates (other than the Seller Indemnified Parties) (collectively, the “Purchaser Indemnified Parties”) from and against any and all Indemnity Losses incurred or suffered by the Purchaser Indemnified Parties or any of them as a result of or arising out of:
(a)any breach of, or inaccuracy in, any of the representations or warranties of or related to the Company or Seller contained in Articles III and IV;
(b)any breach or failure to perform by the Company (solely with respect to those covenants, obligations or agreements to be performed by the Company prior to Closing) or Seller of any of their respective covenants, obligations or agreements contained in this Agreement;
(c)any Indemnified Taxes;
(d)any Indebtedness not paid pursuant to Section 2.2(f) or taken into account in the determination of the Closing Consideration Amount pursuant to Section 2.4;
(e)any Transaction Expenses not paid pursuant to Section 2.2(g) or taken into account in the determination of the Closing Consideration Amount pursuant to Section 2.4;
(f)any Excluded Asset or any Excluded Liability; and
(g)any Proceedings identified on, or which should have been identified on, Section 3.14 or Section 4.5 of the Disclosure Schedules.
Section 12.2 Indemnification by Purchaser. Subject to the applicable provisions of this Article XII, as of and following the Closing, Purchaser shall indemnify and hold harmless Seller and its respective successors, equity holders, Personnel, Representatives and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnity Losses incurred or suffered by the Seller Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to:
(a)any breach of, or inaccuracy in, any of the representations or warranties of Purchaser contained in Article V; and
(b)any breach or failure to perform by Purchaser of any of its covenants, obligations or agreements contained in this Agreement.

Section 12.3 Indemnification Notice; Litigation Notice. If a party believes that it has suffered or incurred any Indemnity Loss to which it is entitled to indemnification pursuant to Sections 12.1 or 12.2 (such party, the “Claimant”), the Claimant shall so notify, as the case may be, (a) Purchaser, in the event the Claimant is a Seller Indemnified Party, or (b) Seller, in the event the Claimant is a Purchaser Indemnified Party, promptly in writing (x) identifying the party or parties which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) and (y) describing such Indemnity Loss, including the amount thereof, if known, in such detail as is reasonably practicable (the “Indemnification Notice”). If any Proceeding is instituted by a third party with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this Article XII (a “Third-Party Claim”), it shall promptly notify the applicable party (as set forth above) of such Third-Party Claim describing such Indemnity Loss and the amount thereof, if known, all with reasonable detail (the “Litigation Notice”) in lieu of an Indemnification Notice.
Section 12.4     Disagreement Notice. If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within thirty (30) calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be. Failure to deliver a Disagreement Notice in a timely manner shall be considered an express acknowledgment by the Indemnifying Party of its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Indemnification Notice or the Litigation Notice, as the case may be, and the Indemnifying Party shall pay to the Claimant the amount specified in the Indemnification Notice or the Litigation Notice within five (5) Business Days after the expiration of such thirty (30) day period. Any dispute regarding indemnification shall be resolved as provided for in Section 13.9.
Section 12.5    Defense of Third-Party Claims
(a) The Indemnifying Party shall have thirty (30) calendar days after receipt of the Litigation Notice to (i) notify the Claimant, in writing, that it elects to conduct and control the Third-Party Claim (the “Election Notice”) and (ii) appoint counsel reasonably acceptable to the Claimant to be lead counsel in connection with the defense of such Third-Party Claim. If the Indemnifying Party does not give the foregoing Election Notice during such thirty (30) day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Third-Party Claim in the exercise of its reasonable discretion. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of such Third-Party Claim, and shall pay the reasonable fees and expenses of one counsel to all Claimants arising out of the same or similar set of circumstances in connection with such defense, to the extent such Third-Party Claim (i) seeks non-monetary relief, (ii) involves a criminal allegation by a Governmental Authority, (iii) involves a claim by a current customer or supplier of the Claimant (or the Company in the event the Claimant is another Purchaser Indemnified Party) or involves a claim which, if adversely determined, would be reasonably expected to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Claimant (or the Company in the event the Claimant is another Purchaser Indemnified Party), (iv) would reasonably be expected to result in an Indemnity Loss (including the cost of defense) which exceeds the amount, if any, then remaining under the Indemnification Cap, (v) involves, in the opinion of counsel of the Claimant, a conflict of interest between the Indemnifying Party and the Claimant, or (vi) involves a claim that the Indemnifying Party failed or is failing to vigorously prosecute or defend (clauses (i) through (vi), the “Exception Claims”).

(b) If the Indemnifying Party timely gives the foregoing Election Notice and such Third-Party Claim is not an Exception Claim, the Indemnifying Party shall have the right to undertake, conduct and control, at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Claimant shall provide its reasonable cooperation, at the Indemnifying Party’s expense, including providing reasonable access during regular business hours to records and Personnel of the Claimant to the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant (or the Company in the event the Claimant is another Purchaser Indemnified Party) without the prior written consent of the Claimant, (ii) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant, (iii) upon a final determination of such Third-Party Claim, the Indemnifying Party shall promptly reimburse the Claimant for the full amount of any Indemnity Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred pursuant to clause (ii) following the receipt by the Claimant of the Election Notice, (iv) the Indemnifying Party shall have the right to pay or settle such Third-Party Claim provided that (A) the claim is solely for monetary damages, all of which are being paid, satisfied or otherwise resolved by the Indemnifying Party, (B) the Claimant has no Liability with respect to such settlement and (C) the terms of such settlement provide for a full release of the Claimant, and (v) the Claimant shall have the right to pay or settle any such Third-Party Claim with the consent of the Indemnifying Party.
(c) If (i) the Claimant does not receive an Election Notice within thirty (30) days after the Indemnifying Party’s receipt of the Litigation Notice with respect to a Third-Party Claim or (ii) such Third-Party Claim is an Exception Claim, in each case, the Claimant may defend against such matter as it deems appropriate at the expense of the Indemnifying Party; provided that the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party and shall not be recoverable from such Claimant under this Article XII in the event that the Claimant assumes the defense of any such matter, it shall not settle or consent to an entry of judgment without the prior written consent of the Seller, which shall not be unreasonably withheld or delayed; provided, further, that no such settlement or consent to entry of judgment entered into without the prior written consent of the Indemnifying Party (or which the Indemnifying Party is required to provide in order to comply with this Section 12.5(c)) shall be determinative of the existence of a claim covered by this Article XII or the amount of any Indemnity Loss for which the Indemnifying Party is liable hereunder.
(d)To the extent of any conflict between this Section 12.5 and Section 10.4, Section 10.4 shall govern.

Section 10.6 Survival. Claims for indemnification under Section 12.1(a) and Section 12.2(a) shall only be valid to the extent that such claims are made on or prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, claims arising from any breach of any of the Fundamental Representations or representations under Section 3.9 (Taxes) shall survive for the greater of (a) the six (6) year anniversary of this Agreement and (b) the applicable statute of limitation, plus sixty (60) days.

Section 12.7    Limitation on Indemnified Costs.
(a)Seller shall not be required to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 12.1(a) unless and until the aggregate amount of such Indemnity Losses for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 12.1(a) exceeds $1,000,000 (the “Indemnification Basket”); provided, however, that the Indemnification Basket shall not apply to Indemnity Losses arising from any breach of any Fundamental Representation or any representations under Section 3.9 (Taxes). After the Indemnification Basket is exceeded, the Purchaser Indemnified Parties shall be entitled to be paid the amount of all Indemnity Losses from the first dollar, subject to the limitations on recovery and recourse set forth herein.
(b)Seller in the aggregate shall not be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 12.1(a) in excess of ten percent (10%) of the total consideration actually paid to Seller from time to time pursuant to the terms of this Agreement (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to Indemnity Losses arising from any breach of any Fundamental Representation or any representations under Section 3.9 (Taxes). Notwithstanding anything to the contrary contained herein, Seller in the aggregate shall not be liable to indemnify the Purchaser Indemnified Parties for any Indemnity Losses in excess of the total consideration actually owed to and received by Seller (the “Aggregate Cap”); provided, however, that the Aggregate Cap shall not apply to Indemnity Losses arising from any Excluded Liabilities.
(c)For the purpose of calculating Indemnity Losses hereunder (but not for purposes of determining the existence of any breach of or inaccuracy in any representation or warranty in this Agreement), except for the Specified Instances, each qualification to a representation or warranty by use of the word “material” or “materially” or the words “in all material respects” or “Material Adverse Effect” shall be disregarded. For purposes hereof, “Specified Instances” means (a) the use of the word “Material Adverse Effect” in Section 3.10 and (b) the use of the word “Material” when used as the first word of the defined terms “Material Contracts” and “Material Permits”.
(d)Notwithstanding anything to the contrary contained in this Agreement: (i) in calculating the amount of any Indemnity Loss, the amount of such Indemnity Loss shall be reduced by
(A) the amount of any insurance proceeds actually received by the Claimant in respect of such Indemnity Loss, net of related costs reasonably incurred in obtaining such recovery, and (B) any amount actually recovered by the Claimant from any third party with respect thereto, net of related costs reasonably incurred in obtaining such recovery; (ii) each Claimant shall use commercially reasonable efforts to mitigate any Indemnity Loss for which indemnification may be sought hereunder; and (iii) no Claimant shall be entitled to recover the same Indemnity Loss more than once.

Section 12.8 Special Rule for Fraud. Notwithstanding anything to the contrary contained in this Article XII, in the event of any breach of or inaccuracy in any representation or warranty by any party hereto that constitutes Fraud by or on behalf of Seller or the Company (including any Fraudulent act committed by and Personnel or Representative of Seller, the Company or a Seller Group Entity, in each case who is entitled to act under applicable Law on behalf of Seller, the Company or a Seller Group Entity) (as of or prior to Closing) on the one hand, or Purchaser or the Company (following Closing), on the other hand, then (a) claims of Fraud with respect to such representation or warranty shall survive indefinitely and the limitations set forth in Section 12.7, as applicable, shall not apply to any Indemnity Loss that the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

Section 12.9     Exclusive Remedy. Except as provided in Section 2.6, Section 11.2 or Section 13.16, for specific performance or injunctive relief with respect to claims under any Transaction Document, and for legal or equitable relief for any claim for Fraud, the right to indemnification under this Article XII shall constitute the sole and exclusive right and remedy available to any party hereto for any claims or losses under this Agreement or the transactions contemplated hereby, and no party hereto shall initiate or maintain any Proceeding against any other party hereto which is directly or indirectly related to any such claims.
Section 12.10     Payment of Losses. Any Indemnity Losses to which a Purchaser Indemnified Party becomes entitled by reason of the provisions of this Article XII shall be paid as follows, for the avoidance of doubt, subject to the limitations and qualifications set forth in this Article XII:
(a)First, Purchaser shall set off all or any portion of such amount against any earned, but unpaid Milestone Payments or any amounts owed to any Seller Group Entity pursuant to the TSA, in either case existing as of the date such payment is due, at its sole option;
(b)and thereafter, only after any earned but unpaid Milestone Payments have been exhausted, from Seller.
Section 12.11     Tax Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the Parties agree to file their Tax Returns accordingly.
ARTICLE XI
MISCELLANEOUS

Section 13.1 Disclosure Schedule. All representations and warranties of the Company and Seller in this Agreement are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Schedule” (the “Disclosure Schedule”). Any item disclosed in the Disclosure Schedule referenced by a particular section or sub-section in this Agreement will be deemed to have been disclosed with respect to every other section or sub-section in this Agreement or any other Transaction Document if the relevance of such disclosure to such other section or sub-section is reasonably apparent, notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference or cross-reference in any representation or warranty or section of the Disclosure Schedule. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company. No description of any information in the Disclosure Schedule purports to be comprehensive. In disclosing any information in the Disclosure Schedule, the Company does not waive any attorney-client privilege associated with, or any protection afforded by the work-product doctrine with respect to, any such information. Nothing in the Disclosure Schedule constitutes (a) an admission of any breach or violation of any Contract, Law or Order or of any liability or obligation of Seller or the Company to any third party,

(b) an admission against the interest of Seller or the Company or (c) represents the legal position or legal rights of Seller or the Company on the matter so disclosed. The information contained in the Disclosure Schedule is confidential, proprietary information of the Company and is subject to Section 7.6. From time to time prior to the Closing, Seller will have the right (but not the obligation) to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement.
Section 13.2 Transaction Expenses. Except as otherwise provided herein, each Party will bear all fees and expenses incurred by such Party in connection with, relating to, or arising out of the negotiation, preparation, execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated by this Agreement or any other Transaction Document, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated by this Agreement or any other Transaction Document.
Section 13.3 Notices. All notices required or permitted to be given hereunder will be delivered in writing by email and will be deemed conclusively to have been given (a) if sent by email at or before 5:00 p.m. Eastern Time on a Business Day, then on such Business Day and (b) if sent by email after 5:00 p.m. Eastern Time on a Business Day or at any time on a day that is not a Business Day, then on the immediately following Business Day; provided, that any such notice delivered by email that has not been confirmed or acknowledged in writing via email by the applicable recipient will only be effective if such notice is also (i) delivered by hand, (ii) deposited in the United States mail, postage prepaid, registered or certified mail, or (iii) delivered by nationally recognized private courier, in each case, on or before the third Business Days after such notice was delivered by email.
All notices will be addressed as follows:

If to Seller or the Company (before the Closing), then to: Pacira BioSciences, Inc.

1 Sylvan Way, Suite 300 Parsippany, New Jersey 07054 Attention: Anthony Molloy
Email: Anthony.Molloy@pacira.com
with copies (which will not constitute notice) to: Perkins Coie LLP

1301 Second Avenue, Suite 4200

Seattle, WA 98101

Attention: Arian Galavis and Jackie Wilcox
Email: Agalavis@perkinscoie.com; jwilcox@perkinscoie.com

If to Purchaser or the Company (following the Closing), then to:

Zimmer, Inc.
345 East Main Street Warsaw, Indiana 46580 Attn: General Counsel
E-mail: legal.americas@zimmerbiomet.com

with a copy (which will not constitute notice) to:

Ice Miller LLP
One American Square, Suite 2900 Indianapolis, Indiana 46282

Attn: Stephen Hackman & Pierce H. Han
E-mail: stephen.hackman@icemiller.com; pierce.han@icemiller.com or to any other address that may be designated by notice given under this Section 13.3.
Section 13.4 Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the transactions contemplated hereby and thereby, and supersede all prior or contemporaneous written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the transactions contemplated hereby or thereby. The Parties agree that no Party will have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement or the other Transaction Documents. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by each Party.
Section 13.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by the waiving Party.
Section 13.6 Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement.
Section 13.7 Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of .PDF or other electronic transmission will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party or any party to any such contract will raise the use of .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of .PDF or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 13.8     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction to best give effect to the intent of the Parties under this Agreement.

Section 13.9    Arm’s Length Negotiations; Drafting. Each Party represents and warrants to the other Parties that such Party has fully informed itself of the terms, contents, conditions and effects of this

Agreement and such Party has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement will be deemed drafted jointly by the Parties and nothing will be construed against one Party or another as the drafting Party.
Section 13.10    Applicable Law. Except as provided in Section 2.6, this Agreement and any controversy related to or arising, directly or indirectly, out of, caused by, resulting from or relating to this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 13.11    Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and those Persons (or categories of Persons) specifically described herein, and, except as set forth above, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that, in addition to Purchaser, the Company and Seller, the Covered Persons and non-Party Affiliates also will enjoy the benefits of covenants made herein which are expressly stated to be in their favor. Such Persons will have the right to enforce those provisions directly against the applicable Party making such covenants.
Section 13.12     Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
Section 13.13    Assignment. This Agreement may not be assigned by the Company or Seller without the prior written consent of Purchaser. This Agreement may not be assigned by Purchaser without the prior written consent of Seller; provided, however, that Purchaser may assign the right to purchase any of the Purchased Assets from the Asset Sellers to any of its Affiliates without Seller's prior written consent, so long as Purchaser remains primarily liable for all of its obligations under this Agreement.

Section 13.14    Waiver of Trial by Jury. EACH OF THE PARTIES WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 13.15 Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY AGREES AND WILL SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE DELAWARE CHANCERY COURT OR, IN THE EVENT THAT COURT LACKS OR DECLINES TO EXERCISE JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN DELAWARE (AND ANY APPLICABLE APPELLATE COURT IN THE EVENT OF ANY APPEAL), WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 13.3, AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES WAIVES ANY OBJECTION BASED ON FORUM NON

CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 13.15 WILL AFFECT THE RIGHTS OF THE PARTIES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 13.16     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including each Party’s right to consummate the transactions contemplated by this Agreement. The Parties further agree that each of the Parties will be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including for specific performance of any transaction contemplated by this Agreement), this being in addition to any other remedy to which such Party is entitled at law or in equity or pursuant to this Agreement. Each of the Parties waives
(a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security, such as a bond or undertaking, as a prerequisite to obtaining equitable relief.
Section 13.17 Headings. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section 13.18    Legal Representation.
(a)Each of the Parties acknowledges that Perkins Coie LLP (“PC”) currently serves as counsel to each of Seller and its Subsidiaries and its Affiliates, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Seller and the Company may no longer be aligned or when, for any reason Seller, PC or the Company believes that PC can or should no longer represent Seller and the Company. The Parties understand and specifically agree that PC may withdraw from representing the Company and continue to represent Seller and its Affiliates, even if their respective interests, and the interests of the Company, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though PC may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and each of Purchaser and the Company, on behalf of itself and its Affiliates, hereby consents thereto and waives any conflict of interest arising therefrom.
(b)Notwithstanding anything to the contrary contained herein, the Parties intend that all communications at or before the Closing between the Company, Seller and Seller’s Affiliates (collectively, the “Seller Group” and each, a “Seller Group Entity”) or any of them, on the one hand, and any of their attorneys, on the other hand, including all communications relating to the negotiation of the transactions contemplated by this Agreement and any alternative transactions (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any Seller Group Entity (the “Associated Rights”), will, from and after the Closing, rest exclusively with Seller and its Affiliates (excluding the Company) and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Purchaser or any of its Affiliates or any successor or assign of any of the foregoing (collectively, the “Purchaser Group”). Accordingly, as of immediately before the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all

Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to Seller and its Affiliates (excluding the Company) and (ii) no member of the Purchaser Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights.

(c)Purchaser agrees, on its own behalf and on behalf of the other members of the Purchaser Group, from and after the Closing, that Seller and its Affiliates (excluding the Company) (i) will have the right to take possession and control of all Protected Communication effectively as of the Closing and (ii) if and to the extent Seller and its Affiliates (excluding the Company) fail to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of their rights under this Section 13.18), each of Seller and its Affiliates (excluding the Company) will have the right to access and copy, from time to time, any Protected Communication in the possession or control of any member of the Purchaser Group from and after the Closing, during normal business hours and on not less than twenty-four (24) hours prior written notice, as Seller or any of its Affiliates (excluding the Company) (as applicable) determines, in its sole discretion, may be necessary or desirable in connection with any post-Closing matter, whether or not such matter is known to any member of the Purchaser Group. If and to the extent that, at any time from and after the Closing, any member of the Purchaser Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Purchaser Group will not, and will cause the other members of the Purchaser Group not to, waive such privilege or right of confidentiality without the prior written consent of Seller (which consent may be withheld, conditioned or delayed in its sole discretion).
[The remainder of this page is intentionally left blank.]

The Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.
PURCHASER:
ZIMMER, INC.

By: /s/ CHAD PHIPPS
Name: Chad Phipps
Title: Senior Vice President, Chief Legal and Corporate Affairs Officer and Secretary

[Signature Page to Purchase Agreement]

SELLER:
PACIRA BIOSCIENCES, INC.

By: /s/ ANTHONY MOLLOY
Name: Anthony Molloy
Title: Chief Legal & Compliance Officer

COMPANY:
PACIRA CRYOTECH, INC.

By: /s/ ANTHONY MOLLOY
Name: Anthony Molloy
Title: Chief Legal Officer, Vice President & General Counsel

[Signature Page to Purchase Agreement]

EXHIBIT A
Form of Escrow Agreement

Exhibit A

EXHIBIT B
Assignment and Assumption Agreement

Exhibit B

EXHIBIT C
Form of Sublease Agreement

Exhibit C

EXHIBIT D
Form of Transition Services Agreement

SCHEDULE A
Purchased Assets

Exhibit D

SCHEDULE B
Excluded Assets

Schedule B

Schedule 1.1 Accounting Principles

Schedule 1.1

Schedule 2.10 Allocation Methodology

Schedule 2.1

Schedule 7.5(b)(iv) Transaction Bonuses

Schedule 7.8 Spasticity Collaboration Terms

Schedule 7.5(b)(iv)